Exhibit 2.1

STOCK PURCHASE AGREEMENT

dated as of March 30, 2026

by and among

HEARST KUBRA HOLDINGS, INC.,

KUBRA HOLDINGS, INC.,

KUBRA DATA TRANSFER LTD.,

and

REPAY HOLDINGS CORPORATION

TABLE OF CONTENTS

i

ii

SCHEDULES

Schedule I Employment Agreement Parties

Schedule II Specified Indemnity Matters

Schedule III Specified Change in Control Payments

Schedule IV Pre-Closing Cooperation Matters

Schedule 1.1(a) Certain Permitted Liens

Schedule 6.6(f) Certain Company Plans (terminating)

Schedule 6.7 Certain Obligations (replacing)

Schedule 6.11 Certain Affiliate Contracts (non-terminating)

EXHIBITS

Exhibit A Net Working Capital Calculation Schedule

Exhibit B Form of Transition Services Agreement

Exhibit C Form of Resignation Letter

Exhibit D Form of Seller Closing Certificate

Exhibit E Form of Buyer Closing Certificate

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement"), dated as of March 30, 2026, is entered into by and among Repay Holdings Corporation, a Delaware Corporation ("Buyer"), Hearst Kubra Holdings, Inc., a Delaware corporation ("Seller"), Kubra Holdings, Inc., a Delaware corporation ("King US"), and Kubra Data Transfer Ltd., an Ontario corporation ("King Canada", and together with King US, each, a "Company" and collectively, the "Companies").

RECITALS

WHEREAS, Seller owns all of the outstanding shares of common stock, par value $0.001 per share, of King US (the "King US Shares"), and all of the outstanding common shares of King Canada (the "King Canada Shares", and together with the King US Shares, the "Company Shares");

WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, at the Closing all of the Company Shares on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties hereto and the boards of directors of each Company desire to, in accordance with the Company Option Plans and any applicable terms of all other Contracts contemplated thereby, cancel all of the Cash-Out Options at the Closing and in consideration therefor provide payment to the Option Holders equal to the value of the cancelled Cash-Out Options on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in order to induce Buyer to enter into and consummate the transactions contemplated hereby, each of the Restricted Parties has entered into and delivered the restrictive covenants agreement, each dated as of the date hereof (each, a "Restrictive Covenants Agreement"); and

WHEREAS, the individual set forth on Schedule I has entered into and delivered an employment agreement, dated as of the date hereof.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth in this Agreement and intending to be legally bound hereby, Buyer, Seller, and the Companies agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1. Certain Definitions. As used herein, the following terms shall have the following meanings:

"Accounting Principles" means GAAP applied on a basis consistent with the application thereof, subject to the same exceptions and using the same methods, policies, practices and procedures, with consistent classification, judgments and estimation methodologies used in the preparation of the balance sheet included in the Financial Statements as of and for the year ended December 31, 2025. In the event of a conflict between GAAP and the accounting methods, policies, practices, procedures and classifications, judgments and estimation methodologies used in preparing the Financial Statements, Accounting Principles shall be interpreted to require the application of GAAP.

"Action" means any claim, action, suit, audit, demand, arbitration, mediation, inquiry, proceeding, notice of violation, subpoena, suit, summons, litigation, examination or investigation, in each case whether civil, criminal or administrative, by or before any Governmental Authority or arbitrator, arbitral body or mediator.

"Affiliate" means, with respect to any specified Person, any Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such specified Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

"Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. applicable Law relating to income Tax) of which any Company Group member is or has been a member.

"Anti-Corruption Laws" means applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, the False Claims Act, the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and all legislation implementing such convention, and the Corruption of Foreign Public Officials Act (Canada).

"Anti-Terrorism Laws" means applicable U.S. and non-U.S. Laws relating to (i) economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control ("OFAC"), the U.S. Department of State, and the U.S. Department of Commerce), Canada, or any other relevant Governmental Authority; and (ii) terrorism or the prevention of money laundering, including the USA PATRIOT Act, the Bank Secrecy Act, the Currency and Foreign Transactions Reporting Act, and the Trading with the Enemy Act.

"Business Day" means any day that is not a Saturday, a Sunday, or a day on which banks in New York, New York, or Toronto, Ontario, Canada, is authorized or obligated by Law or executive order to close.

"Buyer Fundamental Representations" means Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.7 (Solvency), and Section 5.8 (Brokers' Fees).

"Buyer Tax Action" means any (a) voluntary action taken or transaction entered into on the Closing Date after the Closing, by or with respect to a Company Group member or any of its assets or liabilities, outside the ordinary course of business as conducted by the Company Group prior to the Closing, (b) amendment, supplemental filing with respect to, or re-filing of any Tax Return of a Company Group member for any Pre-Closing Tax Period or Straddle Period, (c) voluntary approach to, entry into (or an attempt to enter into) a voluntary disclosure agreement with, initiation of communication with, or engagement in any disclosure (or similar process) with any Tax authority regarding any Taxes or Tax Returns of a Company Group member for any Pre-Closing Tax Period or Straddle Period, (d) Tax election or change in a method of Tax accounting that is treated for purposes of any applicable Tax Law as being effective or having Tax consequences in a Pre-Closing Tax Period or Straddle Period (including any election under Section 338 of the Code or any corresponding or similar provision of state, local, or foreign Tax Law in respect of a Company Group member), and (e) carryback of a net operating loss, capital loss, credit, or other Tax attribute of a Company Group member that arises or is generated in a Tax period that begins after the Closing Date to a Pre-Closing Tax Period or Straddle Period (unless such carryback is mandatory under applicable Tax Law); provided that neither of the Section 338(g) Election made pursuant to Section 6.8(f) nor the election described in subsection 256(9) of the Tax Act made pursuant to Section 6.8(c)(ii) is a Buyer Tax Action.

"Canadian Company Group member" means each Canadian Company Group member that is resident in Canada for purposes of the Tax Act.

"Canadian Competition Act" means the Competition Act (Canada), as amended.

"CARES Act" means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), as amended and supplemented, and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other applicable Law (including the Consolidated Appropriations Act, 2021 and the American Rescue Plan Act of 2021) or executive order or executive memorandum (including the Payroll Tax Executive Order) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority).

"Cash and Cash Equivalents" means, as of a specified time, the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents of any kind (which shall include bank account balances, marketable securities, treasury bills, short term investments and deposits in transit, and any received and uncleared checks, wires or drafts, and which shall be reduced by any issued but not yet cleared checks, wires and drafts) and certificates of deposit of any Company Group member as of such time, as determined in accordance with the Accounting Principles, but excluding Restricted Cash.

"Change in Control Payment" means any amount payable by any Company Group member to any employee, officer, director or independent contractor of any Company Group member in connection with the transactions contemplated by this Agreement (either alone or in combination with any other event), which is due or with the passage of time becomes due under an arrangement not implemented by, or at the express direction of, Buyer or its Affiliates, including any change in control, transaction or sale bonus, or retention or incentive payments (including due to any termination of employment or service of such employee, officer, director, or independent contractor of any Company Group member on or before the Closing, but excluding any termination of employment or service as a result of acts of termination by Buyer or its Affiliates (including, after the Closing, the Company Group); provided, for the avoidance of doubt, any such amount that with the passage of time becomes due under obligations arising as a result of voluntary resignation by the employee, officer, director or independent contractor of any Company Group member shall be included, other than a resignation after the Closing (i) for "good reason" as defined in any agreement or arrangement governing such individual's service with the applicable Company Group member or (ii) following any adverse changes to such individual's employment or services terms that would reasonably be expected to give rise to a claim for constructive termination or any similar claim under Canadian Law, and, if any, the employer portion of any employment, payroll or other similar Tax withholdings thereon. For the avoidance of doubt, the obligations set forth on Schedule III shall be considered Change in Control Payments for purposes of this Agreement.

"Closing Cash Amount" means the amount of Cash and Cash Equivalents of the Company Group members outstanding as of the Measurement Time; provided, that in no event shall Closing Cash Amount exceed $15,000,000.

"Closing Debt Amount" means the amount of Indebtedness of the Company Group members outstanding as of the Measurement Time (without giving effect to any repayment of Indebtedness taking place in connection with the Closing, including the repayment of the Hearst Note in connection with the Closing and including the advances contemplated by Section 2.3(a)(ii)).

"Code" means the Internal Revenue Code of 1986, as amended.

"Company Group" means collectively the Companies and their respective subsidiaries, taken as a whole.

"Company Group member" means each member of the Company Group.

"Company Option" means an option to purchase (a) King US Shares from King US or (b) King Canada Shares from King Canada, in each case granted to a Person pursuant to the Company Option Plans or otherwise.

"Company Option Plans" means the 2014 Employee Share Option Plans of King US and King Canada, each effective August 28, 2014.

"Confidentiality Agreement" means that certain Confidentiality Agreement effective as of October 7, 2025, by and among Repay Holdings LLC, King Canada and King US.

"Contracts" means any written contracts, agreements, subcontracts, leases, subleases, licenses, sublicenses, indentures, deeds of trust, mortgages, loan or credit agreements, or other promises, instruments or commitments, and purchase orders (including any amendments and modifications to any of the foregoing).

"Cost of Servicing" means 32.69% of the outstanding balance of customer communications deferred revenue and 39.63% of the outstanding balance of professional services revenue, in each case as of the Measurement Time.

"Data Room" means the electronic data room established by or on behalf of Seller for "Project: Halo" at Datasite.

"Disclosed Canadian Personal Information" means Personal Information subject to Canadian privacy Laws that Buyer receives from Seller in connection with this Agreement.

"Enterprise Value" means $372,000,000.

"Environmental Laws" means any and all applicable foreign, federal, state, or local Laws, statutes, ordinances, rules, or regulations, relating to Hazardous Materials or the protection of the environment, as in effect on and as interpreted as of the date hereof.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means any Person, trade or business (whether or not incorporated) that would be treated at any relevant time, together with any Company Group member, as a single employer within the meaning of Section 414 of the Code or 4001(b) of ERISA.

"Financing Sources" means the lenders, agents, underwriters, commitment parties (including the Commitment Parties) and arrangers of any Debt Financing, together with their respective Affiliates and controlling Persons and the respective officers, directors, employees, agents, advisors and other Representatives of the foregoing and their successors and assigns, including any successors or assigns via amendments, joinder agreements, indentures or credit agreements relating thereto.

"Fraud" means with respect to any party, such party's actual and intentional fraud with respect to the making of the representations and warranties pursuant to ARTICLE III (in the case of Seller with respect to the Companies), ARTICLE IV (in the case of Seller) or the making of the representations and warranties pursuant to ARTICLE V (in the case of Buyer), or in any certificate or document delivered hereunder (in the case of the Companies or Seller or Buyer, as the case may be); provided, that such actual and intentional fraud of such party shall only be deemed to exist if such party makes a knowing and intentional misrepresentation with respect to the representations and warranties set forth in ARTICLE III (in the case of Seller with respect to the Companies), ARTICLE IV (in the case of Seller), ARTICLE V (in the case of Buyer), or any certificate or document delivered hereunder (in the case of the Companies or Seller or Buyer, as the case may be) with the intent that the other party rely on such fact, coupled with such other party's detrimental reliance on such fact under circumstances that constitute common law fraud under the Laws of the state of Delaware, and shall not take into account equitable fraud, constructive fraud, promissory fraud or unfair dealings fraud or any fraud claim based on negligence or recklessness.

"Fully Diluted Shares" means the sum, without duplication, of (a) with respect to King US, (i) the aggregate number of King US Shares outstanding immediately prior to the Closing, plus (ii) the aggregate number of King US Shares issuable upon exercise of all of the Cash-Out Options for King US Shares, and (b) with respect to King Canada, (i) the aggregate number of King Canada Shares outstanding immediately prior to the Closing, plus (ii) the aggregate number of King Canada Shares issuable upon exercise of all of the Cash-Out Options for King Canada Shares.

"GAAP" means United States generally accepted accounting principles.

"Governmental Authority" means (a) any national, international, federal, state, territorial, provincial, or other government or governmental body, authority, regulatory, or administrative agency, governmental commission, department, board, bureau, ministry, agency, instrumentality, court, tribunal or any political subdivision of any of the foregoing, or (b) other legislative, judicial, governmental or quasi-governmental entity or commodity exchange, futures exchange, contract market, or similar self-regulatory body or organization exercising regulatory authority under or for any Governmental Authority in the foregoing clause (a), and including any Tax authority.

"Governmental Order" means any order, judgment, injunction, decree, writ, charge, verdict, debarment, assessment, stipulation, determination, or award, in each case entered by or with any Governmental Authority.

"Hazardous Material" means (a) any substance, material, agent or waste that is listed, classified, or regulated by a Governmental Authority as a "toxic substance," "hazardous substance," "dangerous good," or "hazardous material," or words of similar meaning and regulatory effect, (b) any substance, material, agent or waste that is listed, defined, designated, classified or otherwise determined by any Environmental Law to be ignitable, corrosive, explosive, infectious, mutagenic, toxic, radioactive, dangerous or otherwise hazardous, or (c) petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, off-specification commercial chemical product, solid waste, infectious medical waste, lead based paint, lead, mold, mold spores and mycotoxins or polychlorinated biphenyls.

"Hearst Note" means the promissory note between an Affiliate of Seller, as lender, and the Companies, as obligors, originally entered into on August 28, 2014, as amended, with a remaining principal balance as of the date of this Agreement of $12,497,314.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Incidental License" means any (a) non-disclosure/confidentiality agreements (or the confidentiality provisions of other Contracts) entered into in the ordinary course of business that provides any Company Group member or any third party with customary or standard terms with respect to access or use of the confidential information; (b) Contracts that authorize any Company Group member to identify another Person as a customer, vendor, supplier or partner of any Company Group member; (c) "shrink wrap," "click-through" or other standard end user license agreements; (d) licenses for Software preinstalled in as a standard part of hardware or equipment purchased or used by any Company Group member; (e) sales, marketing, reseller, distributor, supply, servicing, or similar Contracts that provide another Person non-exclusive licenses to use any Intellectual Property to promote or provide any product or service of any Company Group member to others; (f) Contracts that authorize another Person on a non-exclusive basis to identify any Company Group member as a customer, vendor, supplier or partner of such Person; (g) grants of rights in Intellectual Property to any Company Group member by employees or contractors in employee invention assignment or confidentiality agreements, and (h) other Intellectual Property license that is not material to the Company Group's operation of its business and has a cost of $150,000 per year or less.

"Indebtedness" means, as of a specified time, in respect of the Company Group members, without duplication, the outstanding principal amount of, and accrued and unpaid interest on, and breakage costs, penalties, and premiums owed (including prepayment premiums payable as a result of the consummation of the transactions contemplated hereby), owed in respect of any obligations of any Company Group member (i) for borrowed money, (ii) evidenced by any note, bond, debenture or other similar debt security, (iii) consisting of the capitalized portion of obligations under leases with respect to which a Company Group member is liable as lessee and which, in accordance with the Accounting Principles, are to be recorded as a capital lease, (iv) with respect to any direct financing leases, (v) with respect to any swaps, hedges or similar instruments (valued at the termination value thereof and net of all payments owed thereunder to the Company Group members), (vi) for reimbursement with respect to letters of credit, performance or surety bonds, bankers' acceptances or similar obligations, in each case, only to the extent drawn, (vii) for earn-out payments or the deferred purchase price of assets or property of any Company Group member (including purchase money or vendor financing, and including all seller notes), in each case whether matured or not matured, (viii) for any accrued and unpaid income Tax liability (net of Tax installment payments and reduced by any accrued Tax overpayments, refunds or credits) of any Company Group member for any Pre-Closing Tax Period (excluding any deferred Tax assets or liabilities, and excluding any Taxes imposed under Tax Laws related to any Seller Group), provided that any such income Taxes shall be determined in accordance with Section 6.8(c) and Section 6.8(d) and shall not include any Taxes resulting from a breach of Section 6.8(e) or resulting from a Buyer Tax Action, (ix) for any unfunded Company Plan, or any underfunded obligations under (including unpaid contributions, remittances and premium payments in respect of) any Company Plan (excluding, for the avoidance of doubt, any obligations under plans of Seller or its Affiliates other than the Company Group members, only to the extent no Company Group member has any liability therefor), plus the employer portion of any employment, payroll or similar Taxes related thereto as if the amounts were paid as of the Closing, (x) (A) for all unpaid bonuses owed to any employee, officer, director, or independent contractor of any Company Group member and (B) for payments owed to any employee, officer, director, or independent contractor of any Company Group member as part of any salary continuance arrangements, in case of both (A) and (B) that are not included in Change in Control Payments, plus the employer portion of any employment, payroll or similar Taxes related thereto as if the amounts were paid as of the Closing, (xi) for all Change in Control Payments to the extent not payable at the Closing, (xii) with respect to the Cost of Servicing deferred revenue, (xiii) for customer deposits, and (xiv) all obligations of the type set forth in clauses (i) through (xiii) for which any Company Group member is obligated pursuant to a guaranty or pledge. Notwithstanding the foregoing, Indebtedness does not include (A) any intercompany obligations between or among any Company Group member (but, for the avoidance of doubt, Indebtedness does include any obligations of any Company Group member to Seller or its Affiliates that are not Company Group members), (B) any obligations in respect of any financing in connection with the transactions contemplated by this Agreement, or (C) any Transaction Expenses.

"Insurance Policy" means an insurance policy or Contract of any kind, including first-party property, primary liability, excess liability, self-insurance, reinsurance, bonds and certificates of insurance naming or benefiting any Company Group member, together with the rights, benefits and privileges that arise thereunder or by virtue of Law, except for life and employee benefits insurance.

"Intellectual Property" means (i) patents and patent applications (including continuations, divisionals, continuations-in-part, reissues, reexaminations, renewals, extensions and provisionals), inventions (whether or not patentable and whether or not reduced to practice) and inventor's certificates; (ii) trade secrets, know-how and other confidential information, including documentation, specifications, research and development information, technology and product roadmaps, methods, processes, designs, drawings, technical data and customer lists; (iii) original works of authorship (whether copyrightable or not), copyrights and all registrations and applications for registration thereof; (iv) trade names, trademarks, service marks, trade dress and logos, all registrations and applications for registration thereof, and the goodwill associated with any of the foregoing; (v) Software of any type, including related databases and data, and all rights therein; (vi) internet domain name registrations; and (vii) any other intellectual property and related proprietary rights.

"IRS" means the United States Internal Revenue Service.

"knowledge" or "to the knowledge" of any Person means the actual knowledge of: (a) in the case of Seller or either Company, Richard Watkin, Mariam Chaudry, Tony Di Iorio, Shazir Khan, Mark Visic, Laura Iantorno, and Steven Ryan; and (b) in the case of Buyer, its executive officers, in each case, after reasonable inquiry of such Person's direct reports.

"Law" means any domestic or foreign statute, law (including common law), treaty, restriction, rule, regulation, code, ordinance, Permit or Governmental Order, including legally binding policies, guidance and guidelines, in each case of any Governmental Authority.

"Liability" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

"Lien" means any mortgage, deed of trust, deed to secure debt, pledge, charge, hypothecation, encumbrance, easement, encroachment, security interest, or other lien of any kind.

"Losses" means losses, Liabilities, Taxes, obligations and damages and any and all assessments, judgments, costs, penalties and expenses, including defense costs, amounts paid in settlement, and all reasonable out-of-pocket attorneys' and other professionals' fees and disbursements incident to any and all Losses with respect to which indemnification is provided hereunder (whether such attorneys' fees and other professionals' fees arise out of first party or third party claims), including costs of enforcing rights to indemnification provided herein.

"Material Adverse Effect" means, any fact, circumstance, occurrence, event, change, result or development which had, or would reasonably be expected to have, individually or in the aggregate with any other adverse fact, circumstance, occurrence, event, change, result or development, a material adverse effect upon (x) the combined assets, liabilities, results of operations or financial condition of the Company Group or (y) the ability of Seller or either Company to consummate the transactions contemplated hereby; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be a "Material Adverse Effect": (a) any change in Law or regulatory policies, (b) any change in interest rates or economic, political, business, or financial market conditions generally (including any changes in credit, financial, commodities, securities, or banking markets), (c) any change generally affecting and applicable to any of the industries in which the Company Group operates,

(d) any act of terrorism, sabotage, war, outbreak or escalation of hostilities, or change in geopolitical conditions, (e) any natural disaster, weather conditions, change in geopolitical conditions, or other force majeure event, (f) any epidemic, pandemic, or disease outbreak, or the Company Group's compliance with any Law or guideline issued by a Governmental Authority providing for restrictions on business operations that relate thereto, (g) the announcement or the execution of this Agreement, the pendency or consummation of the transactions contemplated by this Agreement (including by reason of the identity of Buyer), or (h) the compliance with the terms of this Agreement or any action taken or not taken at the written request of Buyer or as required or otherwise contemplated by this Agreement; except with respect to clauses (a) through (f) above, to the extent any such fact, circumstance, occurrence, event, change, result or development has had, or would reasonably be expected to have, a disproportionate, adverse effect on the Company Group, relative to other participants in the industries in which the Company Group participates.

"Measurement Time" means 12:01 AM Eastern Time on the Closing Date.

"Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

"Net Working Capital" means (i) the current combined assets of the Company Group (consisting only of the asset account line items specified as "Current assets" in the Net Working Capital Calculation Schedule) minus (ii) the current combined liabilities of the Company Group (consisting only of the liability account line items specified as "Current liabilities" in the Net Working Capital Calculation Schedule), in each case determined in accordance with the Accounting Principles and calculated as of the Measurement Time. For the avoidance of doubt, neither current assets nor current liabilities shall include (x) Cash and Cash Equivalents included in the Closing Cash Amount, (y) Indebtedness included in the Closing Debt Amount, or (z) the Unpaid Transaction Expenses.

"Net Working Capital Calculation Schedule" means the sample calculation of Net Working Capital attached as Exhibit A, as of the date set forth therein, which calculation is for illustration purposes only.

"Net Working Capital Target" means $11,388,000.

"Open Source Software" means any Software that is generally known in the software industry as open source or free software, and, more particularly, any software that (a) contains, or is in any way derived (in whole or in part) from, is subject to or licensed, provided or distributed under any open source license, including any Software that is distributed as "free software" or "open source software", or under an "open source," "copyleft" or similar licensing or distribution model; or (b) is distributed under license terms that require, as a condition of use, (i) disclosure or distribution of the source code of Software incorporating, modifying, or otherwise making use of the Open Source Software, (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no or minimal charge.

"ordinary course of business" means, with respect to any Person, any action taken in the ordinary course of such Person's business on a consistent basis.

"Organizational Documents" means the certificate of formation or incorporation, articles of organization or incorporation, the limited liability company agreement or operating agreement, bylaws and similar governing documents of a Person.

"Owned Intellectual Property" means all Intellectual Property owned by, purported to be owned by, or developed by or on behalf of, any Company Group member.

"Payment Card Industry Data Security Standard" means the security standard promulgated by PCI Security Standards Council and applicable to certain organizations that handle payment and/or Personal Information.

"Payment Network" means VISA U.S.A., Inc. and Visa International, Inc. (collectively, "VISA"), MasterCard International, Inc. ("MasterCard"), Discover Financial Services, LLC, American Express, and the National Automated Clearing House Association, in each case to the extent that any Company Group member is party to a sponsorship or similar agreement with any of the foregoing as of the date of this Agreement, and any legal successor organizations or associations of any of them.

"Payroll Tax Executive Order" means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority.

"Per Share Option Value" means an amount equal to (a) with respect to the Cash-Out Options for King US Shares (i) the portion of the Purchase Price allocable to King US Shares plus (ii) the aggregate exercise price payable upon exercise in full of all Cash-Out Options for King US Shares, divided by (x) the number of Fully Diluted Shares with respect to King US, and (b) with respect to the Cash-Out Options for King Canada Shares (i) the portion of the Purchase Price allocable to King Canada Shares plus (ii) the aggregate exercise price payable upon exercise in full of all Cash-Out Options for King Canada Shares, divided by (x) the number of Fully Diluted Shares with respect to King Canada.

"Permits" means any permits, licenses, franchises, consents, approvals, registrations, notifications, exemptions, certifications or other authorizations issued by, required by or from a Governmental Authority of competent jurisdiction over the applicable Person.

"Permitted Liens" means (i) mechanics, materialmen's, and similar Liens with respect to any amounts that are not yet due and payable or that are being contested in good faith through (if then appropriate) appropriate proceedings, (ii) Liens for Taxes that are not yet delinquent or that are being contested in good faith through (if then appropriate) appropriate proceedings, (iii) Liens securing rental payments under capital lease agreements, (iv) Liens on real property (including easements, covenants, rights of way, and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (v) to the extent terminated in full in connection with the payment of Indebtedness at the Closing, Liens securing payment or any other obligations of the Company Group with respect to such Indebtedness, (vi) Liens constituting a lease, sublease, license, or occupancy agreement that gives any third party any right to occupy any real property, and (vii) Liens described on Schedule 1.1(a).

"Person" means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality, or other entity of any kind.

"Personal Information" means information considered "personally identifiable information," "personal information," "personal data," "nonpublic personal information," "individually identifiable health information" or other similar term under the Privacy Laws and Privacy and Data Retention Policies.

"Pre-Closing Tax Period" means a taxable period ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

"Privacy Laws" means, as applicable: (I) each Law applicable to the Processing of Personal Information, and includes, as applicable: the California Consumer Privacy Act of 2018 (as amended by the California Privacy Rights Act of 2020), the Personal Information Protection and Electronic Documents Act (Canada) and an Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada), or (II) binding guidance issued by a Governmental Authority that pertains to one of the laws, rules or regulations outlined in clause (I).

"Privacy and Data Protection Obligations" means collectively: (A) each Company Group member's obligations under Privacy Laws, (B) each Company Group member's obligations under the Privacy and Data Protection Policies, (C) each Company Group member's obligations under Contracts pertaining to the Processing of Personal Information by or on behalf of a Company Group member ("Company Data Agreement"), and (D) the Payment Card Industry Data Security Standard, to the extent to which a Company Group member is legally or contractually bound thereby.

"Privacy and Data Protection Policies" means, collectively: each Company Group member's written privacy and information security policies, procedures, and notices, whether applicable internally, or published on any Company Group websites or otherwise made available by a Company Group member to any Person.

"Process" or "Processing" means, with respect to Personal Information, the collection, retention, storage, disposal, processing, recording, organization, adaption, alteration, ingestion, compilation, combination, enrichment, de-identification, transfer, retrieval, access, disclosure, sharing, dissemination or destruction or transfer of such data.

"Purchase Price" means an amount calculated as follows:

(a) the Enterprise Value,

(b) plus the Closing Cash Amount,

(c) minus the Closing Debt Amount,

(d) minus the Unpaid Transaction Expenses,

(e) plus the amount (if any) by which the Net Working Capital exceeds the Net Working Capital Target or minus the amount (if any) by which the Net Working Capital is less than the Net Working Capital Target.

"Representative" means, with respect to any Person, any principal, partner, manager, member, potential financing source, director, officer, or employee of such Person and any agent, consultant, advisor (legal, accounting, financial, or other), or other representative authorized by such Person to represent or act on behalf of such Person.

"Restricted Cash" means (a) cash in security or escrow accounts or similar deposits held by third parties, (b) cash held by a Company Group member (i) as a guarantee in respect of performance of contracts, or (ii) as collateral in respect of outstanding insurance policies, leases or letters of credit, and (c) any cash or cash equivalents to the extent required to be held by a Company Group member to satisfy any minimum cash or liquidity requirements under any applicable Law, Permit or Contract, in each case of clauses (a),

(b), and (c) to the extent not freely usable by the Company Group members in the ordinary course because they are subject to restrictions or limitations on use or distribution by Law, contract, or otherwise.

"Restricted Party" means each of Seller, Richard Watkin and Mark Visic.

"Retail Payment Activities Act" means the Retail Payment Activities Act (Canada).

"R&W Insurance Policy" means that certain representations and warranties insurance policy obtained by Buyer in respect of the representations and warranties of Seller contained in this Agreement.

"Sanctioned Person" means (i) any Person listed on OFAC's Specially Designated Nationals and Blocked Persons List, List of Persons Identified as Blocked Solely Pursuant to Executive Order 13599, and Sectoral Sanctions Identifications List; the Denied Persons, Unverified, and Entity Lists, maintained by the U.S. Department of Commerce; the Debarred List and non-proliferation sanctions lists maintained by the U.S. State Department; or (ii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i).

"SEC" means the United States Securities and Exchange Commission, and, where appropriate, any division thereof.

"Seller Fundamental Representations" means Section 3.1(a) (Organization), Section 3.2 (Subsidiaries), Section 3.3 (Authorization), Section 3.6(a) – (c) (Capitalization), Section 3.27 (Brokers' Fees), Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.4 (Title) and Section 4.7 (Brokers' Fees).

"Seller Group" means any consolidated, combined, unitary, or other Tax group of which Seller, or one of Seller's Affiliates (other than a Company Group member), is the common parent and of which a Company Group member is a member prior to the Closing.

"Seller Marks" mean any and all corporate names, fictional business names, trade names, trade dress rights, registered and unregistered trademarks and service marks, domain names, social media identifiers, other sources of origin, and applications for any of the foregoing, of Seller or any of its Affiliates using or containing "Hearst", either alone or in combination with other words or elements, that are not owned by any Company Group member, together with the goodwill associated with any of the foregoing.

"Software" means all computer software (in object code or source code format), computer programs, firmware, related data and databases, and related documentation and materials.

"Straddle Period" means any taxable period that includes, but does not end on, the Closing Date.

"subsidiary" of any Person means any other Person, (i) an amount of the voting securities of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person or (ii) that is controlled, directly or indirectly, by such Person. The term "subsidiary" shall include all subsidiaries of such subsidiary.

"Tax Act" means Income Tax Act (Canada).

"Tax Returns" means any return, election, designation, claim for refund, form, declaration, report, statement, information statement, or other document made or prepared to be filed with (or filed or required to be made or prepared to be filed with) any Governmental Authority with respect to Taxes, including any amendments to or supplements of any of the foregoing.

"Taxes" means all federal, state, provincial, territorial, local, foreign, or other tax of any kind whatsoever, including all income, gross receipts, license, payroll, employment, employment insurance, government pension plan premiums or contributions, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, harmonized sales, goods and services, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, or addition thereto or in respect of any failure to comply with any requirement regarding Tax Returns.

"Trade Secret" means non-public know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, customer lists, specifications, research and development information, technology and product roadmaps, databases and other confidential information or trade secrets, in each case protectable under the Laws of an applicable jurisdiction.

"Transaction Expenses" means, without duplication, all costs, fees, and expenses incurred before or at the Closing and payable by the Company Group members in connection with the negotiation, execution, and delivery of this Agreement by Seller or the Companies, the consummation of the transactions contemplated hereby by Seller or the Companies, and the process conducted by or on behalf of Seller giving rise to the foregoing, in respect of: (i) all brokerage fees, commissions, finders' fees, and financial advisory fees, (ii) the fees and expenses of all legal counsel, accountants, consultants, data room providers, and other experts, advisors and service providers, (iii) all Change in Control Payments to the extent payable at the Closing, and (iv) the costs and expenses associated with the D&O Tail Coverage. Notwithstanding the foregoing, "Transaction Expenses" shall exclude (a) any such amounts based upon or arising from any arrangements put in place by, or as a result of actions by, Buyer or its Affiliates or (at Buyer's request) by a Company Group member, (b) all premiums, underwriting fees, brokers' commissions and other costs and expenses related to the R&W Insurance Policy, (c) all costs, fees, and expenses in connection with the transactions contemplated by this Agreement that Buyer or its Affiliates have agreed to pay pursuant to the terms hereof, and (d) any amount of Indebtedness included in the Closing Debt Amount.

"Transaction Tax Deductions" means any Tax deductions in respect of the Transaction Expenses, payments under this Agreement to the Option Holders (and the employer portion of any payroll, employment, unemployment, social security and other similar Taxes incurred in connection with such payments), or the repayment of Indebtedness in connection with the Closing, including the repayment of the Hearst Note in connection with the Closing; provided that in the case of any cost or expense that (x) would (if such cost or expense were fully tax-deductible) be considered a Transaction Tax Deduction and (y) constitutes a success based fee within the scope of IRS Revenue Procedure 2011-29, 70% of such cost or expense shall be considered to be a Transaction Tax Deduction.

"Transfer Taxes" means all stock transfer, real estate transfer, sales, use, documentary, stamp, recording, and other similar Taxes imposed on or arising out of the transactions contemplated by this Agreement.

"Transition Services Agreement" means that certain Transition Services Agreement substantially in the form attached hereto as Exhibit B, to be entered into by and among Buyer and Seller or an Affiliate of Seller.

"Unpaid Transaction Expenses" means Transaction Expenses that are unpaid as of the Closing.

"Willful Breach" means, with respect to a party hereto, a material breach by such party that is a consequence of an act or omission knowingly undertaken or knowingly omitted by such party with the actual knowledge that such act or omission would cause a material breach of this Agreement.

Section 1.2. Other Definitions. As used herein, the following terms shall have the meanings in the Sections set forth opposite such terms:

Accounting Firm Section 2.4(d)(i)

Accounts Receivable Section 3.7(d)

Acquisition Transaction Section 6.5

Affiliate Contract Section 3.25

Alternative Debt Financing Section 6.19(c)

Audited Financial Statements Section 6.17

Borrower Section 5.6(a)

Buyer Preamble

Buyer Closing Certificate Section 7.3(c)

Buyer Indemnitee Section 9.1

Buyer Tax Returns Section 6.8(b)

Canadian Commissioner Section 6.3(c)

Cash-Out Option Section 2.1(b)

CCA Approval Section 6.3(c)

Closing Section 2.2

Closing Date Section 2.2

Commitment Parties Section 5.6(a)

Company Preamble

Company Plans Section 3.16(a)

Company Plan Documents Section 3.16(b)

Company IT Systems Section 3.13(b)

Company Note Aggregate Repayment Amount Section 2.3(a)(v)

Company Option Aggregate Cancellation Amount Section 2.3(a)(iv)

Continuing Company Employee Section 6.6(a)

Debt Commitment Letter Section 5.6(a)

Debt Financing Section 5.6(a)

Designated Person Section 10.16(a)

D&O Indemnitees Section 6.9(a)

D&O Tail Coverage Section 6.9(b)

DFS Provisions Section 10.11

Disputed Item Section 2.4(c)

Dispute Notice Section 2.4(c)

Dispute Submission Notice Section 2.4(d)(i)

Employee Plans Section 3.16(a)

Estimated Purchase Price Section 2.4(a)

Existing D&O Policy Section 6.9(b)

Existing Representation Section 3.7(a)

Final Determination Section 2.4(d)(ii)

Final Purchase Price Section 2.4(e)

Financial Statements Section 3.7(a)

GST/HST Section 3.17(m)

HCERA Section 3.16(k)

HSR Approval Section 6.3(b)

Indemnification Claim Section 9.2(a)

Interim Financial Period Section 6.7(b)

Interim Period Section 6.1(a)

Leased Real Property Section 3.20(b)

Material Contracts Section 3.11(a)

Negative Adjustment Amount Section 2.4(e)(iii)

Nonparty Affiliates Section 10.13

Obligations Section 6.7(a)

OFAC Section 1.1

Option Holder Section 2.1(b)

Owned Software Section 3.12(g)

Positive Adjustment Amount Section 2.4(e)(ii)

Post-Closing Matter Section 10.16(a)

Post-Closing Representation Section 10.16(a)

PPACA Section 3.16(k)

Pre-Closing Designated Persons Section 10.16(b)

Pre-Closing Privilege Section 10.16(a)

Prior Company Counsel Section 10.16(a)

Prior Plan Section 6.6(b)

Proposed Final Closing Statement Section 2.4(b)

Real Property Leases Section 3.20(b)

Remedial Action Section 6.3(f)

Remedies Exceptions Section 3.3

Restrictive Covenants Agreement Recitals

RPAA Approval Section 6.3(d)

RPAA Notification Section 6.3(d)

Schedules ARTICLE III

Section 338(g) Election Section 6.8(f)

Seller Preamble

Seller Closing Certificate Section 7.2(b)

Seller Plans Section 3.16(a)

Seller Tax Returns Section 6.8(b)

Solvent Section 5.7

Successor Plan Section 6.6(b)

Termination Date Section 8.1(b)(ii)

Top Customers Section 3.22

Top Referral Partners Section 3.22

Top Suppliers Section 3.22

Transaction Agreements Section 10.6

Withholding Agent Section 2.5

Section 1.3. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (iv) the terms "Article," "Section," "Exhibit," and "Schedule" refer to the specified Article or Section of, or Exhibit or Schedule to, this Agreement; (v) the word "including" shall mean "including, without limitation"; (vi) the word "or" shall be disjunctive but not exclusive, unless used in conjunction with the word "either"; and (vii) the phrase "to the extent" shall mean the degree to which a subject extends, and such phrase shall not mean simply "if."

(b) Unless the context of this Agreement otherwise requires, and except with respect to the Schedules, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Unless this Agreement otherwise specifies, when calculating a period of time before which, within which, or following which any act is to be done (or not done) pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non–Business Day, the period in question shall end on the next succeeding Business Day.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f) All amounts payable pursuant to this Agreement shall be paid in U.S. dollars, and all references to "$" or "dollars" shall mean the lawful currency of the United States of America.

(g) The language used in this Agreement shall be deemed to be the language chosen jointly by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party.

(h) To the extent that any documents or other materials were present in the Data Room at least two (2) Business Days prior to the date hereof, such documents or other materials shall be deemed "provided" and "made available" (and all similar phrases used herein that mean such) to Buyer for all purposes of this Agreement.

ARTICLE II
PURCHASE AND SALE OF COMPANY SHARES; TREATMENT OF COMPANY OPTIONS

Section 2.1. Purchase and Sale of Company Shares; Treatment of Company Options.

(a) On the terms and subject to the conditions of this Agreement, at the Closing Seller shall sell, transfer, and deliver to Buyer (or one or more Affiliates designated by Buyer), free and clear of all Liens (other than transfer restrictions arising under applicable securities Laws), and Buyer (or one or more of its designated Affiliates) shall purchase from Seller, all of the outstanding Company Shares held by Seller.

(b) The Companies shall take or cause to be taken all actions necessary so that no Company Option that is outstanding as of the date of this Agreement will be exercised after the date hereof. Prior to the Closing Date, the Companies shall take or cause to be taken all actions necessary such that each Company Option (whether vested or unvested) outstanding immediately prior to the Closing (each a "Cash-Out Option") will, without further action on the part of the holder thereof (each an "Option Holder") and in accordance with the Company Option Plans and any applicable terms of all other Contracts in connection therewith, be canceled immediately before the Closing, in return for which such former Option Holder shall be entitled to receive only payment, without interest, of an amount in cash from the applicable Company that granted the Cash-Out Option equal to the number of King US Shares or King Canada Shares, as applicable, subject to such Cash-Out Option, multiplied by the excess of (x) the applicable Per Share Option Value over (y) the per share exercise price applicable to such Cash-Out Option, subject to any employment, payroll or similar Taxes required to be withheld therefrom (taking into account any available deduction under paragraph 110(1)(d) of the Tax Act). Notwithstanding the foregoing, each Company Option, if any, that is outstanding immediately before the Closing (whether vested or unvested) and that has a per share exercise price equal to or greater than the applicable Per Share Option Value shall be cancelled immediately before the Closing for no consideration. The Companies shall provide Buyer with a reasonable opportunity to review drafts of any resolutions and any other documents effectuating the actions set forth in this Section 2.1(b) prior to the adoption or approval of such resolutions or other documents and incorporate into such resolutions and documents all reasonable comments provided by Buyer in connection with such review. Payment to the former Option Holders shall be made in accordance with the terms of Section 2.3(c).

(c) The aggregate consideration for the purchase and sale of the Company Shares and the cancellation and cash-out of the Cash-Out Options pursuant to this Agreement will be equal to the Purchase Price.

(d) The parties acknowledge that, in computing its income, no Canadian Tax deduction will be claimed by the Companies, or by any Person that does not deal at arm's length with a Company for the purposes of the Tax Act, with respect to any payment made to an Option Holder resident or employed in Canada that is cashed out in connection with, the transactions contemplated by this Agreement to the extent that the deduction under paragraph 110(1)(d) of the Tax Act would otherwise be available to such Option Holder. In respect of each such Option Holder, Buyer shall cause each Company to: (i) make an election pursuant to subsection 110(1.1) of the Tax Act in respect of the cash payments made in consideration for the surrender of such Option Holder's Cash-Out Options; and (ii) provide evidence in writing of such election to such Option Holder in the prescribed manner. This Section 2.1(d) will survive the consummation of the transactions contemplated by this Agreement and is intended to be for the benefit of, and will be enforceable by, the Option Holders and their respective heirs, executors, administrators and personal representatives and will be binding on each Company and its successors and assigns.

Section 2.2. Closing. On the terms and subject to the conditions of this Agreement, the closing of the purchase and sale of the Company Shares contemplated by Section 2.1 (the "Closing") shall take place via electronic exchange of documents and signatures and deemed effective at 12:01 AM Eastern Time on the date which is no more than three (3) Business Days after the date on which all conditions set forth in ARTICLE VII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) or such other date, time, and place as Buyer and Seller may mutually agree; provided that in no event shall the Closing occur prior to June 1, 2026. The date on which the Closing actually occurs is referred to in this Agreement as the "Closing Date".

Section 2.3. Closing Deliveries and Payments.

(a) Buyer Closing Deliveries and Payments. At the Closing, Buyer shall deliver or cause to be delivered:

(i) by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer not less than two (2) Business Days prior to the Closing Date, an amount in cash equal to (A) the Estimated Purchase Price, minus (B) the Company Option Aggregate Cancellation Amount, and minus (C) the Company Note Aggregate Repayment Amount;

(ii) on behalf of the Company Group members as one or more advances to the applicable Company, all amounts necessary to discharge fully the then outstanding balance (if any) of all third-party Indebtedness of the Company Group for which Payoff Letters have been delivered prior to the Closing (if any);

(iii) on behalf of the Company Group members as one or more advances to the applicable Company, the Transaction Expenses payable to each of the payees thereof, by wire transfer of immediately available funds to such payee's account as specified in written instructions delivered to Buyer by Seller prior to the Closing (the "Invoices"); provided, however, that any Transaction Expenses payable to employees of any Company Group member shall be deposited with the applicable Company Group member and paid through the payroll system of such Company Group member as soon as reasonably practicable following such deposit;

(iv) as one or more advances to the applicable Company, by wire transfer of immediately available funds to an account of each of the Companies designated in writing by Seller to Buyer not less than two (2) Business Days prior to the Closing Date, an amount in cash equal to the estimated aggregate amount payable by the applicable Company to the Option Holders pursuant to Section 2.1(b), plus the employer portion of any employment, payroll or other similar Tax withholdings thereon (collectively the "Company Option Aggregate Cancellation Amount"), for further distribution by each Company to each of the Option Holders in payment pursuant to Section 2.3(c) and remittance on a timely basis to the applicable Governmental Authority;

(v) on behalf of the applicable Company, as one or more advances to the applicable Company, by wire transfer of immediately available funds to an account of the applicable Affiliate of Seller designated in writing by Seller to Buyer not less than two (2) Business Days prior to the Closing Date, an amount in cash equal to the aggregate amount (the "Company Note Aggregate Repayment Amount") required to discharge in full the remaining principal balance and any other amounts outstanding under the Hearst Note;

(vi) the Transition Services Agreement, duly executed by Buyer;

(vii) the documentation provided in Section 6.8(f)(i); and

(viii) the Buyer Closing Certificate.

(b) Seller Closing Deliveries and Payments. At or prior to the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i) the Estimated Closing Statement;

(ii) no later than three (3) Business Days prior to the Closing Date, customary payoff letters in form and substance reasonably acceptable to Buyer providing for the payoff and discharge in full on the Closing Date the then outstanding balance (if any) of all third-party Indebtedness of the Company Group members (the "Payoff Letters"), and customary lien releases of security interests in respect thereof (if any) in form and substance reasonably acceptable to Buyer, providing for termination in full of all Liens (other than Permitted Liens) with respect to the Company Group members;

(iii) the Invoices;

(iv) the Transition Services Agreement, duly executed by Seller or an Affiliate of Seller;

(v) a valid, duly executed IRS Form W-9 with respect to Seller and each Company Group member receiving any portion of the Company Option Aggregate Cancellation Amount;

(vi) with respect to the Company Shares, an assignment of the Company Shares executed by Seller, accompanied by any stock certificates representing the Company Shares, duly endorsed in blank; and evidence of the treatment of the Cash-Out Options in accordance with Section 2.1(b);

(vii) all books and records of the Company Group that are in the possession of Seller;

(viii) (i) evidence of the RPAA Notification and (ii) if required pursuant to the Retail Payment Activities Act or by the Bank of Canada, evidence of the RPAA Approval; and

(ix) the Seller Closing Certificate.

(c) Payments to Option Holders. On the first regularly scheduled payroll date after the Closing Date (or, if such payroll date is within five (5) Business Days after the Closing Date, then on the second regularly scheduled payroll date), each Company shall make a payment to each of its former Option Holders in consideration for their respective Cash-Out Options cancelled pursuant to Section 2.1(b). Such payment shall be made through such Company's payroll system.

Section 2.4. Closing Estimates; Purchase Price Adjustment.

(a) Estimated Closing Statement. No later than two (2) Business Days prior to the Closing Date, Seller shall prepare and provide to Buyer a written statement (the "Estimated Closing Statement") setting forth in reasonable detail Seller's good faith estimated calculations of (i) the Closing Cash Amount, (ii) the Closing Debt Amount, (iii) Unpaid Transaction Expenses, (iv) Net Working Capital, and (v) (based on such estimates described in clauses (i) – (iv)) Purchase Price (such calculation of the Purchase Price, the "Estimated Purchase Price"). The Estimated Closing Statement will be prepared in accordance with the Accounting Principles and the definitions of Closing Cash Amount, Closing Debt Amount, Unpaid Transaction Expenses, Net Working Capital, and Purchase Price. Buyer and its Representatives shall be provided with reasonable access to the financial work papers and other financial books and records of the Company Group for purposes of assisting Buyer and its Representatives in their review of the Estimated Closing Statement. Buyer and its Representatives may make inquiries of Seller and its Representatives regarding questions concerning, or disagreements with, any calculation contained in the Estimated Closing Statement arising in the course of their review thereof, and Seller shall, and shall cause its Representatives to, reasonably cooperate with and promptly respond to such inquiries. Seller shall consider in good faith Buyer's comments to such calculations and shall revise such calculations if, based on Seller's good faith assessment of Buyer's comments, Seller determines such changes are appropriate, which revised calculation shall become the applicable calculation contained in the Estimated Closing Statement.

(b) Proposed Final Statement. As promptly as practicable and in any event within ninety (90) days after the Closing Date, Buyer shall prepare, or cause to be prepared, and shall provide to Seller a written statement (the "Proposed Final Closing Statement") setting forth in reasonable detail Buyer's proposed final determinations of (i) the Closing Cash Amount, (ii) the Closing Debt Amount, (iii) Unpaid Transaction Expenses, (iv) Net Working Capital, and (v) (based on such determinations described in clauses (i) – (iv)) the Purchase Price. The Proposed Final Closing Statement will be prepared in accordance with the Accounting Principles and the definitions of Closing Cash Amount, Closing Debt Amount, Unpaid Transaction Expenses, Net Working Capital, and Purchase Price. Seller and its Representatives shall be provided with reasonable access to the financial work papers and other financial books and records of the Company Group for purposes of assisting Seller and its Representatives in their review of the Proposed Final Closing Statement.

(c) Dispute Notice. The Proposed Final Closing Statement (and the proposed final determinations of the Closing Cash Amount, the Closing Debt Amount, Unpaid Transaction Expenses, Net Working Capital, and Purchase Price reflected therein) will be final, conclusive, and binding on the parties unless, no later than the forty-fifth (45th) day after the delivery to Seller of the Proposed Final Closing Statement, Seller provides to Buyer a single written notice (a "Dispute Notice") setting forth Seller's objections to Buyer's calculation of the Purchase Price (or any component thereof) (each such item set forth in the Dispute Notice, a "Disputed Item"). Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive, and binding on the parties on the thirty-first (31st) day after the delivery to Seller of the Proposed Final Closing Statement.

(d) Resolution of Disputes.

(i) Buyer and Seller will in good faith attempt to promptly resolve the Disputed Items and agree upon the Final Purchase Price. Beginning twenty (20) Business Days after the delivery of a Dispute Notice pursuant to Section 2.4(c), at any time during such twenty (20) Business Day period, Buyer or Seller may provide written notice to the other (a "Dispute Submission Notice") that such party elects to submit the unresolved Disputed Items to PricewaterhouseCoopers or another nationally recognized, independent accounting firm selected jointly by Buyer and Seller (the "Accounting Firm"). In the event that PricewaterhouseCoopers has not agreed to act as the Accounting Firm and an alternative Accounting Firm has not been selected jointly by Buyer and Seller within ten (10) Business Days after the delivery of any Dispute Submission Notice, each of Buyer and Seller shall promptly select an accounting firm and promptly cause such two accounting firms to mutually select a third independent accounting firm to act as the Accounting Firm within twenty (20) Business Days of the delivery of the Dispute Submission Notice.

(ii) Each party hereto shall use its commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter) and to cause the Accounting Firm to, as promptly as practicable after the commencement of the Accounting Firm's engagement, resolve the Disputed Items that remain unresolved and are submitted to the Accounting Firm. There will be no ex parte communications with the Accounting Firm. In resolving the disputes, the Accounting Firm shall act as an accounting expert only and not as an arbitrator and shall not import or take into account usage, custom, or other extrinsic evidence or factors. Each of Buyer and Seller shall be entitled to a single written submission to the Accounting Firm and shall concurrently provide copies to the other of such written submission by it or on its behalf to the Accounting Firm. The Accounting Firm will promptly review only those Disputed Items that remain unresolved and are submitted to the Accounting Firm and resolve the dispute with respect to each such Disputed Item in accordance with this Agreement. In any such case, a single partner of the Accounting Firm selected by such Accounting Firm in accordance with its customary practices and procedures and having expertise with respect to settlement of such disputes shall act for the Accounting Firm in the determination proceeding, and the Accounting Firm shall render a written decision as to each Disputed Item, including a statement setting forth in reasonable detail the basis for its decision and its calculation of the Final Purchase Price based on such decision (the "Final Determination"). In no event shall the Final Determination provide for a calculation of any element of the Purchase Price that is less than the lower calculation thereof shown in the Proposed Final Closing Statement or in the Dispute Notice or greater than the higher calculation thereof shown in the Proposed Final Closing Statement or in the Dispute Notice. The decision of the Accounting Firm with respect to the Disputed Items submitted to it will be final, conclusive, and binding on the parties, absent fraud or manifest error.

(iii) The fees and expenses of the Accounting Firm shall be apportioned between Seller and Buyer based upon the relative extent to which the positions of Seller and Buyer are upheld by the Accounting Firm. The relative extent to which such positions are upheld by the Accounting Firm will be determined by comparing (A) the difference between the Final Purchase Price as finally determined pursuant to this Section 2.4 and the Estimated Purchase Price, assuming all of the positions asserted by Buyer had been upheld in their entirety by the Accounting Firm, and (B) the difference between the Final Purchase Price as finally determined pursuant to this Section 2.4 and the Estimated Purchase Price, assuming all of the positions asserted by Seller had been upheld in their entirety by the Accounting Firm. By way of illustration, if Buyer's calculations would have resulted in a $100,000 net payment to Buyer, Seller's calculations would have resulted in a $100,000 net payment to Seller, and the Accounting Firm's final determination results in an aggregate net payment of $50,000 to Seller, then Buyer and Seller shall pay 75% and 25%, respectively, of the fees and expenses of the Accounting Firm.

(e) Purchase Price Adjustment.

(i) As used herein, "Final Purchase Price" means (i) if a Dispute Notice is not delivered within the forty-five (45) day period contemplated by Section 2.4(c), then the Purchase Price reflected in the Proposed Final Closing Statement as prepared by Buyer, or (ii) if a Dispute Notice is delivered within the forty-five (45) day period contemplated by Section 2.4(c), then the Purchase Price as finally determined pursuant to the dispute resolution provisions of Section 2.4(d) reflecting (x) adjustments agreed to in writing by Buyer and Seller with respect to any Disputed Items that are resolved by Buyer and Seller and (y) adjustments made pursuant to the decision of the Accounting Firm with respect to any Disputed Items that are submitted to and resolved by the Accounting Firm in accordance with Section 2.4(d).

(ii) If the Final Purchase Price exceeds the Estimated Purchase Price (the amount of such excess, the "Positive Adjustment Amount"), then Buyer shall pay (or cause to be paid) by wire transfer of immediately available funds (A) to Seller, an amount in cash each equal to (I) the Positive Adjustment Amount minus (II) the portion of the Positive Adjustment Amount payable to the former Option Holders in consideration for their respective Cash-Out Options canceled pursuant to Section 2.1(b), plus the employer portion of any employment, payroll or other similar Tax withholdings thereon (the "Positive Adjustment Amount Company Option Portion"); and (B) as one or more advances to the applicable Company, an amount in cash equal to the Positive Adjustment Amount Company Option Portion, for further distribution by each Company to each of the former Option Holders in payment pursuant to Section 2.4(e)(iv) and remittance on a timely basis to the applicable Governmental Authority.

(iii) If the Estimated Purchase Price exceeds the Final Purchase Price (the amount of such excess the "Negative Adjustment Amount"), then Seller shall pay (or cause to be paid) an amount in cash equal to the Negative Adjustment Amount by wire transfer of immediately available funds to Buyer.

(iv) Any payment due under this Section 2.4(e) to Seller or Buyer shall be paid by wire transfer of immediately available funds to the account specified in writing by Seller or Buyer, as applicable, within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.4. Any payment due under this Section 2.4(e) as one or more advances to the applicable Company shall be paid by wire transfer of immediately available funds to the account designated by Buyer, within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.4; and on the first regularly scheduled payroll date after such third (3rd) Business Day (or, if such payroll date is within five (5) Business Days thereafter, then on the second regularly scheduled payroll date), each Company shall make a payment to each of its former Option Holders pursuant to the last sentence of Section 2.3(c).

Section 2.5. Withholding. Each of Buyer, Seller, the Company Group members, and their respective Affiliates or successors (each, a "Withholding Agent") shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from any amount otherwise payable to any Person pursuant to this Agreement or any ancillary documents such amounts as it is required to deduct and withhold, or cause to be deducted and withheld, with respect to the making of such payment under applicable Tax Law; provided that (except in the case of income, employment or other payroll-related withholding by Company Group members in respect of compensation) in the event that a Withholding Agent determines it is required to deduct or withhold (or cause to be deducted or withheld) any amounts with respect to payments to any Person under this Agreement or any such ancillary documents, the Withholding Agent shall (a) use commercially reasonable efforts to provide such Person with a schedule of any expected withholding amounts at least five (5) Business Days prior to the date on which the payment to which such withholding relates is to be made and (b) cooperate with such Person in good faith in order to reduce or eliminate any amounts that would otherwise be required to be deducted and withheld hereunder. To the extent that amounts are deducted and withheld in accordance with this Section 2.5 and are remitted to the appropriate Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6. Purchase Price Allocation. Within 120 days after the Closing Date, Seller shall provide Buyer with a proposed allocation of the Purchase Price between the King US Shares and the King Canada Shares, and the portion of the Purchase Price so allocated to the King Canada Shares shall be further allocated (for U.S. income tax purposes) (along with any liabilities or other items treated as part of the ADSP (as such term is defined in Treasury Regulations Section 1.338-4)) among the assets of the King Canada deemed acquired by Buyer as a result of the Section 338(g) Election in accordance with Section 338 of the Code and the Treasury Regulations promulgated thereunder. Within 60 days after Seller provides such proposed allocation, the parties acting in good faith shall use reasonable efforts to agree in writing on an allocation of the Purchase Price between the King US Shares and the King Canada Shares, and (for U.S. income tax purposes) among the assets of King Canada; provided that if the parties are unable to agree within such 60-day period, then each of Seller and Buyer may adopt its own allocation for purposes of its, and its Affiliates', Tax Returns.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER IN RESPECT OF THE COMPANY GROUP

Except as set forth in the disclosure schedules to this Agreement delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement (the "Schedules"), Seller represents and warrants to Buyer as follows:

Section 3.1. Organization.

(a) Each Company has been duly incorporated and is validly existing as a corporation and in good standing under the Laws of its jurisdiction of incorporation. Each Company has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each Company is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the conduct of its business as now being conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

(b) Seller has provided to Buyer true, correct and complete copies of the Organizational Documents of each Company Group member. No Company Group member is in violation of any of the provisions of its Organizational Documents, except where the violation would not reasonably be expected to be materially adverse to the Company Group. Each Company is (where applicable) in good standing to do business in each jurisdiction in which the conduct of its business as now being conducted makes such good standing necessary, except where the failure to be so in good standing would not have a Material Adverse Effect.

Section 3.2. Subsidiaries. Each subsidiary of each of the Companies, together with the form of legal entity of such subsidiary and the jurisdiction of formation, organization or incorporation, as applicable, is set forth on Schedule 3.2. Each subsidiary of each of the Companies has been duly incorporated and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted, in each case except where the failure to be in good standing would not reasonably be expected to be materially adverse to the Company Group. Each subsidiary of each of the Companies is in good standing to do business in those jurisdictions set forth on Schedule 3.2, except where the failure to be so in good standing would not have a Material Adverse Effect. Each subsidiary of each of the Companies is duly licensed or qualified to do business and (where applicable) is in good standing in each jurisdiction in which the properties owned or leased by it or the conduct of its business as now being conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not have a Material Adverse Effect. No Company owns or controls, directly or indirectly, any debt or equity interest in any corporation, partnership, limited liability company, partnership, joint venture, association or other business entity. Together with the Companies, the subsidiaries listed on Schedule 3.2 constitute all of the Company Group members.

Section 3.3. Authorization. Each Company Group member has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is a party and (subject to the receipt of the consents, approvals, authorizations, and other requirements described in Section 3.4 or Section 3.5) to perform its obligations hereunder and thereunder. The execution and delivery by each Company Group member of this Agreement and each of the other Transaction Agreements to which such Company Group member is a party, and the consummation by each Company Group member of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all requisite corporate actions. This Agreement and each of such other Transaction Agreements has been duly and validly executed and delivered by such Company Group member, as applicable, and (assuming this Agreement and such other Transaction Agreements constitute a legal, valid, and binding obligation of the other parties hereto and thereto) constitutes a legal, valid, and binding obligation of such Company Group member, enforceable against such Company Group member in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar Laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law) (collectively, the "Remedies Exceptions").

Section 3.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements described in this Section 3.4 or Section 3.5, neither the execution and delivery of this Agreement or any other Transaction Agreement by any Company Group member nor the consummation by any Company Group member of the transactions contemplated hereby or thereby will, directly or indirectly, and (in the case of clause (c)) with or without the giving of notice or lapse of time (or both), (a) violate any provision of, or result in the breach of, any applicable Law or Governmental Order to which any Company Group member is subject or by which any property or asset of any Company Group member is bound, (b) conflict with any of the Organizational Documents of any Company Group member, (c) violate any provision of or result in a breach of, or require a consent under, any Contract to which any Company Group member is a party or by which it or any of its assets or properties are bound, or result in the termination of any such Contract, or constitute an event that (after notice or lapse of time or both) would result in any such violation, breach, conflict or termination, (d) result in the creation of any Lien on the assets, ownership interests or properties of any Company Group member (other than Permitted Liens), or (e) result in a violation or revocation of any Permit, except to the extent that the occurrence of any of the foregoing items (other than the items set forth in clause (b)) would not reasonably be expected to be materially adverse to the Company Group.

Section 3.5. Governmental Consents. No consent, approval, or authorization of, or designation, declaration, or filing with, any Governmental Authority is required on the part of any Company Group member with respect to the execution or delivery of this Agreement or any of the other Transaction Agreements by any Company Group member or the consummation by any Company Group member of the transactions contemplated hereby or thereby, except for (a) filings under applicable requirements of (i) the HSR Act, (ii) the Canadian Competition Act, or (iii) the Retail Payment Activities Act, (b) any other consents, approvals, authorizations, designations, declarations, or filings the absence of which would not reasonably be expected to be materially adverse to the Company Group (taken individually or in the aggregate), and (c) filings under applicable requirements of any applicable securities or "blue sky" Laws required for compliance thereunder.

Section 3.6. Capitalization.

(a) All of the issued and outstanding Company Shares are held by Seller. Except for (i) the Company Shares and (ii) the King US Shares and King Canada Shares reserved for issuance on exercise of the Company Options, as of the date of this Agreement, there are no other equity interests of either Company issued, reserved for issuance, or outstanding. Immediately upon the transfer to Buyer of the Company Shares at Closing of all of the outstanding Company Shares held by Seller, Buyer will have good and marketable title to such Company Shares, free and clear of all Liens (other than transfer restrictions arising under applicable securities Laws). Either King US or King Canada is the direct or indirect record and beneficial owner of all of the issued and outstanding equity securities of each subsidiary of such Company and Schedule 3.6(a) sets forth the ownership percentage and voting percentage, as applicable, of each such Company.

(b) The Company Shares and all issued and outstanding equity securities of each subsidiary of each Company (i) have been duly authorized and validly issued, (ii) are, to the extent applicable, fully paid and non-assessable, and (iii) are free and clear of all Liens (other than transfer restrictions arising under applicable securities Laws, and subject to the Remedies Exceptions).

(c) Except for the Company Options outstanding as of the date of this Agreement that are listed on Schedule 3.6(c), as of the date of this Agreement, no Company Group member has granted (i) any outstanding options, warrants, rights, or other securities convertible into or exchangeable or exercisable for equity interests of any Company Group member, (ii) any outstanding equity appreciation right, profit participation, phantom stock, restricted stock, restricted stock units, profits interests, or similar equity rights in any Company Group member, or (iii) any outstanding bond, debenture, note or other indebtedness the holders of which have the right to vote or that are convertible, exchangeable or exercisable for any equity interests of any Company Group member. No Company Group member is party to any outstanding commitment or Contract providing for the issuance of additional equity interests, or for the mandatory repurchase or redemption of equity interests, of any Company Group member, and there are no agreements of any kind that may obligate any Company Group member to issue, purchase, register for sale, redeem, or otherwise acquire any equity interests of any Person. There are no equityholder agreements, voting agreements, voting trusts, proxies or similar Contracts or arrangements relating to any equity interests of any Company Group member. There are no declared and unpaid dividends or distributions on any equity interests of any Company Group member.

(d) Schedule 3.6(d) sets forth a true, correct and complete list of all Indebtedness for borrowed money of the Company Group members outstanding as of the date hereof.

Section 3.7. Financial Statements.

(a) Attached to Schedule 3.7(a) are true, correct and complete copies of the unaudited consolidated balance sheets of (i) the Company Group members (other than Dropcountr, Inc.) and (ii) Dropcountr, Inc., in each case as of December 31, 2024, and December 31, 2025, and the related unaudited consolidated statements of operations and cash flows for the respective periods then ended (collectively, the "Financial Statements").

(b) The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered and present fairly in all material respects: (a) the assets and liabilities of the Company Group as at the years then ended; and (b) the financial position, cash flows and results of operations of the Company Group during the periods covered by the Financial Statements. Since January 1, 2025, no Company Group member has effected any material change in any method of accounting or accounting practice for purposes of preparation of the Financial Statements, except for any such change required because of concurrent change in applicable Law.

(c) Each Company Group member's books and records (including all financial records and business records) are true, correct and complete in all material respects and all material transactions to which such Company Group member is or has been a party are accurately reflected therein in all material respects. Each Company Group member's management information systems are adequate in all material respects for the preservation of relevant information and the preparation of accurate reports. The Company Group maintains a system of accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management's general and specific authorization; (B) transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with GAAP and to maintain accountability for assets; and (C) access to assets is permitted only in accordance with management's general or specific authorization. In the last three (3) years, the Company Group and the independent accountants of the Company Group have not identified or received written, or to Seller's knowledge oral, notice of (x) any material deficiency or weakness in the system of internal accounting controls utilized by the Company Group, (y) any fraud, whether or not material, that involves the management of the Company Group members or any of their employees or independent contractors with any role in internal accounting controls, or (z) any material claim or allegation regarding any of the foregoing.

(d) All accounts receivable, unbilled receivables, costs in excess of billings, notes receivable and associated rights of the Company Group related to its business (collectively, "Accounts Receivable") that are reflected on the Financial Statements or arising and/or incurred subsequent to the date thereof arose from and/or were incurred in bona fide transactions occurring in the ordinary course of business and represent valid obligations arising from sales actually made or services performed and/or rendered by the Company Group members in the ordinary course of business and, to Seller's knowledge, are collectible, subject to reserves on the latest balance sheet included in the Financial Statements except as would not reasonably be expected to be materially adverse to the Company Group. All Accounts Receivable are reflected properly in the Company Group's books and records, as applicable, consistent with the Company Group's past practices, as applicable, and GAAP consistently applied except as would not reasonably be expected to be materially adverse to the Company Group. To Seller's knowledge, the Accounts Receivable are not subject to valid defenses, set-offs or counterclaims, subject to reserves on the latest balance sheet included in the Financial Statements.

Section 3.8. Liabilities and Indebtedness. There are no material Liabilities of any Company Group member arising prior to the Closing Date, whether or not accrued and whether or not determined or determinable, other than Liabilities (a) disclosed on, reflected in, reserved against, or provided for in the Financial Statements; (b) that have been incurred in the ordinary course of business since December 31,

2025 (none of which is a Liability for a tort, infringement or breach of Contract matter); or (c) under executory Contracts (none of which is a Liability for a tort, infringement or breach of Contract matter).

Section 3.9. Compliance with Laws.

(a) Each Company Group member is currently conducting, and for the last three (3) years has conducted, its business in compliance with all Laws, and Governmental Orders applicable to it or its business, properties, or assets, except where any non-compliance would not reasonably be expected to be materially adverse to the Company Group. No Company Group member has received any written or oral notice from any Governmental Authority that any violation of any Law or Governmental Order is being or may be alleged, except where any violation would not reasonably be expected to be materially adverse to the Company Group.

(b) No Company Group member nor any of its Representatives, directly or indirectly, has (i) given or agreed to give any unlawful gift, contribution, bribe, rebate, payoff, influence payment, kickback or similar benefit to any customer, supplier, governmental Representative, or any other Person, private or public, regardless of form, whether in money, property or services to obtain favorable treatment in securing business, to pay for favorable treatment for business secured or to obtain special concessions, or for special concessions already obtained, for or in respect of the Company Group, (ii) established or maintained on behalf of the Company Group any fund or material asset, or paid any fee, commission or other payment, that has not been properly recorded in the books and records of the Company Group or (iii) otherwise materially violated any Anti-Corruption Law, except in each case of clause (i) – (iii) with respect to such Representatives (but other than any director, officer, or employee of any member of the Company Group acting at the direction of a Company Group member) as would not reasonably be expected to be materially adverse to the Company Group.

(c) No Company Group member nor any of its Representatives is or in the last three (3) years has been (i) a Sanctioned Person or (ii) otherwise in violation of Anti-Terrorism Laws, except in each case of clauses (i)–(ii) with respect to such Representatives (but other than any director, officer, or employee of any member of the Company Group acting at the direction of a Company Group member) as would not reasonably be expected to be materially adverse to the Company Group. The Company Group has maintained and enforced policies and procedures designed to prevent, detect and deter violations of Anti-Terrorism Laws and, to the Seller's knowledge, there have not been any violations by the Company Group members of such policies and procedures.

(d) No Company Group member has, nor have any of its Representatives, (i) been investigated or indicted for or charged with or convicted of any felony or any crime involving fraud or misrepresentation or (ii) been subject to any Governmental Order barring, suspending or otherwise limiting the right of any Company Group member or such Person to engage in any activity conducted by any Company Group member except in each case of clause (i) – (ii) with respect to such Representatives (but other than any director, officer, or employee of any member of the Company Group acting at the direction of a Company Group member) as would not reasonably be expected to be materially adverse to the Company Group.

(e) King Canada has applied for registration as a payment services provider (PSP) under the Retail Payment Activities Act.

Section 3.10. Litigation. There is not, and for the last three (3) years there has not been, any Action pending or threatened in writing or, to Seller's knowledge, orally against any Company Group member, any of its assets or properties, or any of its current or former directors or officers in their capacities as such, in each case that if determined adversely to the applicable Company Group member would reasonably be expected to be materially adverse to the Company Group. During the last three (3) years, (a) no claim or dispute involving any Company Group member has been settled prior to the commencement of any Action, (b) no Company Group member has been, or currently is, the plaintiff or complainant in any Action, and (c) no Action involving any Company Group member has resulted in a Governmental Order of injunctive relief or specific performance against any Company Group member, in each case of clauses (a)–(c) that if determined adversely to the applicable Company Group member would reasonably be expected to be material to the Company Group. No Company Group member (or any assets or properties of any Company Group member) is subject to any outstanding Governmental Order, in each case that if determined adversely to the applicable Company Group member would reasonably be expected to be material to any member of the Company Group.

Section 3.11. Material Contracts.

(a) Schedule 3.11(a) contains a true, correct and complete list of the following Contracts to which, as of the date of this Agreement, any Company Group member is a party (each Contract listed or required to be listed collectively, the "Material Contracts" and each, a "Material Contract"):

(i) any Contract with any of the Top Customers;

(ii) any Contract with any of the Top Suppliers;

(iii) any Contract with any of the Top Referral Partners;

(iv) any lease of personal property by or to any Company Group member involving consideration or other expenditure in excess of $150,000 per year;

(v) any Contract providing for the settlement of any Action that was entered into in the last three (3) years and (A) imposes continuing obligations on any Company Group member or (B) involved the payment by or to any Company Group member of consideration in excess of $500,000;

(vi) any Contract with any federal Governmental Authority; provided that for purposes of Schedule 3.11(a)(vi), only the counterparties to such Contracts shall be listed; provided further that all Contracts with such counterparties shall nonetheless constitute "Material Contracts";

(vii) all general partnership agreements, limited partnership agreements, and joint venture agreements relating to any ownership interest in any Person (excluding direct or indirect, wholly-owned subsidiaries of the Companies);

(viii) any Contract relating to the acquisition or disposition during the last three (3) years of any Person or business, including any former subsidiary, division or business of any Company Group member (whether by merger, amalgamation, consolidation or other business combination, sale of securities, sale of assets or otherwise);

(ix) any Contract other than this Agreement that provides for "earn-outs", indemnification or other contingent payments directly relating to the acquisition or disposition in the last seven (7) years by any Company Group member of any business, in each case under which any Company Group member has any executory covenants or other outstanding or unpaid obligations;

(x) any Contract relating to the license, covenant not to sue, assignment or other grant of rights with respect to Intellectual Property or involving Owned Intellectual Property from any Company Group member to a third party or from a third party to any Company Group member, in each case excluding any non-exclusive Contracts (A) with any Company Group customer and entered into in the ordinary course of business, (B) that constitute off-the-shelf license or software Contracts, or (C) that are Incidental Licenses);

(xi) any Affiliate Contract;

(xii) any power of attorney, which is currently in effect, given to any Person for any purpose;

(xiii) any Contract with any Top Customer, Top Supplier, or Top Referral Partner or, to Seller's knowledge, any other customer or supplier, prohibiting or restricting any Company Group member from competing in any business or geographical area or otherwise restricting it from carrying on its business anywhere in the world;

(xiv) any Contract with any Top Customer, Top Supplier, or Top Referral Partner involving the payment by or to any Company Group member of consideration in excess of $100,000 prohibiting or restricting any Company Group member from soliciting customers or employees;

(xv) any Contract with any Top Customer, Top Supplier, or Top Referral Partner involving the payment by or to any Company Group member of consideration in excess of $100,000 that requires any Company Group member to deal exclusively with or grant exclusive rights to another party to such Contract or that contains a most favored nation or best pricing provision by which another party to such Contract is or could be entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person;

(xvi) any Contract evidencing any outstanding Indebtedness of the Company Group in excess of $500,000 of the type in clause (i), (ii), (iii), (v), or (vi) of the definition of Indebtedness;

(xvii) (A) all employment, personal services, consulting, or independent contractor Contract with any Person whose annual base compensation rate as of March 1, 2026 is in excess of $200,000 per year, (B) for all such Contracts in clause (A), (I) any Contracts that restrict any Company Group member's ability to terminate the employment or services of any such Person at any time for any lawful reasons or no reasons without penalty or prior notice, other than as required by applicable Law, or (II) any Contracts that provide for severance or salary continuation in the event of termination of any such Person's employment or other service that is in excess of severance due under the Company Group members' severance practices, other than as required by applicable Law;

(xviii) all collective bargaining agreements, organizing rights agreements or other labor-related Contract with any labor union works council or other employee representative body;

(xix) any Contract that provides for a Change in Control Payment;

(xx) all Contracts providing for indemnity (including any obligations to advance funds for expenses) to the current or former directors, managers, officers or similar persons of any Company Group member; and

(xxi) all Contracts that obligate any Company Group member (whether before or after the Closing) to make any capital expenditure in excess of $150,000 for a single item or in excess of $500,000 in the aggregate.

(b) With respect to each Material Contract, except as would not reasonably be expected to be materially adverse to the Company Group, (i) such Material Contract is in full force and effect and represents the valid, binding, and enforceable obligations of the Company Group (subject to the Remedies Exceptions) and, to Seller's knowledge, represents the valid, binding, and enforceable obligations of the other parties thereto (subject to the Remedies Exceptions), (ii) no Company Group member or, to Seller's knowledge, any other party thereto, is in breach of, or default under, such Material Contract, (iii) no Company Group member has received any written claim or notice of breach of or default under any such Contract, and (iv) no condition has occurred that, with or without the giving of notice or lapse of time (or both), constitutes a material default thereunder on the part of the Company Group or, to Seller's knowledge, any of the other parties thereto, or give to any other Person any right of termination, amendment, modification, acceleration, suspension, revocation, first offer or first refusal under any such Material Contract or result in the creation of any Lien on any of the Company Group's assets or properties (other than a Permitted Lien). True, correct and complete copies of all Material Contracts have been provided to Buyer.

Section 3.12. Intellectual Property.

(a) Schedule 3.12(a) contains a true, correct and complete list, as of the date of this Agreement, of all registered Owned Intellectual Property (including the record owner thereof) and for each item, (i) the application or registration number; (ii) the applicable country, province, or state; (iii) the dates filed and issued; (iv) the present status; and (v) for each domain name, the renewal date and the name of the registry.

(b) A Company Group member owns and has the legal and beneficial right, title, and interest in or has valid and enforceable licenses, sublicenses, or other agreements or rights to use all Intellectual Property that is necessary to conduct the business of the Company Group as presently conducted. All Owned Intellectual Property is owned free and clear of all material Liens, except for Permitted Liens, and all Owned Intellectual Property is valid, subsisting and enforceable, and has not been abandoned or cancelled.

(c) Except as would not reasonably be expected to be materially adverse to the Company Group, no Company Group member has received any written allegations of infringement or other violation by any Company Group member of any Intellectual Property rights of any Person. Except as would not reasonably be expected to be materially adverse to the Company Group, the conduct of the business of the Company Group as presently conducted does not infringe or otherwise violate any Intellectual Property rights of any Person, and none of the Owned Intellectual Property is being infringed on, misappropriated, diluted, or otherwise violated by any Person. No Action by any Person contesting the validity, effectiveness, enforceability, use, registration or ownership of any of the Owned Intellectual Property is pending or, to Seller's knowledge, is threatened in writing, and there are no actual or threatened material claims (including reexamination and reissue proceedings) relating to Owned Intellectual Property before any court, tribunal or other Governmental Authority (including the United States Patent and Trademark Office or equivalent authority anywhere in the world).

(d) All licenses to or by any Company Group member of Intellectual Property (other than commercial, off-the-shelf Software and Open Source Software) represent the valid, binding, and enforceable obligations of such Company Group member (subject to the Remedies Exception) and, to Seller's knowledge, represent the valid, binding, and enforceable obligations of the other parties thereto. Except where a breach or default would not reasonably be expected to be materially adverse to the Company Group, no Company Group member or, to Seller's knowledge, any other party thereto is in material breach of or default under any such Contract, and no Company Group member has received any written claim or notice of breach of or default under any such Contract.

(e) The Company Group has implemented policies and procedures that are commercially reasonably designed to establish and preserve ownership of or exclusive rights in any Intellectual Property created or developed by or on behalf of each Company Group member, including requiring all employees, consultants, agents, and contractors of each Company Group member who are or were involved in, or who have accessed Trade Secrets or confidential information of a Company Group member or contributed to, the creation or development of any Intellectual Property in the course of their service to a Company Group member to: (i) assign to the applicable Company Group member all such Intellectual Property and, where applicable, acknowledge that works to which they contributed are "works made for hire," (ii) waive any unassignable rights, such as moral rights, in favor of such Company Group member, and (iii) agree to maintain the confidentiality of any source code, proprietary know-how, trade secrets, or other confidential Intellectual Property of such Company Group member.

(f) Schedule 3.12(f) sets forth a true, correct and complete list, as of the date of this Agreement, of all copyleft or similar reciprocal-license Open Source Software that is currently being used by the Company Group.

(g) Except as would not reasonably be expected to be materially adverse to the Company Group, no proprietary Software included in the Owned Intellectual Property ("Owned Software") incorporates or is distributed with Open Source Software that is subject to the provisions of any "open source" Intellectual Property license, and used by any Company Group member, that (A) requires the distribution of source code (other than to the applicable "open source" component itself) in connection with the distribution of such Owned Software in object code form; (B) limits the freedom of any Company Group member to seek full compensation in connection with licensing and distribution of the applications incorporating the Open Source Software; or (C) requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the Owned Software incorporating the Open Source Software. With respect to each item of Owned Software, a Company Group member is in actual possession and control of the applicable source code, object code, code writes, notes, documentation, programmers' notes, source code annotations, and user manuals required for use, distribution, development, enhancement, maintenance and support of such Owned Software in the ordinary course of business, subject to any licenses granted to third parties. Except as would not reasonably be expected to be materially adverse to the Company Group, no Company Group member has disclosed to any third party or escrowed with any escrow agent, or agreed to disclose to any such third party or escrow agent, in each case that is not an employee or consultant of a Company Group member under a duty of confidentiality thereto and to the extent that the Company Group has deposited any source code of any Owned Software into an escrow, no such source code has been disclosed or released therefrom, except as would not reasonably be expected to be materially adverse to the Company Group.

Section 3.13. Privacy and Data Security.

(a) Each Company Group member's data privacy and security practices conform, and at all times in the last four (4) years have conformed in all material respects, to all of the Privacy and Data Protection Obligations. Assuming compliance with Section 6.14, the execution, delivery and performance of this Agreement will not cause, constitute or result in a material breach or violation of any Privacy and Data Protection Obligations. Each Company Group member has all rights necessary to Process all Personal Information used in the business. To Seller's knowledge, no third party that Processes Personal Information on behalf of any Company Group member has breached any Company Data Agreement, except as would not reasonably be expected to be materially adverse to the Company Group.

(b) A Company Group member owns or has a valid right to access and use all material computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain, and operate data, information, and functions used in connection with the business of the Company

Group as presently conducted (the "Company IT Systems"), and except as would not reasonably be expected to be materially adverse to the Company Group, such Company IT Systems are sufficient for the immediate and anticipated future needs of the business of the Company Group as it is currently conducted. Each Company Group member has implemented and maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities with respect to the Company IT Systems. In the last three (3) years, the Company IT Systems have not suffered any error, breakdown, disruption or failure that has caused disruption or damage to the operation of the business of the Company Group and that has not been remedied, except as would not reasonably be expected to be materially adverse to the Company Group. In the last four (4) years, except as would not reasonably be expected to be materially adverse to the Company Group, (i) the Company IT Systems have not experienced bugs, viruses, malicious code, malware, failures, breakdowns, or continued substandard performance, and (ii) no bug, virus, malicious code, malware, failure, or breakdown has caused any material disruption or interruption in or to the use of any such Company IT Systems. The Company IT Systems are (y) free from all material defects in design, workmanship and materials, and (z) in good working condition, reasonable wear and tear excepted.

(c) Each Company Group member has established and maintains commercially reasonable and appropriate technical, physical and organizational controls, polices, procedures, safeguards, measures and security systems, plans and technologies in material compliance with all information security requirements under Privacy and Data Protection Obligations. Except as would not reasonably be expected to be materially adverse to the Company Group, in the last four (4) years no breach or security incident in relation to Personal Information or other confidential or proprietary data of any Company Group member (collectively, "Company Data") or Company IT Systems has occurred or, to the Seller's knowledge, been threatened, and there has been no actual or, to the Seller's knowledge, threatened unauthorized or illegal Processing of, or accidental or unlawful destruction, loss or alteration of, any Company Data. In the last four (4) years, no Company Group member has been required by applicable Law to notify a Governmental Authority or any Person of a breach or security incident. Neither a Company Group member, nor any Person acting on a Company Group member's behalf or direction has: (A) paid any perpetrator of, or party making a threat regarding, any security breach, incident or cyber-attack or (B) paid any third party with actual or alleged information about a security breach, incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

(d) Except as would not reasonably be expected to be materially adverse to the Company Group, there are no Actions pending or threatened, or written complaints received and/or filed, against any Company Group member, and no Company Group member is subject to any settlement agreements, investigations, audit results, allegations of non-compliance, or orders before or by a Governmental Authority, arbitrator or self-regulating organization, regarding a Company Group member's material privacy or information security practices and/or material non-compliance with a relevant requirement of any Privacy and Data Protection Obligations. To Seller's knowledge, there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Authority) that would reasonably be expected to give rise to any of the foregoing.

Section 3.14. Employee Matters.

(a) Schedule 3.14(a) sets forth, as of the date of this Agreement, for each individual who is employed by a Company Group member as of March 1, 2026, the following: (i) name; (ii) title or position; (iii) current annual base compensation rate or hourly rate (as applicable) and incentive compensation; (iv) start date; (v) location of employment (city and state); (vi) status as full-time, part-time or temporary; and (vii) status as active/inactive (and if inactive, start date of leave and expected return to work date, if known. The Company Group has completely and accurately completed Forms I-9 for each current and former employee located in the United States, and has retained those forms in accordance with applicable Laws. All employees employed by the Company Group are authorized to work in the country in which they work.

(b) None of the employees listed in Schedule 3.14(a) and whose annual base compensation rate as of March 1, 2026 is in excess of $200,000, is a party to any written or oral employment, service, or consulting agreement with a Company Group member, except for oral employment agreements of indefinite term and without any special arrangements or commitments with respect to the continuation of employment or payment of any particular amount upon termination of employment other than as resulting by Law from the employment of an employee without an agreement as to notice or severance. No Company Group member has entered into any Contract with any employee that contains a restriction on the Company Group's ability to dismiss such employee upon such period of notice as is required by Law (statutory and common law) in respect of a Contract of hire for an indefinite term. The Company Group is not, nor has it been in the past three (3) years, delinquent in payments to any current or former employee for earned wages, wage supplements, salaries, commissions, bonuses, overtime pay, severance pay, paid time off, vacation pay, holiday pay, sick pay, or with respect to amounts required to be reimbursed, nor is it delinquent in paying compensation or required reimbursements to any current or former consultant or contractor for any services performed by any of them on behalf of any Company Group member, except as would not reasonably be expected to be materially adverse to the Company Group.

(c) Except as would not reasonably be expected to be materially adverse to the Company Group, the Company Group has not, during the three (3)-year period prior to the date of this Agreement, taken any action that would constitute a "mass layoff" or "plant closing" within the meaning of the Worker Adjustment Retraining and Notification Act of 1988, as amended (the "WARN Act"), or any similar or related applicable Laws or that would otherwise reasonably be expected to trigger a notice requirement or result in a material Liability or obligation of, or material restriction on, the Company Group under the WARN Act or any similar or related applicable Laws. Except as would not reasonably be expected to be materially adverse to the Company Group, the employment or services of each former employee, consultant or contractor in the past three (3) years was terminated by the Company Group in accordance with all applicable Laws (including the WARN Act and any similar or related applicable Laws). Except as would not reasonably be expected to be materially adverse to the Company Group, the Company Group does not have, and would not reasonably be expected to have, any material Liability with respect to the WARN Act or any similar or related applicable Laws. Except as would not reasonably be expected to be materially adverse to the Company Group, there have been no "employment losses" as defined under the WARN Act or similar state, local or foreign Law as to any employees of the Company Group within the three (3) year period prior to the Closing.

(d) Schedule 3.14(d)(i) sets forth a true, correct and complete list, as of the date of this Agreement, of all current non-employee independent contractors (provided, for the avoidance of doubt, that such Schedule is not required to list individual employees or subcontractors of an independent contractor that is an entity, including in the case of any staffing companies or similar contingent labor providers) as of the date of this Agreement who, whether full-time or part-time, provide services to the Company Group, including each such Person's name, start and termination dates of service, current fees, engaging entity, description of services, and work location (city and state). No "leased employee," as that term is defined in Section 414(n) of the Code, performs or has performed within the last three (3) years any services for the Company Group.

Section 3.15. Labor Matters.

(a) No Company Group member is, or has been in the last three (3) years, subject to any agreement with any labor organization, trade union, council of trade unions, employee bargaining agency, affiliated bargaining agent or employee association or has made any commitment to or, in the last three (3) years, conducted negotiations with any such party with respect to any future agreement. No labor organization, trade union, council of trade unions, employee bargaining agency, affiliated bargaining agent or employee association holds bargaining rights with respect to any of the employees of any Company Group member or has applied or threatened to apply to be certified as the bargaining agent of any employees of any Company Group member.

(b) There are no, and in the last three (3) years there have not been any, existing or, to Seller's knowledge, threatened union organizing campaign with respect to any employees of any Company Group member, labor strikes, labor disputes, grievances, slowdowns, stoppages, picketing, concerted refusal to work, lockout or unfair labor practice charges or complaints affecting the business of the Company Group.

(c) Each Company Group member is in compliance in all material respects with, and during the last three (3) years each Company Group member has complied, in all material respects, with, all Laws applicable to it relating to labor, unions, collective bargaining, employment and employment practices, including those relating to occupational health and safety, hazardous materials, employment standards, human rights, pay equity, workers' compensation, wages, hours, other compensation, vacation pay, holiday pay, sick pay, overtime, exempt/non-exempt classification, independent contractor classification, data privacy, immigration and citizenship, work authorization and status, federal, state and local equal employment opportunity laws, reasonable accommodation, disability rights or benefits, leaves of absence, child labor, hiring, promotion and adverse job action of employees, work conditions, meal and break periods, employee whistle-blowing, discrimination, retaliation and harassment in employment, terms and conditions of employment, or termination of employment, withholding of income and employment Taxes, unemployment compensation, employee privacy, and employee rights to access personnel records and social security contributions, and there are no, and there are no Actions pending or, to Seller's knowledge, threatened against the Company Group (or any of its Representatives in their capacity as such) related to any of the foregoing, except as would not reasonably be expected to be materially adverse to the Company Group. All amounts due and payable by a Company Group member to its employees and independent contractors have been paid in full or have been accrued for in the ordinary course of business; for the avoidance of doubt, King Canada has paid in full, or has accrued for in the ordinary course of business, all amounts owing under the Workplace Safety and Insurance Act (Ontario), or comparable Laws elsewhere, where applicable, and the workers' compensation claims experience of the Company Group does not permit a penalty reassessment under any such legislation. There are no, and, to Seller's knowledge, during the past three (3) years there have not been any, Actions against the Company Group which would reasonably be expected to be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company Group of any Person. To Seller's knowledge, the Company Group does not employ, nor has it employed, any employee and does not retain, nor has it retained, any independent contractor in violation of any restrictive covenant, non-compete, non-solicitation, or confidentiality agreement to which such employee or independent contractor is a party.

(d) No employee of a Company Group member is employed pursuant to the terms of a work permit.

Section 3.16. Employee Plans.

(a) Schedule 3.16(a) sets forth a true, correct and complete list, as of the date of this Agreement, of each material plan, fund, program, agreement or arrangement providing for employee benefits for any current or former employee, director, officer or individual independent contractor of any Company Group member and any spouse, dependent or beneficiary thereof, including each deferred compensation, bonus, pension, retirement, stock purchase, stock option, phantom right or unit and other equity compensation plan, "welfare plan" (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), "pension plan" (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), retention, severance, termination pay or change of control plan or agreement, health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal, fringe benefit or other employee benefit plan, fund, program, agreement or arrangement, determined without regard to whether such plan, fund, program, agreement or arrangement is subject to ERISA, that is either (i) sponsored or maintained by, or is required to be sponsored or maintained by, Seller or an applicable Affiliate thereof (other than a Company Group member) or to which Seller or an applicable Affiliate thereof (other than a Company Group member) makes contributions, or has an obligation to make contributions (collectively, the "Seller Plans"), or (ii) that is sponsored or maintained by any Company Group member or to which any Company Group member makes contributions or has an obligation to make contributions (collectively, excluding the Seller Plans, the "Company Plans"; and together with the Seller Plans, the "Employee Plans"); provided that an Employee Plan shall not include any plans established pursuant to applicable Laws that are for the benefit of any current or former employee, director, officer or individual independent contractor or consultant of a Company Group member working and residing outside of the United States and that are maintained by a Governmental Authority, including the Canada Pension Plan, Employment Insurance and workers' compensation insurance.

(b) With respect to each such Company Plan, the Companies have delivered to Buyer, to the extent applicable, true, correct and complete copies of (i) the current Company Plan document, including any amendments thereto, (ii) a written description of such Company Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report, (iv) the most recent IRS determination or opinion letter, (v) the most recent annual report (Form 5500 or 990 series and all schedules and financial statements attached thereto), and (vi) all non-routine material correspondence to or from the IRS or any other Governmental Authority in the last three (3) years with respect to any Company Plan (collectively, the "Company Plan Documents").

(c) Except as would not reasonably be expected to be materially adverse to the Company Group, each Employee Plan is, and for the last four (4) years has been, established, registered, qualified, administered, funded and invested, in compliance with the terms of such Employee Plan, including the terms of any documents in respect of such Employee Plan and applicable Laws, including ERISA and the Code. Except as would not reasonably be expected to be materially adverse to the Company Group, each Employee Plan that is intended to qualify for Tax-preferred or Tax-exempt treatment, including under Section 401(a) of the Code, is so qualified or registered and has, where applicable, received a favorable determination letter from the applicable Governmental Authority, or is the subject of a favorable opinion letter from the applicable Governmental Authority upon which each Company Group member may rely, that such plan is so qualified, and there are no existing facts or circumstances that would be reasonably likely to result in the loss of the qualified or registered status of any such Company Plan or the Tax-preferred or Tax-exempt status of any related trust, as applicable.

(d) All contributions, premiums or other remittances required to be made by Seller or an applicable Affiliate thereof (other than a Company Group member) or any Company Group member under the terms of each Employee Plan or by applicable Laws have, in all material respects, been made in a timely fashion in accordance with the applicable Laws and the terms of such Employee Plan. Neither the execution or delivery of this Agreement or any of the other Transaction Agreements nor the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any additional or subsequent event including termination of employment or other service) constitute an event under any Employee Plan that will or may result in any payment (whether severance pay or otherwise), acceleration of payment or vesting of benefits, including the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, forgiveness of indebtedness, acceleration or increase in funding obligations, vesting, distribution, restriction of funds, increase or acceleration in benefits under any Employee Plan in respect of any current or former employee, director, officer or individual independent contractor of any Company Group member and/or any spouse, dependent or beneficiary thereof.

(e) Except as would not reasonably be expected to be materially adverse to the Company Group, no Company Group member or any current or former employee, officer, director, or agent thereof, or, to the Seller's knowledge, any trustee, administrator, fiduciary or other "party in interest" or "disqualified person" thereof, has engaged in any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breached any fiduciary duty with respect to any Employee Plan that would be reasonably likely to subject any Company Group member to any Liability, Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.

(f) No Taxes, penalties or related interest are owed, nor does there exist any facts or circumstances that would be reasonably likely to result in any Taxes, penalties or related interest being owed, by any Company Group member under or in relation to any Employee Plan or any employee benefit plan of any ERISA Affiliate of any Company Group member.

(g) There are no pending or, to Seller's knowledge, threatened claims, investigations, examinations, audits or other proceedings or actions by, against, involving or on behalf of any Employee Plan (other than routine claims for benefits in the ordinary course in accordance with the terms of the Employee Plan), that would be reasonably likely to subject any Company Group member to any material Liability. To Seller's knowledge, there is no investigation by any Governmental Authority or any Action pending or threatened in writing, involving any Employee Plan, that would be reasonably likely to subject any Company Group member to any material Liability (individually or in the aggregate).

(h) No Company Plan is (i) a Multiemployer Plan, (ii) a plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (iii) a "multiple employer plan" within the meaning of Sections 4063, 4064 or 4066 of ERISA, (iv) a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA, (v) a plan that provides retiree health or other welfare benefits to former employees or service providers other than health continuation coverage pursuant to COBRA for which the recipient pays the full premium therefore on an after-tax basis, (vi) a pension plan that is subject to federal or provincial pension standards legislation in Canada, including any "registered pension plan" (as such term is defined in Section 248(1) of the Tax Act), (vii) a "retirement compensation arrangement" (as such term is defined in subsection 248(1) of the Tax Act), (viii) an "employee life and health trust" (as such term is defined in subsection 248(1) of the Tax Act), or (ix) an "employees profit sharing plan" (as such term is defined in subsection 144(1) of the Tax Act). No Company Plan is intended to be or has ever been found or alleged by a Governmental Authority in writing to be a "salary deferral arrangement" (as such term is defined in subsection 248(1) of the Tax Act). No "employer" within the meaning of Section 3(5) of ERISA that is not an ERISA Affiliate participates in any Company Plan. No Company Group member has any material Liability with respect to any of the foregoing types of benefit plans that are a Seller Plan or are sponsored or maintained by, Seller or any Affiliate thereof, or required to be sponsored or maintained by, any ERISA Affiliate of any Company Group member or to which Seller or any Affiliate thereof, or any ERISA Affiliate of any Company Group member makes contributions, or has an obligation to make contributions or otherwise has any material Liability.

(i) Each Employee Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code that is subject to Section 409A of the Code has been administered and maintained at all times in all material respects in operational and documentary compliance with Section 409A of the Code and the regulations and guidance promulgated thereunder.

(j) Each individual service provider of each Company Group member who has been classified as an "employee" or as an "independent contractor" has been properly classified as such, and to Seller's knowledge, there exists no condition or set of circumstances that could subject any Company Group member or any Company Plan to any material Liability, Tax, penalty or fee under ERISA, the Code or any applicable Law with respect to any Company Plan relating to the failure to properly classify any individual service provider as an "employee" or "independent contractor."

(k) Each Company Plan that is a "group health plan" within the meaning of Section 733 of ERISA is, and at all times has been in, compliance in all material respects with the Patient Protection and Affordable Care Act of 2010 ("PPACA"), the Health Care and Education Reconciliation Act of 2010 ("HCERA"), COBRA, and all applicable Laws, to the extent applicable, and no event has occurred and no condition exists with respect to any Employee Plan that would reasonably be expected to result in the imposition of any Taxes or penalties imposed by PPACA, HCERA, COBRA or other applicable Laws for failing to comply with such Laws, including any failure to comply in all material respects with the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or with applicable requirements under Sections 4976 through 4980H of the Code or Title I of ERISA.

(l) Each Employee Plan that is a "pension plan" within the meaning of Section 3(2) of ERISA but is not qualified under Code Section 401(a) is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and has timely made the one-time filing with the Department of Labor, except as would not reasonably be expected to be materially adverse to the Company Group.

(m) Each group welfare or retirement Company Plan may be amended or terminated by a Company Group member in accordance with the terms thereof (and the terms of applicable administrative services agreements and insurance policies), without causing the accrual of any additional costs or liabilities other than benefits accrued prior to the date of such amendment or termination, normal administrative costs relating to the termination, or Liability arising under applicable employment Law; provided, that health coverage otherwise required under PPACA, HCERA or COBRA is otherwise made available by a Company Group member if and to the extent required by such Laws. No commitments have been made by any Company Group member to improve or otherwise amend any Company Plan.

Section 3.17. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to any Company Group member have been properly prepared and filed (in a timely manner, taking into account any applicable extensions of time to file), and all such Tax Returns are true, correct and complete in all material respects.

(b) All income and other material Taxes that are due and payable by each Company Group member (whether or not shown on a Tax Return) have been fully paid or, to the extent not yet due and payable, properly accrued.

(c) There are no material Tax Liens upon any of the assets or properties of any Company Group member, other than Permitted Liens. There are no extensions or waivers of statutes of limitations given with respect to any income or other material Taxes of the Company Group (other than with respect to customary extensions to file Tax Returns).

(d) No Company Share has at any time within the 60-month period prior to the Closing Date derived, more than 50% of its fair market value directly or indirectly from one or any combination of

(i) real or immovable property situated in Canada, (ii) Canadian resource properties (as defined in the Tax Act), (iii) timber resource properties (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law, a right in, property described in any of the immediately preceding clauses (i) to (iii), whether or not the property exists.

(e) The Company Group members have each complied in all material respects with relevant transfer pricing laws (including, for greater certainty, section 247 of the Tax Act and Section 482 of the Code), including to prepare reasonable contemporaneous documentation and other documents supporting such members' transfer pricing.

(f) There is no pending, or threatened in writing, Action concerning any material Tax Liability of any Company Group member. No Company Group member has received from any Tax authority any (i) written notice within the three (3) years preceding the date hereof indicating an intent to open an audit or other review with respect to income or other material Taxes or (ii) written notice within the three (3) years preceding the date hereof of a deficiency or proposed adjustment, with respect to income or other material Taxes, for an amount of Tax that has not been fully paid, settled or accrued. There is no dispute or claim concerning any obligation of any Company Group member, with respect to income or other material Taxes, to file Tax Returns or pay Taxes in any jurisdiction in which such Company Group member does not file such Tax Returns or pay such Taxes. None of the Canadian Company Group members has ever been required to file any Tax Return with, or has ever been liable to pay any Taxes to, any Tax authority outside of Canada.

(g) No Company Group member has ever been a member of an Affiliated Group (other than (i) an Affiliated Group having as its common parent Hearst Communications, Inc. or Kubra Holdings, Inc. or (ii) an Affiliated Group comprised solely of the Company Group members). Except as stated in the preceding sentence, no Company Group member has any liability for the Taxes of any Person (other than another Company Group member) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, or by Contract or by operation of Law (including, for greater certainty, under sections 159 and 160 of the Tax Act).

(h) No Company Group member is party to any Tax sharing, indemnification or allocation agreement that is currently in effect, other than any such agreement as to which only Company Group members are parties. For purposes of this representation, commercial agreements or Contracts not primarily related to Taxes arising in the ordinary course of business shall not be considered Tax sharing, indemnification or allocation agreements.

(i) No Company Group member has participated in any "reportable transaction," as defined under Treasury Regulations Section 1.6011-4(b)(1). No Company Group member has ever had an obligation to file an information return pursuant to (i) sections 237.3, 237.4 or 237.5 of the Tax Act or (ii) any equivalent provisions of applicable provincial or territorial legislation.

(j) No facts, circumstances, or events exist or have existed that have resulted in, or may result in, the application of any of sections 15, 17, 79 to 80.04 of the Tax Act (or any similar provision of an applicable Law of any province or territory of Canada) to any Canadian Company Group Member at any time up to Closing.

(k) The value of the consideration paid or received by a Canadian Company Group member for the acquisition, sale, transfer or provision of property (including intangibles) or the provision of services (including financial transactions) from or to a person with whom such Canadian Company Group member was not dealing at arm's length within the meaning of the Tax Act was, in all material respects, approximately equal to the fair market value of such property acquired, provided or sold or services purchased or provided.

(l) None of the Canadian Company Group members has made any material payment, or is obligated to make any material payment, or is a party to any agreement under which it could be obligated to make any material payment, that may not be deductible by virtue of section 67 or give rise to an income inclusion pursuant to section 78 of the Tax Act or any similar payment of an applicable Law of any province or territory of Canada.

(m) No Company Group member has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction within the two-year period ending on the date of this Agreement that was intended to be governed in whole or in part by Section 355 of the Code.

(n) Each Company Group member has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to, or allocated to, any employee, independent contractor, stockholder or other Person. Each Company Group member has properly completed and timely filed all required Tax Returns and other required forms with respect to withholding and has otherwise complied with all other information reporting and withholding provisions of Law in all material respects.

(o) Each Company Group member has properly (i) collected and remitted all material sales and similar Taxes (including GST/HST and provincial sales tax) with respect to sales made to its customers and (ii) for all material sales that are exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt.

(p) The Canadian Company Group members are each duly registered with the Canada Revenue Agency under Subdivision d of Division V of Part IX of the Excise Tax Act (Canada) for purposes of goods and services tax and the harmonized sales tax ("GST/HST") and each of their GST/HST registration numbers are 899655245 RT0001. All material input tax credits, rebates and similar refunds claimed by the Canadian Company Group members for GST/HST and provincial or other sales or value-added tax purposes were calculated in accordance with applicable Laws. The Canadian Company Group members have otherwise complied with all registration and reporting requirements in respect of GST/HST and provincial or other sales or value-added tax in accordance with applicable Laws.

(q) No Company Group member will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Law) executed on or prior to the Closing; (ii) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Law) in existence on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) election under Section 965(h) of the Code made on or prior to the Closing or (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(r) Section 3.17(r) contains a true, correct and complete list of the U.S. federal income tax classification of each Company Group member.

(s) No Company Group member has either received or requested any private letter ruling or similar written ruling from any Governmental Authority, or is subject to any Contract with a

Governmental Authority, with respect to Taxes for any period for which the statute of limitations (taking into account any applicable extensions or waivers) has not expired.

(t) There is no outstanding material Liability of any Company Group member for escheat or unclaimed property.

(u) No Company Group member has a permanent establishment (within the meaning of an applicable income Tax treaty) or otherwise has an office or fixed place of business in a country other than its country of incorporation, formation or organization that would subject it to Tax in such other country.

(v) No Company Group member has claimed any tax credits under the CARES Act, the Canada Emergency Wage Subsidy, Canada Emergency Rent Subsidy or any analogous provision of any province or territory of Canada to which they were not entitled to.

(w) No Company Group member is properly treated as a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is properly treated as a partnership for Tax purposes.

Section 3.18. Insurance. Schedule 3.18 sets forth a true, correct and complete list of all current primary Insurance Policies as of the date of this Agreement to which any Company Group member is a party. A true and correct schedule of such primary Insurance Policies as of the date of this Agreement has been provided to Buyer. As of the date of this Agreement: (a) each Insurance Policy is in full force and effect according to its terms against the Company Group and, to Seller's knowledge, the other party(ies) thereto, (b) neither any Company Group member nor, to Seller's knowledge, any other party to any Insurance Policy is in material breach or in material default (including with respect to the payment of premiums or the giving of notices) of any Insurance Policy, (c) no Company Group member has received any written notice from any insurer under any Insurance Policy, which notice is canceling or amending any such policy or denying renewal of coverage thereunder, (d) all premiums on such insurance policies due and payable as of the date of this Agreement have been paid, and (e) the aggregate and per occurrence limits contained in each Insurance Policy have not been reduced by any prior claims, insurance company insolvency or other actions. The Insurance Policies are of the type, scope and with coverage limits in amounts customarily carried by Persons conducting a business similar to the Company Group and as required by the terms of any Contract or applicable Law. At no time in the last three (3) years has any Insurance Policy of the Company Group lapsed or expired (except at the end of their original terms), resulting in a lapse in coverage. There are no material claims related to the Company Group or its business pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. To Seller's knowledge, no Company Group member has received any communication indicating that an insurer under an Insurance Policy is disputing, denying or otherwise reserving its rights with respect to any outstanding insurance claim. With respect to each Insurance Policy, to Seller's knowledge, all material claims have been submitted to the applicable insurance carrier.

Section 3.19. Licenses, Permits, and Authorizations. The Company Group has obtained and is, as of the date of this Agreement, in compliance with all of the Permits (other than Permits required under applicable Environmental Laws, as to which certain representations and warranties are made in Section 3.21) necessary under applicable Law for the Company Group to operate the business of the Company Group as presently conducted and proposed to be conducted, and to own, use, and maintain its assets and properties in the manner in which they are now used and maintained, except where the absence of, or the failure to be in compliance with, any such Permit would not reasonably be expected to be materially adverse to the Company Group, and a true, correct and complete list, as of the date of this Agreement, of each such

Permit used by the Company Group and necessary for the Company Group to conduct its business as presently conducted is set forth on Schedule 3.19. As of the date of this Agreement, there are no pending or, to the Seller's knowledge, threatened Actions, in each case before or by any Governmental Authority or Payment Network that would reasonably be expected to result in the revocation or termination of any such Permit that is necessary to the conduct of the business of the Company Group as presently conducted, except for any such revocation or termination that would not reasonably be expected to be materially adverse to the Company Group.

Section 3.20. Real Property.

(a) No Company Group member owns, or in the last ten (10) years has owned, any real property.

(b) Schedule 3.20(b) sets forth a true, correct and complete list, as of the date of this Agreement, of all real property occupied, leased or subleased by the Company Group (the "Leased Real Property"), and all leases or subleases pursuant to which the Company Group occupies, leases or subleases the Leased Real Property ("Real Property Leases"). All of the Real Property Leases are in full force and effect and represent the valid, binding, and enforceable leasehold interest of the Company Group member(s) party to such Real Property Leases (subject to the Remedies Exceptions), free and clear of all Liens other than Permitted Liens, and, to Seller's knowledge, represent the valid, binding, and enforceable obligations of the other parties thereto (subject to the Remedies Exceptions), except where any failure to be in full force, valid, binding, or enforceable would not reasonably be expected to be materially adverse to the Company Group. Except where any breach or default would not reasonably be expected to be materially adverse to the Company Group, no Company Group member or, to Seller's knowledge, any other party thereto is in breach of, or default under, any such Real Property Lease, and no Company Group member has received any written claim or notice of breach of, or default under, any Real Property Lease. True, correct and complete copies of all Real Property Leases have been provided to Buyer. The Leased Real Property constitutes all the real property used by the business of the Company Group as currently conducted and is sufficient therefor. The present use of each of the Leased Real Property by the Company Group is in compliance with all applicable material zoning, development, fire, health and building Laws, except where non-compliance would not reasonably be expected to be materially adverse to the Company Group. No Governmental Authority has given any written notice, and to the Seller's knowledge, there are no future imposition of assessments affecting any of the Leased Real Property or to exercise the power of eminent domain and there are no pending or, to the Seller's knowledge, threatened condemnation or eminent domain proceedings with respect to any of the Leased Real Property.

(c) The Company Group has not subleased, licensed or otherwise granted any rights to any third parties to access or occupy any portion of the Leased Real Property, and there are no third parties in possession of, or otherwise occupying, any portion of the Leased Real Property.

(d) No consent or approval of, or any notice to, any Person is required pursuant to any of the Real Property Leases in connection with the execution and delivery of this Agreement or any other Transaction Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 3.21. Environmental Matters.

(a) The Company Group is in compliance in all material respects with all Environmental Laws. The Company Group holds, and is in compliance in all material respects with, all Permits required under applicable Environmental Laws to permit the Company Group to operate its business as presently conducted and proposed to be conducted, and to own, use, and maintain its assets in the manner in which they are now used and maintained. All material reports in respect of any

Environmental Laws required to be filed by the Company Group with any Governmental Authority have been filed, and were true, correct and complete in all material respects when filed.

(b) There are no Actions pending or, to the Seller's knowledge, threatened against any Company Group member alleging violations of or Liability under any Environmental Law. Except under the Real Property Leases, the Company Group has not assumed by Contract or operation of Law, or otherwise agreed to indemnify or hold harmless any other Person for, any violation of or Liability under any applicable Environmental Law or any obligations arising thereunder.

(c) To Seller's knowledge, in the last three (3) years, (i) no Person has used or released any Hazardous Materials on any Leased Real Property in violation of Environmental Laws and (ii) no Person has used or released any Hazardous Materials in violation of Environmental Laws on any other real property owned, leased or operated in the last three (3) years by the Company Group, except in each case of clauses (i)–(ii) where any violation would not reasonably be expected to be materially adverse to the Company Group.

Section 3.22. Customers; Suppliers; Top Referral Partners. Schedule 3.22 contains a true, correct and complete list of (a) the 25 largest customers (by revenue) of the business of the Company Group (the "Top Customers"), (b) the 25 largest suppliers (by cost) of the business of the Company Group (the "Top Suppliers"), and (c) the 5 largest software integration and referral partners of the Company Group (taken as a whole) (based on amounts of payments to the referral partners for each such period), with "software integration partner" meaning any Person which is a party to a Contract with any Company Group member under which the products or services of such Person are integrated with the products or services of such Company Group member and "referral partner" meaning any person which is a party to a Contract with any Company Group member under which such Person refers, resells or markets the products or services of such Company Group member without an integration to the products or services of such Person (the "Top Referral Partners"), in each case for the fiscal years ended December 31, 2024 and December 31, 2025. No Company Group member has received any communication from any Top Customer, Top Supplier, or Top Referral Partner that (a) any Top Customer, Top Supplier, or Top Referral Partner intends, or is reasonably likely, to terminate, reduce or materially modify its business with the Company Group, or (b) any Top Customer has initiated, or intends to, or is reasonably likely to initiate within one (1) year following the date of this Agreement, a request for proposal process with respect to the procurement of products or services similar to those provided by the Company Group. No Top Customer, Top Supplier or Top Referral Partner has terminated, materially reduced or materially modified (other than reductions and modifications in the ordinary course of business) its business with the Company Group since December 31, 2025.

Section 3.23. Absence of Changes. Since December 31, 2025 to the date of this Agreement, (a) the Company Group has operated the business in the ordinary course of business, (b) there has been no Material Adverse Effect and (c) no Company Group member has taken, or entered into any Contract requiring it to take, or has otherwise agreed to or committed to take, any action which, if taken after the date hereof, would be prohibited under Section 6.1(a).

Section 3.24. Title to and Condition of Assets; Sufficiency of Assets. The Company Group has good and valid title, free and clear of all Liens, except for Permitted Liens, to all of the assets, properties, real or personal, tangible or intangible (for the avoidance of doubt, including any Intellectual Property), used in the business of the Company Group and reflected on the balance sheet included in the Financial Statements or acquired thereafter, other than those assets sold, transferred or otherwise disposed of in the ordinary course of business following December 31, 2025. The Company Group owns, or has a valid license, leasehold interest, or other enforceable right to use all properties and assets necessary for the conduct of the business of the Company Group as presently conducted. All such assets and properties owned by the Company Group or leased or licensed pursuant to such Contracts and currently used in the business of the Company Group are in good operating condition (reasonable wear and tear excepted), sufficient to conduct the business of the Company Group as it is currently conducted and suitable for the purposes for which they are presently being used.

Section 3.25. Affiliate Matters. No Company Group member is a party to any Contract with (a) any officer, director, manager or employee of any Company Group member, (b) any Affiliate of any Company Group member, or (c) any immediate family member of any of the foregoing (in each case, an "Affiliate Contract"), and no such Person (i) owns, directly or indirectly, any interest in any Person that is a competitor or customer, client or supplier of the Company Group; (ii) owns, directly or indirectly, in whole or in part, any property, asset or right (including any Owned Intellectual Property) that is utilized by or in connection with the business of the Company Group; (iii) is a customer, client or supplier of the Company Group; or (iv) directly or indirectly has an interest in or is a party to any Contract pertaining or relating to the Company Group.

Section 3.26. Certain Accounts. The Company Group has delivered to Buyer a true, correct and complete list, as of the date of this Agreement, of (a) the banks or other institutions at which any Company Group member has a bank account, cash account, brokerage account and similar account, and (b) the name of each Person authorized to effect transactions with respect to such accounts. No Company Group member has given any power of attorney, which is currently in effect, to any Person with respect to such accounts.

Section 3.27. Brokers' Fees. No broker, finder, investment banker, or other Person is entitled to any brokerage fee, finders' fee or other similar commission or fee in connection with the transactions contemplated by this Agreement or any of the other Transaction Agreements based upon arrangements made by any Company Group member or their respective Affiliates, equityholders or Representatives.

Section 3.28. No Additional Representations or Warranties. Except for the representations and warranties made (i) by any Company Group member in this ARTICLE III, (ii) by Seller in ARTICLE IV, or (iii) by any Company Group member or Seller in any other Transaction Agreement, or any certificate or document delivered hereunder or thereunder, none of the Companies, their respective Affiliates, or their respective stockholders, shareholders, partners, members, or Representatives (a) has made or is making any representation or warranty to Buyer, its Affiliates, or their respective stockholders, shareholders, partners, members or Representatives or (b) shall be liable in respect of the accuracy or completeness of any information provided to Buyer, its Affiliates, or their respective stockholders, shareholders, partners, members or Representatives, in each case in connection with the transactions contemplated by this Agreement or any other Transaction Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

Section 4.1. Organization. Seller has been duly organized and is validly existing as a corporation and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. Seller is duly licensed or qualified and (where applicable) in good standing in each jurisdiction in which the ownership of its property or the character of its activities requires it to be so licensed or qualified or (where applicable) in good standing, except where failure to be so licensed or qualified or in good standing would not reasonably be expected to have a material adverse effect on the ability of Seller to execute and deliver, and perform its obligations under, this Agreement.

Section 4.2. Authorization. Seller has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is a party and (subject to the receipt of the consents, approvals, authorizations, and other requirements described in Section 4.3 or Section 4.5) and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Agreements to which Seller is a party by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all requisite corporate actions. This Agreement and each of the other Transaction Agreements has been duly and validly executed and delivered by Seller and (assuming this Agreement constitutes a legal, valid, and binding obligation of Buyer) constitutes a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Remedies Exceptions.

Section 4.3. No Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements described in this Section 4.3 or Section 4.5, neither the execution and delivery of this Agreement or any other Transaction Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby or thereby will, directly or indirectly, with or without the giving of notice or lapse of time (or both), (a) violate any provision of, or result in the breach of, any applicable Law or Governmental Order to which Seller is subject or by which any property or asset of Seller is bound, (b) conflict with any of the Organizational Documents of Seller, (c) violate any provision of or result in a breach of, or require a consent under, any Contract to which Seller is a party or by which it or any of its assets or properties are bound, or result in the termination of any such Contract, or constitute an event that (after notice or lapse of time or both) would result in any such violation, breach, conflict or termination, (d) result in the creation of any Lien on the assets, ownership interests or properties of Seller, except for any Liens created by Buyer or (e) result in a violation or revocation of any required Permit; except to the extent that the occurrence of the foregoing items set forth in clause (c) or (e) would not reasonably be expected to be materially adverse to the ability of Seller to execute and deliver, and perform its obligations under, this Agreement.

Section 4.4. Title. Seller is the sole record and beneficial owner of the Company Shares. Seller (a) has full power, right and authority, and any approval required by Law, to make and enter into this Agreement and the other Transaction Agreements to which Seller is a party and to sell, assign, transfer and deliver the Company Shares to Buyer and (b) has good and valid title to the Company Shares, free and clear of all Liens (other than transfer restrictions arising under applicable securities Laws).

Section 4.5. Governmental Consents. No consent, approval, or authorization of, or designation, declaration, or filing with, any Governmental Authority is required on the part of Seller with respect to the execution or delivery of this Agreement or any of the other Transaction Agreements by Seller or the consummation by Seller of the transactions contemplated hereby or thereby, except for (a) filings under applicable requirements of (i) the HSR Act, (ii) the Canadian Competition Act, or (iii) the Retail Payment Activities Act and (b) any other consents, approvals, authorizations, designations, declarations, or filings the absence of which would not reasonably be expected to be materially adverse to the ability of Seller to execute and deliver, and perform its obligations under, this Agreement.

Section 4.6. Litigation and Proceedings. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Seller, threatened against Seller or any of its Affiliates or their respective Representatives which, if determined adversely, would reasonably be expected to be materially adverse to the ability of Seller to execute and deliver, and perform its obligations under, this Agreement. There is no unsatisfied judgment or any open injunction binding upon Seller which would reasonably be expected to be materially adverse to the ability of Seller to execute and deliver, and perform its obligations under, this Agreement.

Section 4.7. Brokers' Fees. Except for FT Partners, no broker, finder, investment banker, or other Person is entitled to any brokerage fee, finders' fee or other similar commission or fee in connection with the transactions contemplated by this Agreement or any of the other Transaction Agreements based upon arrangements made by Seller or any of its Affiliates, equityholders or Representatives.

Section 4.8. No Additional Representations or Warranties. Except for the representations and warranties made (i) by any Company Group member in ARTICLE III, (ii) by Seller in this ARTICLE IV, or (iii) by any Company Group member or Seller in any Transaction Agreement, or any certificate or document delivered hereunder or thereunder, none of Seller, its Affiliates, or their respective stockholders, shareholders, partners, members, or Representatives (a) has made or is making any representation or warranty to Buyer, its Affiliates, or their respective stockholders, shareholders, partners, members, or Representatives, or otherwise or (b) shall be liable in respect of the accuracy or completeness of any information provided to Buyer, its Affiliates, or their respective stockholders, shareholders, partners, members, or Representatives, in each case in connection with the transactions contemplated by this Agreement or any other Transaction Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and the Companies as follows:

Section 5.1. Organization. Buyer has been duly organized and is validly existing as a corporation and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. Buyer is duly licensed or qualified and (where applicable) in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities requires it to be so licensed or qualified or (where applicable) in good standing, except where failure to be so licensed or qualified or in good standing would not reasonably be expected to be materially adverse to the ability of Buyer to execute and deliver, and perform its obligations under, this Agreement.

Section 5.2. Authorization. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is a party and (subject to the receipt of the consents, approvals, authorizations, and other requirements described in Section 5.3 or Section 5.4) to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Agreements to which Buyer is a party by Buyer, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all requisite corporate actions. This Agreement and each of the other Transaction Agreements has been duly and validly executed and delivered by Buyer and (assuming this Agreement and the other Transaction Agreements constitute the legal, valid, and binding obligations of Seller and each Company Group member, as applicable) constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exceptions.

Section 5.3. No Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements described in this Section 5.3 or Section 5.4, neither the execution and delivery of this Agreement or any other Transaction Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby or thereby will, directly or indirectly, with or without the giving of notice or lapse of time (or both), (a) violate any provision of, or result in the breach of, any applicable Law or Governmental Order to which Buyer is subject or by which any property or asset of Buyer is bound, (b) conflict with any of the Organizational Documents of Buyer, (c) violate any provision of or result in a breach of, or require a consent under, any Contract to which Buyer is a party or by which it or any of its assets or properties are bound, or result in the termination of any such Contract, or constitute an event that

(after notice or lapse of time or both) would result in any such violation, breach, conflict or termination, (d) result in the creation of any Lien on the assets, ownership interests or properties of Buyer or (e) result in a violation or revocation of any required Permit; except to the extent that the occurrence of the foregoing items set forth in clause (c) or (e) would not reasonably be expected to be materially adverse to the ability of Buyer to execute and deliver, and perform its obligations under, this Agreement.

Section 5.4. Governmental Consents. Except as may result from any facts or circumstances relating solely to Seller, the Companies or their respective Affiliates, no consent, approval, or authorization of, or designation, declaration, or filing with, any Governmental Authority is required on the part of Buyer with respect to the execution or delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for (a) any consents, approvals, authorizations, designations, declarations, or filings, the absence of which would not reasonably be expected to have a material adverse effect on the ability of Buyer to execute and deliver, and perform its obligations under, this Agreement or (b) filings under applicable requirements of (i) the HSR Act, (ii) the Canadian Competition Act, or (iii) the Retail Payment Activities Act.

Section 5.5. Litigation and Proceedings. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates or their respective Representatives which, if determined adversely, would reasonably be expected to be materially adverse to the ability of Buyer to execute and deliver, and perform its obligations under, this Agreement. There is no unsatisfied judgment or any open injunction binding upon Buyer which would reasonably be expected to be materially adverse to the ability of Buyer to execute and deliver, and perform its obligations under, this Agreement.

Section 5.6. Debt Financing.

(a) Buyer has delivered to Seller true, correct, and complete copies of the executed commitment letter dated as of March 30, 2026, among Repay Holdings Corporation, Hawk Parent Holdings LLC as the borrower ("Borrower"), Truist Bank, and Truist Securities, Inc., and all related term sheets, exhibits, and engagement and fee letters (with only fee amounts, pricing caps, and other economic and "market flex" terms that are customarily redacted for transactions of this type redacted (none of which would adversely affect the amount or availability of the Debt Financing)), from the parties identified therein (the "Commitment Parties") committing, subject to (and only to) the terms and conditions expressly set forth therein, to provide debt financing to the Person(s) identified in such commitment letter (such commitment letter, together with all term sheets, exhibits, and attachments thereto and the fee and engagement letters executed in connection therewith, in each case, as amended, restated, supplemented, modified, or replaced in compliance with this Agreement, the "Debt Commitment Letter", and the debt financing committed pursuant to the Debt Commitment Letter, the "Debt Financing").

(b) As of the date of this Agreement, (I) Buyer has not been notified that the Debt Commitment Letter has been withdrawn, terminated, rescinded, or repudiated; (II) the Debt Commitment Letter has not been amended, modified, or supplemented; and (III) no such withdrawal, termination, rescission, repudiation, amendment, modification or supplementation is contemplated by Buyer or, to the knowledge of Buyer, any other party thereto (other than any amendment, supplement, or modification to the Debt Commitment Letter solely to add additional lenders, arrangers, bookrunners, managers, or agents that have not executed the Debt Commitment Letter as of the date of this Agreement), and Buyer (or one or more of its Affiliates) has fully paid any and all commitment fees or other fees in connection with the Debt Financing that are required to be paid on or prior to the date hereof. Except for the fee letter(s) referenced in the Debt Commitment Letter, as of the date of this Agreement, there are no side letters or contracts to which Buyer or any of its Affiliates is a party related to the provision, funding, investing, availability, or conditionality, as applicable, of the Debt Financing other than as expressly set forth in the

Debt Commitment Letter delivered to the Company Group on or prior to the date hereof. As of the date of this Agreement, (i) the Debt Commitment Letter is the legal, valid, binding, and enforceable obligation of Buyer and, to the knowledge of Buyer, each of the other parties thereto, in each case subject to customary enforceability exceptions and assuming the due authorization, execution, delivery, and performance of the Debt Commitment Letter by the Financing Sources and (ii) assuming the accuracy of the representations and warranties of the Company Group set forth herein and the satisfaction or waiver of the conditions precedent to the Closing set forth in Section 7.1 and Section 7.2, Buyer has no reason to believe that, as of the date of this Agreement, (x) any conditions precedent to the Debt Financing required to be satisfied pursuant to the Debt Commitment Letter will not be satisfied on or prior to the Closing Date and (y) the amount of the Debt Financing available under the Debt Commitment Letter and necessary to fund the transactions contemplated by this Agreement will not be available to Buyer (or any of its Affiliates) on the Closing Date. As of the date of this Agreement, there are no conditions precedent related to the funding of the full amount of the Debt Financing (including pursuant to any "market flex" provisions in the fee letter or otherwise), other than as expressly set forth in the Debt Commitment Letter delivered to Seller on the date hereof. As of the date of this Agreement, assuming the accuracy of the representations and warranties of Seller set forth herein and the satisfaction or waiver of the conditions precedent to the Closing set forth in Section 7.1 and Section 7.2, no event has occurred which, with or without notice, lapse of time, or both, would (or would reasonably be expected to) constitute a default or breach on the part of Buyer or, to the knowledge of Buyer, any other party thereto under the Debt Commitment Letter, in each case that would reasonably be expected to (A) result in the failure to satisfy (or materially delay, hinder, or impair the satisfaction of) any condition precedent to the funding of the Debt Financing at the Closing or (B) give rise to a right on the part of the Financing Sources to terminate any of their obligations to provide the full amount of the Debt Financing under the Debt Commitment Letter.

(c) At the Closing, assuming consummation of the Debt Financing in accordance with the terms of the Debt Commitment Letter and satisfaction or waiver of the conditions set forth in ARTICLE VII, upon arrangements pursuant to which the Borrower will make the proceeds of the Debt Financing available to Buyer, Buyer shall have sufficient funds to permit Buyer to satisfy all of Buyer's obligations under this Agreement and consummate the transactions contemplated hereby on the terms and subject to the conditions set forth herein, and to pay the Purchase Price and all related fees and expenses. Notwithstanding anything to the contrary contained in this Agreement, Buyer affirms that it is not a condition to the Closing that Buyer obtain the Debt Financing or any other financing for or related to any of the transactions contemplated by this Agreement.

Section 5.7. Solvency. Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay, or defraud either present or future creditors of a Company Group member. Assuming (a) the accuracy of the representations and warranties of Seller and the Companies in this Agreement, (b) the satisfaction of the conditions set forth in ARTICLE VII, and (c) the Company Group members are Solvent immediately prior to the consummation of the transactions contemplated by this Agreement and the Transaction Agreements, immediately after giving effect to the transactions contemplated by this Agreement, Buyer and the Company Group shall be Solvent. As used herein, "Solvent" means, when used with respect to any Person or group of Persons on a combined basis, that as of any date of determination: (i) the amount of the "fair saleable value" of its assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date; (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged; and (iii) such Person will be able to pay its liabilities, contingent or otherwise, as they mature.

Section 5.8. Brokers' Fees. Except for Truist Securities, Inc., no broker, finder, investment banker, or other Person is entitled to any brokerage fee, finders' fee or other similar commission or fee in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates.

Section 5.9. No Outside Reliance. Notwithstanding anything to the contrary contained in this ARTICLE V or any other provision hereof, Buyer acknowledges and agrees that (a) none of Seller, any Company Group member, their respective Affiliates, or their respective stockholders, shareholders, partners, members, or Representatives, has made or is making any representation or warranty, express or implied (and Buyer has not relied on any representation, warranty, or statement of any kind by Seller, any Company Group member, their respective Affiliates, or their respective stockholders, shareholders, partners, members, or Representatives), beyond those expressly contained in ARTICLE III or ARTICLE IV of this Agreement, or in any other Transaction Agreement or any certificate or document delivered hereunder or thereunder, and (b) except as expressly provided in this Agreement or any other Transaction Agreement, no implied, warranty or representation is made by any Person as to condition, merchantability, suitability, or fitness for a particular purpose or trade as to any of the assets of the Company Group. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that any cost estimates, financial or other projections, or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents, or other materials (including any such materials contained in the Data Room or reviewed by Buyer, its Affiliates, or their respective Representatives) or management presentations that have been or shall hereafter be provided to Buyer, its Affiliates, or their respective Representatives are not and will not be deemed to be representations or warranties of Seller or the Companies, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, except as may be expressly contained in ARTICLE III, or ARTICLE IV of this Agreement, or in any other Transaction Agreement or any certificate or document delivered hereunder or thereunder. Except as otherwise expressly set forth in this Agreement, Buyer acknowledges and agrees that any assets, properties, and business of the Company Group are furnished "as is," "where is," "with all faults," "subject to all defects," and subject only to the representations and warranties expressly contained in ARTICLE III or ARTICLE IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.10. Acquisition of Interests for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement. Buyer confirms that Seller and the Companies have made available to Buyer and its Representatives the opportunity to ask questions of the officers and management employees of the Company Group as well as access to the documents, information, and records of the Company Group and to acquire additional information about the business and financial condition of the Company Group, and Buyer confirms that it has made an independent investigation, analysis, and evaluation of the Company Group and its properties, assets, business, financial condition, documents, information, and records. Buyer is acquiring the Company Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Company Shares. Buyer acknowledges and agrees that the Company Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available thereunder, or without compliance with state, local, and foreign securities Laws, in each case to the extent applicable. Buyer acknowledges and agrees that the Company Shares are not qualified for sale to the public under applicable Canadian provincial and territorial securities Laws and that the Company Shares may not be transferred or sold except pursuant to the prospectus and dealer registration requirements under applicable Canadian provincial and territorial securities Laws or pursuant to an applicable exemption therefrom and subject to applicable Canadian provincial and territorial securities Laws. Buyer acknowledges and agrees that the confidential information memorandum of the Company Group and any other materials furnished to Buyer, its Affiliates, or their respective Representatives are not, and shall not be deemed to be, an "offering memorandum" within the meaning of the Securities Act (Ontario) or any other applicable securities Laws.

Section 5.11. No Additional Representations or Warranties. Except for the representations and warranties made by Buyer in this ARTICLE V or in any of the Transaction Agreements, none of Buyer, its

Affiliates, or their respective stockholders, shareholders, partners, members, or Representatives, has made or is making any representation or warranty to Seller, any Company Group member, their respective Affiliates, or their respective stockholders, shareholders, partners, members, or Representatives, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Seller, any Company Group member, their respective Affiliates, or their respective stockholders, shareholders, partners, members, or Representatives and Seller and the Companies hereby disclaim reliance on any such representations or warranties.

ARTICLE VI
COVENANTS

Section 6.1. Conduct of Business.

(a) Except (1) as would constitute a violation of applicable Law, (2) as otherwise required or expressly contemplated by this Agreement or any other Transaction Agreement, (3) as consented to by Buyer in writing (which consent shall not be unreasonably withheld), or (4) as set forth on Schedule 6.1(a), during the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Article VIII (the "Interim Period"), (x) each Company shall, and Seller and each Company shall cause each other Company Group member to (I) use their respective commercially reasonable efforts to conduct their respective businesses in all material respects in the ordinary course of business and (II) preserve in all material respects their respective current relationships with Top Customers and Top Suppliers and (y) each Company shall not, and Seller and each Company shall cause each other Company Group member not to:

(i) (A) amend their respective Organizational Documents; (B) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge, or otherwise encumber any of their respective equity securities; or (C) permit the exercise of any Company Options;

(ii) split, combine, consolidate, subdivide or reclassify any of their equity interests or voting securities, or securities convertible into or exchangeable or exercisable for equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests or voting securities;

(iii) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, amalgamation, consolidation or recapitalization of, or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(iv) sell, assign, transfer, convey, lease, license, subject to a Lien, or otherwise dispose of any material assets or properties, except (A) in the ordinary course of business, (B) Permitted Liens, (C) pursuant to transactions between Company Group members, (D) as may be required by applicable Law, or (E) with respect to Intellectual Property, pursuant to non-exclusive licenses granted in the ordinary course of business;

(v) incur any Indebtedness for borrowed money in excess of $5,000,000, except to the extent such Indebtedness will be repaid, settled, or otherwise eliminated prior to or immediately upon Closing;

(vi) make any loans or advances to any Person;

(vii) except as (1) required by applicable Law or (2) that does not result in a cost to any member of the Company Group of $300,000 in the aggregate and is consistent with the ordinary course of business and past practices, (A) establish, adopt, enter into, materially amend or terminate any Employee Plan solely or disproportionately in respect of any current or former employee, director, officer, or individual independent contractor of a Company Group member (or any spouse, beneficiary, or dependent thereof), (B) grant any severance or termination pay, change in control, bonus, cash or equity or equity-based incentive awards, retention award or other incentive to any current or former employee, director, officer, or individual independent contractor of any Company Group member, (C) provide any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director, officer, or individual independent contractor of any Company Group member for any Tax incurred by such individual, including under Sections 409A or 4999 of the Code, (D) establish or increase any benefits under any Employee Plan or accelerate or commit to accelerate the vesting, exercisability, funding or time of payment of any benefits under any Employee Plan, in either case solely or disproportionately in respect of any current or former employee, director, officer, or individual independent contractor of a Company Group member (or any spouse, beneficiary, or dependent thereof), (E) pay any bonuses, incentives, retention or other compensation to any current or former director, officer, employee or individual independent contractor of any Company Group member in excess of base salary, wages, bonuses and commissions payable pursuant to Company Plans in effect as of the date of this Agreement, (F) grant any increase, or announce any increase, in the wages, salaries, commissions, or other compensation payable or provided to any current or former employee, director, officer, or individual independent contractor of any Company Group member (or any spouse, beneficiary, or dependent thereof), make any material change to any sales or commission plan of any Company Group member, or enter into any individual employment, personal services or consulting agreement for compensation in excess of $200,000; or (G) enter into any collective bargaining agreement;

(viii) acquire (by merger, consolidation, or otherwise) securities, properties, interests, businesses or a material amount of assets of any Person, or any division thereof;

(ix) make any material change to its methods of financial accounting in effect as of the date of this Agreement, make (except consistent with past practice), change or revoke any material Tax election, file any material amendment to any Tax Return or change any material method of accounting for Tax purposes, change an annual accounting period, enter into any closing agreement, settle or compromise any Action with respect to any material Tax claim or assessment relating to a Company Group member, surrender any right to claim a material refund of Taxes, enter into any material Contract in respect of Taxes with any Governmental Authority, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to a Company Group member, in each case except as required by a change in GAAP (or any interpretation thereof) or applicable Law;

(x) (i) make or incur capital expenditures, other than those contemplated by the capital expenditures budget for the Company Group in the ordinary course of business or otherwise in excess of $250,000 individually or $1,000,000 in the aggregate;

(xi) cancel, compromise or settle any Action (A) for an amount in excess of $1,000,000 in the aggregate or (B) that involves injunctive relief against any Company Group member;

(xii) enter into, terminate, materially amend or supplement any Material Contract (or any contract that would be a Material Contract if entered into prior to the date of this Agreement), in each case except in the ordinary course of business or other than the expiration of any Material Contract in accordance with its terms;

(xiii) fail to maintain in full force and effect existing bonds and Insurance Policies or adequate replacement bonds and insurance, or otherwise caused or permitted any material and adverse change in the amount and scope of insurance coverage;

(xiv) enter into any new line of business;

(xv) declare any non-cash dividend or distribution in respect of such Company Group member's equity interests;

(xvi) create any subsidiary; or

(xvii) enter into any Contract or otherwise become obligated to take any action that is prohibited under this Section 6.1(a).

(b) During the Interim Period, the Companies shall perform their respective obligations set forth on Schedule IV.

(c) Nothing contained in this Agreement shall give Buyer, directly or indirectly, any right to control or direct the operations of the Company Group prior to the Closing. Prior to the Closing, the Companies and Buyer shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 6.2. Inspection. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Article VIII, from time to time upon reasonable notice the Companies will permit Buyer and its Representatives to have reasonable access during normal business hours to the Company Group's books and records and premises; provided that Buyer and its Representatives shall not unreasonably disrupt the Company Group's operations or personnel. All information exchanged pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement. Notwithstanding anything to the contrary contained in this Section 6.2, (a) in no event shall Buyer or its Representative perform any Phase II environmental investigation or testing, and (b) the Companies may withhold any document (or portions thereof) or information (i) that is subject to the terms of a nondisclosure agreement or undertaking with a third party (provided that the Companies shall each use its commercially reasonable efforts to obtain the required consent or waiver of such third party or implement requisite procedures to enable the disclosure or provision of reasonable access to such document or information without violating such agreement), (ii) that are privileged attorney-client communications or attorney work-product, the provision of access to which (as determined in good faith by the Companies) would reasonably be expected to risk a waiver of such privilege (provided that the Companies shall each use its commercially reasonable best efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege), or (iii) if the provision of access to such document (or portion thereof) or information (as determined in good faith by the Companies) would reasonably be expected to conflict with applicable Law or Governmental Orders.

Section 6.3. Support of Transaction.

(a) On the terms and subject to the conditions of this Agreement, each party hereto agrees to use its reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary or appropriate under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable, including obtaining as promptly as practicable any consent, authorization, order, or approval of, or exemption by, or negative clearance from, or the expiration or early termination of any waiting period imposed by, any Governmental Authority (including by preparing and filing as promptly as practicable with the applicable Governmental Authorities all documentation to effect all filings, notices, petitions, statements, registrations, submissions of information, applications, and other documents) necessary to consummate the transactions contemplated by this Agreement and complying with any request or demand for the production, delivery, or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Governmental Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby.

(b) Buyer and Seller shall (and shall cause their respective Affiliates to) file or cause to be filed as promptly as practicable after the date of this Agreement (but in no event later than fifteen (15) Business Days after the date of this Agreement) with the Federal Trade Commission and the U.S. Department of Justice, Antitrust Division, any notifications required to be filed under the HSR Act with respect to the transactions contemplated hereby, and Buyer and Seller shall promptly supply any additional information and documents that may be requested pursuant to the HSR Act in order to cause the waiting period under the HSR Act to terminate or expire at the earliest possible date (the "HSR Approval").

(c) Unless agreed otherwise by Buyer and Seller, acting reasonably, Buyer and Seller shall (and shall cause their respective Affiliates to) file or cause to be filed as promptly as practicable after the date of this Agreement (but in no event later than fifteen (15) Business Days after the date of this Agreement) any notifications required to be filed under pursuant to subsection 114(1) of the Canadian Competition Act with respect to the transactions contemplated hereby, and Buyer and Seller shall promptly supply any additional information and documents that may be requested pursuant to the Canadian Competition Act in order to obtain clearance in the most expeditious manner practicable; provided that Buyer shall in any event make a request for an advance ruling certificate pursuant to subsection 102(1) of the Canadian Competition Act or in the alternative a "no action" letter indicating that the Commissioner of Competition appointed under subsection 7(1) of the Canadian Competition Act or any person designated to perform functions on behalf of the Commissioner of Competition (collectively, the "Canadian Commissioner") does not, at that time, intend to make an application to the Canadian Competition Tribunal under section 92 of the Canadian Competition Act together with a waiver of the notification obligation pursuant to section 113(c) of the Canadian Competition Act.

(d) Seller shall (and shall cause its Affiliates to) update King Canada's application for registration with the Bank of Canada as promptly as practicable after the date of this Agreement (but in no event later than five Business Days after the date of this Agreement) to reflect the transactions contemplated hereby (the "RPAA Notification"), and Buyer and Seller shall promptly supply any additional information and documents that may be requested in connection therewith. To the extent that, pursuant to the Retail Payment Activities Act or as may be required by the Bank of Canada, King Canada is required prior to the Closing to obtain approval from the Bank of Canada in connection with the transactions contemplated hereby, Seller shall (and shall cause its Affiliates to) file or cause to be filed as promptly as practicable an application for such approval (the "RPAA Approval"). Seller shall provide to Buyer a reasonable opportunity to consider and comment on Seller's changes to its application for registration, any new registration, and any submissions relating to submitting the RPAA Notification or obtaining the RPAA Approval and shall give reasonable consideration to any comment provided by Buyer. To the extent permitted by applicable Law and reasonably practicable, Seller shall consult with Buyer prior to responding to any inquiry or correspondence from the Bank of Canada with respect to the RPAA Notification or the RPAA Approval.

(e) Buyer shall pay the filing fees under the HSR Act, the Canadian Competition Act, and the Retail Payment Activities Act, if any, and associated with all other filings, notices, petitions, statements, registrations, applications, and other documents necessary to consummate the transactions contemplated by this Agreement.

(f) [Reserved].

(g) In furtherance and not in limitation of the foregoing, Buyer, Seller and Companies shall not (and shall cause its Affiliates not to), take any action the effect of which would reasonably be expected to materially delay or impede the ability of the Parties to consummate the transactions contemplated by this Agreement.

(h) Each party hereto agrees not to participate in any substantive meeting or discussion (whether in person, by telephone, or otherwise) with any Governmental Authority in connection with the transactions contemplated by this Agreement unless such party consults with the other parties in advance, to the extent practicable, and, gives the other parties the opportunity to attend and participate, to the extent not prohibited by such Governmental Authority. The parties hereto will supply each other with copies of all correspondence, filings, or communications with any Governmental Authority with respect to the transactions contemplated by this Agreement; provided that to the extent any document (or portion thereof) or information is commercially or competitively sensitive, a party may satisfy its obligations by providing such document (or portion thereof) or information to the other parties' outside counsel, with the understanding that such counsel shall not share such documents or information with such party (although such counsel may use such documents and information in advocating on behalf of such party with any Governmental Authority).

(i) At the request of Buyer, the Companies shall use their reasonable efforts to obtain consents, approvals or waivers, as applicable, required with respect to the consummation of the Transactions pursuant to the Contracts set forth in Schedule 3.4. Notwithstanding anything to the contrary contained in this Agreement, (i) the failure to obtain any such consent, approval or waiver shall not constitute a breach of this Section 6.3(i) or give rise to the failure of any condition to Closing set forth in ARTICLE VII (or be taken into account in determining the existence of any such failure) or give rise to any termination right set forth in ARTICLE VIII (or be taken into account in determining the existence of any such right); and (ii) Seller and the Companies shall not be required to make any payment or make any monetary or other adverse concessions to obtain any such consent, approval or waivers.

(j) Except as expressly set forth in another provision of this Agreement, for purposes of this Agreement the "reasonable best efforts" or "commercially reasonable efforts" of Buyer, Seller or the Companies will not require Buyer, Seller, the Companies, or their respective Affiliates or subsidiaries to expend any material amount other than as necessary to comply with any request or demand for the production, delivery, or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Governmental Authority relating to the transaction contemplated hereby; commence any lawsuit, action, claim, or other proceeding at law or in equity; waive or surrender any right; modify any Contract; offer or grant any accommodation or concession (financial or otherwise) to any third party or otherwise suffer any detriment; or waive or forgo any right, remedy, or condition under this Agreement; or obtain any consent, approval or waiver required with respect to the consummation of the Transactions (other than the HSR Approval, clearance or waiver under the Canadian Competition Act, the RPAA Notification, or the RPAA Approval); provided that each of Buyer, Seller and each Company will, in its sole discretion, be permitted to grant accommodations or concessions regarding any of the foregoing so long as, in the case of Seller and each Company, such accommodations or concessions are paid prior to the Closing Date or included as Transaction Expenses.

Section 6.4. Public Announcements. Buyer and Seller shall consult with one another and seek one another's approval before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement. Such approval shall not be unreasonably withheld, conditioned, or delayed. None of the Companies shall, and the Companies shall cause the other members of the Company Group not to, issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without obtaining the prior written consent of each of Buyer and Seller. Notwithstanding anything to the contrary contained in this Section 6.4 or in the Confidentiality Agreement, any party hereto may make disclosures: (a) as required by applicable Law or any Governmental Authority or any national securities exchange; (b) in connection with disputes under this Agreement; (c) to such party's Affiliates or to Representatives of such party or its Affiliates; (d) to prospective Financing Sources (and their respective Affiliates and financing sources); or (e) that it deems necessary or advisable to be made in filings with the SEC, provided that to the extent reasonably practicable, Seller shall be given a reasonable opportunity to review and comment on such disclosures in advance, unless they are consistent in all material respects with disclosures previously reviewed and approved by Seller.

Section 6.5. Exclusive Dealing. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Article VIII, Seller shall not, and shall not permit any of its Affiliates or Representatives to: (a) knowingly solicit, continue or initiate discussions, or engage in discussions or negotiations with, or knowingly encourage the making, submission or announcement of any proposal by any Person, other than Buyer, its Affiliates, or their respective Representatives, in each case that would reasonably be expected to lead to the possible acquisition of any of the equity interests or a material portion of the assets of any Company Group member, whether by way of merger, purchase of equity, or purchase of assets (an "Acquisition Transaction"); (b) provide non-public documents or information with respect to any Company Group member to any Person, other than Buyer, its Affiliates, or their respective Representatives, or any Governmental Authority, in each case relating to an Acquisition Transaction; or (c) enter into any letter of intent, definitive agreement or any other Contract or understanding with any Person, other than Buyer or its Affiliates, in each case relating to an Acquisition Transaction.

Section 6.6. Employee Matters.

(a) Buyer shall cause the Companies to provide to each individual who is an employee of any Company Group member as of immediately prior to the Closing and who remains employed with any Company Group member as of immediately after the Closing (each a "Continuing Company Employee"), for a period of one year following the Closing, or, if earlier, the termination of their employment with any Company Group member, with (i) an annual base salary or hourly wage, as applicable, that is no less favorable than the annual base salary or hourly wage, as applicable, that was provided to such Continuing Company Employee immediately prior to the Closing, (ii) an annual cash bonus opportunity that is no less favorable than the annual cash bonus opportunity provided to such Continuing Company Employee immediately prior to the Closing, and (iii) employee benefits (including group health, retirement and 401(k), but excluding benefits pursuant to any other Seller Plans, change in control, transaction, retention, equity or equity-based benefits, defined benefit retirement benefits, nonqualified deferred compensation, and, other than as required by applicable Law, retiree welfare benefits (the "Excluded Benefits")) that are no less favorable in the aggregate than such employee benefits (other than the Excluded Benefits) that were provided to such Continuing Company Employee immediately prior to the Closing or are provided to similarly situated employees of Buyer. For the avoidance of doubt, this Section 6.6(a) shall not apply to any employment agreements that are individually negotiated between Buyer or its Affiliates and any Continuing Company Employee.

(b) For eligibility and vesting purposes (other than vesting of future equity awards or incentive bonuses and awards) and solely for purposes of determining severance amounts and future vacation accruals under the compensation and benefit plans, programs, agreements, policies, or arrangements of Buyer and its Affiliates, after the Closing, in which a Continuing Company Employee participates, each Continuing Company Employee shall receive credit for his or her service with any

Company Group member before the Closing to the same extent that such Continuing Company Employee was entitled, before the Closing, to credit for his or her service under the comparable Employee Plans (excluding Excluded Benefits) (except to the extent such credit would result in a duplication of accrual of benefits in respect of the same period of service). In addition, if Continuing Company Employees or their respective dependents are included in any group medical, dental, or health benefit plan, program, or arrangement maintained by Buyer or its Affiliates (each a "Successor Plan") other than the plan or plans in which they participated immediately prior to the Closing (each a "Prior Plan"), Buyer shall use commercially reasonable efforts to (i) cause each Continuing Company Employee to be eligible to participate immediately, without any waiting time, in any and all Successor Plans, to the same extent that such Continuing Company Employee was entitled, before the Closing, to participate, without any waiting time, under the comparable Employee Plan, (ii) cause the Successor Plans to not include any restrictions, limitations, or exclusionary provisions with respect to pre-existing conditions, exclusions or any actively-at-work requirements relating to such Continuing Company Employee and his or her dependents (except to the extent that such exclusions or requirements were applicable under any similar Prior Plan at the time of commencement of participation in such Successor Plan), and (iii) provide for any eligible expenses incurred by any Continuing Company Employee and his or her covered dependents during the portion of the plan year of the Prior Plan ending on the date of such Continuing Company Employee's commencement of participation in the Successor Plan to be taken into account under the Successor Plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Company Employee and his or her covered dependents for the applicable plan year as if these amounts had been paid in accordance with the Successor Plan, to the extent permitted by any insurance provider under any such Successor Plan.

(c) After the Closing, the Companies shall (i) recognize and provide all earned but unused paid vacation and sick leave days of the Continuing Company Employees as of the Closing Date and (ii) allow the Continuing Company Employees to use such earned but unused vacation and sick leave days at such times as they would have been allowed under the Company Group's vacation and sick leave policies as in effect immediately prior to the Closing, subject to reasonable needs of Buyer and its Affiliates; provided that such earned but unused paid vacation and sick leave days of the Continuing Company Employees as of the Closing Date are included within the determination of the Companies' Net Working Capital.

(d) The Companies will be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual who is an "M&A qualified beneficiary" (as defined in Treasury Regulations Section 54.4980B-9) in connection with the transactions contemplated hereby.

(e) From and after the Closing, the Continuing Company Employees shall cease to be active participants in, or to accrue benefits under, the Seller Plans. Buyer shall establish or designate (or cause an Affiliate of Buyer to establish or designate), effective no later than the Closing Date, a tax-qualified defined contribution plan with a cash or deferred arrangement within 401(k) of the Code (a "Successor 401(k) Plan") for the benefit of the Continuing Company Employees in the United States. Each Continuing Company Employee in the United States shall be immediately eligible to participate in the Successor 401(k) Plan as of the Closing Date and entitled to effect a direct rollover of any eligible rollover distributions; provided, however, such Successor 401(k) Plan shall not be obligated to accept a rollover to the extent that it includes any outstanding loan to the Continuing Company Employee.

(f) Seller shall cause the Companies to terminate all Company Plans that are listed on Schedule 6.6(f), effective as of or before the Closing, as requested by Buyer; provided that Schedule 6.6(f) may be amended prior to the Closing upon request by Buyer to Seller, to the extent reasonably practicable to terminate all Company Plans listed in such amendment, and approval of such amendment by the Seller

(which approval shall not be unreasonably denied). The Companies shall provide Buyer with evidence that such Company Plan(s) have been terminated effective as of the date specified by Buyer. The form and substance of such resolutions shall be subject to review and approval of Buyer (which approval shall not be unreasonably denied, delayed or conditioned). Seller shall cause the Companies to take such other actions in furtherance of terminating such Company Plan(s) as Buyer may reasonably require. In the event that termination of any Company Plan would reasonably be anticipated to trigger liquidation charges, surrender charges, other fees or any other liabilities, then such charges, fees and/or liabilities shall be deemed to be Transaction Expenses, and the Companies shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Buyer.

(g) Nothing expressed or implied in this Agreement is intended or shall be construed to: (i) establish, amend, or modify any benefit or compensation plan, program, agreement, or arrangement, (ii) alter or limit the ability of any Company Group member, Buyer or any respective Affiliate thereof to amend, modify, or terminate any particular benefit plan, program, agreement, or arrangement, (iii) confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) other than the parties hereto any right as a third-party beneficiary of this Agreement.

Section 6.7. Financial Obligations. At or prior to the Closing or, to the extent set forth on Schedule 6.7, after the Closing, Buyer shall, at its sole expense, use its commercially reasonable efforts to arrange for substitute Buyer guarantees, advance payment guarantees, and other obligations to replace the outstanding guarantees, advance payment guarantees, and other contractual obligations (a) set forth on Schedule 6.7 or (b) identified by Seller in good faith before the Closing as having been entered into by or on behalf of Seller or any of its Affiliates solely for the benefit of the Company Group members (clauses (a) and (b), collectively, the "Obligations") and assume all obligations under each Obligation. Buyer, with the reasonable assistance of Seller, shall negotiate in good faith to obtain from the creditor or other counterparty to such Obligation a full and irrevocable release of Seller and its Affiliates that are liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other liabilities to a counterparty in connection with the Obligations. Buyer further agrees that to the extent Seller or any of its Affiliates incurs any cost or expense, or is required to make any payment, or is subject to any claim or proceeding, in connection with such Obligation on or after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, any and all liabilities or amounts, including costs or expenses, paid by Seller and its Affiliates in connection with such Obligation, and shall reimburse Seller or its Affiliates to the extent (whether or not that Obligation is called upon) Seller or any of its Affiliates makes any payment or incurs any liability in respect of such Obligation. Any disputes with respect to such indemnification obligation shall be handled consistent with the procedures for the resolution of Disputed Items under Section 2.4. For any Obligations for which Buyer or any of its Affiliates (as applicable) is not substituted in all respects for Seller and its Affiliates (or for which Seller and its Affiliates are not fully released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with Seller and its Affiliates to be fully released in respect thereof), Buyer shall and shall cause its Affiliates, with the reasonable cooperation of Seller, to continue to use their respective commercially reasonable efforts to effect such substitution or termination and release after the Closing.

Section 6.8. Certain Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, all Transfer Taxes shall be borne 50% by Buyer and 50% by Seller. Seller and Buyer shall reasonably cooperate to prepare and timely file any Tax Returns relating to Transfer Taxes.

(b) Seller shall prepare and file or cause to be prepared and filed all Tax Returns required to be filed by the Company Group members due on or before the Closing Date in accordance with Section 6.8(c), Section 6.8(d), and Section 6.8(e) ("Seller Tax Returns"). All such Seller Tax Returns shall be prepared in a manner consistent with past practice, except to the extent otherwise required by Law. Buyer shall prepare and file or cause to be prepared and filed all Tax Returns required to be filed by or with respect to the Company Group members due after the Closing Date in accordance with Section 6.8(c), Section 6.8(d), and Section 6.8(e) ("Buyer Tax Returns"). All such Buyer Tax Returns with respect to Pre-Closing Tax Periods or Straddle Periods shall be prepared in a manner consistent with past practice, except to the extent otherwise required by Law. For the avoidance of doubt, nothing in this Section 6.8(b) shall limit Seller's rights pursuant to Section 6.8(h).

(c) The parties acknowledge and agree that:

(i) for U.S. federal income Tax purposes, the taxable year of each Company Group member treated as a U.S. corporation shall close as of the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(A);

(ii) Buyer may, in its sole discretion or at Seller's request, cause any Canadian Company Group member to make the election described in subsection 256(9) of the Tax Act and comparable provisions of applicable provincial or territorial legislation, for the taxation year of such Canadian Company Group member ending immediately before the Closing;

(iii) for purposes of all Taxes other than U.S. federal income Taxes, subject to Section 6.8(c)(ii), the parties shall take all actions permitted under applicable Law to cause the taxable year of each Company Group member to close as of the Closing Date, in any jurisdictions where the taxable year does not automatically close as of the Closing Date under applicable Law;

(iv) in each case in which the taxable year of a Company Group member closes as of the Closing Date for income Tax purposes, (A) all items of income, gain, deduction, loss, expense, or credit shall be allocated to the taxable year of such Company Group member ending on the Closing Date and its next taxable year (1) for U.S. federal income Tax purposes, in accordance with Treasury Regulation Section 1.1502-76(b)(2)(i) (and not Treasury Regulation Sections 1.1502-76(b)(2)(ii) or (iii)), and (2) for purposes of applicable state, local, or foreign Tax Law, to the extent permitted by such Tax Law at a "more-likely-than-not" or greater level of confidence, based on a closing of the books as of the Closing Date (and not based on a ratable per-diem allocation of items arising during a month, year, or other period that begins on or before, and ends after, the Closing Date), and (B) to the extent permitted by applicable Tax Law at a "more-likely-than-not" or greater level of confidence, (1) Transaction Tax Deductions shall be treated as accruing in Pre-Closing Tax Periods, (2) no items of income, gain, deduction, loss, expense, or credit attributable to a Buyer Tax Action shall be allocated to Pre-Closing Tax Periods, and (3) allocations of items between the taxable year of such Company Group member ending on the Closing Date, and its next taxable year, otherwise shall be made in a manner consistent with past practices of the Company Group; and

(v) the parties shall, and shall cause their Affiliates to, file their Canadian Tax Returns in accordance with Section 2.1(d).

(d) For purposes of any Tax payable for a Straddle Period, the portion of such Tax that is allocable to the portion of such Tax period ending on (and including) the Closing Date shall (A) in the case of any Tax other than a Tax based upon or related to income and any gross receipts, payroll, withholding, sales, or use Tax, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on (and including) the

Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (B) in the case of any Tax based upon or related to income and any gross receipts, payroll, withholding, sales, or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on (and included) the Closing Date. For purposes of making the determinations necessary to give effect to the allocation set forth in the foregoing clause (B), the methodology set forth in Section 6.8(c)(iv) shall apply.

(e) After the Closing until the Final Purchase Price has been determined in accordance with Section 2.4, (i) Buyer shall (A) provide to Seller for its review each Tax Return of a Company Group member that is prepared for a Pre-Closing Tax Period or Straddle Period, at least 30 Business Days before the filing date for such Tax Return and (B) incorporate all comments provided in good faith by Seller in the version of such Tax Return filed with the applicable Tax authority, and (ii) Buyer shall consult with Seller as to the conduct of any contest, examination, or other administrative or judicial proceeding relating to a Tax or Tax Return of a Company Group member for a Pre-Closing Tax Period and shall not (and shall cause its Affiliates, including the Company Group members, not to) settle or compromise any such contest, examination, or proceeding without the prior written consent of Seller.

(f) Buyer shall make a timely and valid election under Section 338(g) of the Code (and any corresponding or similar provisions of applicable U.S. state or local Tax Law) with respect to Buyer's purchase of the King Canada Shares at the Closing (the "Section 338(g) Election").

(i) At least ten (10) Business Days prior to the Closing Date, Buyer shall prepare and provide to Seller for its review a draft of the IRS forms (other than IRS Form 8883), including IRS Form 8023 and a duly completed notice required under Treasury Regulations Section 1.338-2(e)(4)(i), and any applicable U.S. state or local Tax forms (such IRS, state, and local forms, collectively, the "Section 338(g) Forms") that are required to be filed in connection with the Section 338(g) Election. Buyer shall incorporate any comments provided in good faith by Seller on the Section 338(g) Forms and shall file with the IRS and any other applicable Tax authorities on the Closing Date all the Section 338(g) Forms required to be so filed and, at the Closing, shall provide to Seller copies thereof (together with proof of mailing) and the duly completed notice required under Treasury Regulations Section 1.338-2(e)(4)(i). Seller and Buyer shall, and shall cause their respective Affiliates to, file their Tax Returns in a manner reflecting that the Section 338(g) Election has been made.

(ii) Buyer represents as of the date hereof and as of the Closing Date that it is treated as a corporation for U.S. federal income tax purposes.

(iii) Reasonably promptly after the date of this Agreement (and, in any event, at least ten (10) Business Days before the Closing Date), Buyer shall provide information about its direct and indirect owners to Seller (excluding copies of Buyer's pertinent securities law filings but including such other information about its direct or indirect owners as it determines in good faith to be relevant and is in its possession or reasonably available to it), and then (x) on the Closing Date, Seller shall provide a certification representing that, having reviewed and relied on information provided by Buyer, to Seller's knowledge there are not facts or circumstances that would cause the acquisition of the King Canada Shares by Buyer at the Closing to be excluded from the definition of "purchase" in Section 338(h)(3)(A) of the Code by reason of Section 338(h)(3)(A)(iii) of the Code or the applicable related Treasury Regulations or (y) in the event Seller does not provide such certification, then notwithstanding the other provisions of this Section 6.8(f), Buyer shall not be obligated to make the Section 338(g) Election (and if Buyer does not do so, then the parties shall not be subject to any post-Closing obligations provided in Section 2.6 and Section 6.8(f) which relate to the Section 338(g) Election).

(g) After the Closing Date, Buyer, Seller, and the Company Group members shall reasonably cooperate, and shall cause their Affiliates (and shall use reasonable efforts to cause their auditors and agents) to reasonably cooperate, with the other parties in connection with the preparation of any Tax Returns or any Tax inquiry, audit, examination, investigation, or other reasonable business purpose, including making available the Company Group members' books and records, workpapers, and information as well as access to Company Group members' employees and advisors at reasonably convenient times during normal business hours to discuss such books and records, workpapers, and information. After the Closing, Buyer shall cause the Company Group members to retain all applicable Tax Returns, books and records, and workpapers for Pre-Closing Tax Periods for a period of at least seven years following the Closing Date.

(h) Notwithstanding anything to the contrary contained in any other provision of this Agreement, Seller shall have sole control of (x) the preparation, contents, and filing of any U.S. Tax Return of a Seller Group (whether such Tax Return is due before, on or after the Closing Date), and only Seller shall prepare and file (or cause to be prepared and filed) any such Tax Return, and (y) the conduct of any contest, examination, or other administrative or judicial proceeding related to any such Tax Return or to Taxes imposed under the Tax Laws related to a Seller Group, and neither Buyer nor any of its Affiliates shall be entitled to review or comment on or receive a copy of any such Tax Return or to participate in any such contest, examination, or proceeding. Following the Closing, Seller shall provide to Buyer pro forma U.S. federal (and U.S. state and local, if any) consolidated Tax Returns of the Seller Group, prepared on a standalone basis and containing only items of income, gain, deduction, loss, expense and other items of the Company Group members that are members of the Seller Group, for Pre-Closing Tax Periods for which the Seller Group has not yet filed consolidated Tax Returns, prior to or reasonably contemporaneously with filing such consolidated U.S. Tax Return of the Seller Group. In the event that any audit, examination or Action with respect to a consolidated U.S. Tax Return of the Seller Group occurs in which the applicable Tax authority asserts an adjustment to any material items of income, gain, deduction, loss, expense or other material items of a Company Group member that is a member of the Seller Group, Seller (i) shall use its good-faith efforts to provide reasonable notice of such audit, examination or Action within the Seller's knowledge to Buyer, and shall respond reasonably promptly to any request by Buyer for confirmation of whether any such audit, examination or Action has commenced, and (ii) shall reasonably cooperate with any request from Buyer for information related to the status of the Tax authority's asserted adjustment to such items in such audit, examination or Action.

(i) In the event that, but for the application of Treasury Regulation Section 1.1502-36(d), Seller or the Seller Group would recognize a loss on the sale of King US Shares for U.S. federal income tax purposes, Seller or the Seller Group (i) shall make the election provided for in Treasury Regulation Section 1.1502-36(d)(6)(i)(A) to reduce the tax basis in the King US Shares to maximum extent permitted under Treasury Regulations and (ii) shall not make an election under Treasury Regulations Section 1.1502-36(d)(6)(i)(B) to reattribute any Tax attributes of the Company Group to the Seller Group.

(j) Seller, or the applicable Seller Group, shall cause all Tax sharing, allocation, indemnity or similar agreements, arrangements, policies and guidelines, formal or informal, express or implied, that may exist between any Company Group member, on the one hand, and any member of the Seller Group, on the other hand, and all rights and obligations thereunder, to terminate as of the Closing Date, and after the Closing Date, no Company Group member shall be bound thereby or have any liability or rights thereunder.

Section 6.9. Directors' and Officers' Indemnification.

(a) From and for a period of six (6) years after the Closing, Buyer shall, and shall cause the Companies to, maintain in effect in each Company Group member's Organizational Documents the current provisions (or provisions no less favorable to the former or current officers, directors, managers, or employees of any Company Group member (or predecessor thereof), and each individual who served (at the request or for the benefit of any Company Group member (or predecessor thereof) as an officer, director, manager, trustee, or fiduciary of another corporation, partnership, trust, employee benefit plan, or other entity (collectively the "D&O Indemnitees")), regarding exculpation and other limitation of liability of D&O Indemnitees and indemnification of, and advancement of expenses to, D&O Indemnitees contained in each Company Group member's Organizational Documents as of the date of this Agreement.

(b) On or prior to the Closing Date, Seller shall purchase, and from and after the Closing for a period of six (6) years Buyer shall, or shall cause the Company Group to, maintain in effect, "tail" insurance coverage ("D&O Tail Coverage") with an insurer with the same or better credit rating as the current carrier the Company Group has as of the date hereof with respect to the policies of directors' and officers' liability insurance and fiduciary liability insurance in effect as of the date hereof (the "Existing D&O Policy") maintained by or on behalf of the Company Group covering matters arising before the Closing. All costs and expenses related to the D&O Tail Coverage shall be paid by Seller.

(c) In the event that Buyer or any Company Group member (or their respective successors or assigns) consolidates with or merges into (and is not the continuing or surviving entity thereof), or transfers all or substantially all of its assets to, any other Person, then Buyer shall cause the applicable successors or assigns to succeed to Buyer's or such Company Group member's obligations contained in this Section 6.9.

(d) Nothing in this Agreement is intended to or shall be construed to release, waive, or impair any rights to directors', officers', members', managers' insurance claims under any policy that is or has been in existence with respect to the Company Group or its officers, directors, partners, members, managers, or employees.

Section 6.10. Directors' and Officers' Resignations. The Companies shall cause each director and officer of any Company Group member to resign as a director or officer effective as of the Closing and to deliver to Buyer a letter of resignation in the form attached hereto as Exhibit C.

Section 6.11. Termination of Affiliate Contracts. Prior to the Closing, Seller and the Companies shall take any actions necessary to settle (or cause to be settled), effective prior to or as of the Closing, all intercompany accounts; and thereafter, Seller and the Companies shall terminate (or caused to be terminated), effective prior to or as of the Closing Date and in form and substance reasonably acceptable to Buyer, each Affiliate Contract (except for any Affiliate Contract listed on Schedule 6.11).

Section 6.12. Seller Marks. Buyer, for itself and its Affiliates, acknowledges and agrees that (a) Buyer is not purchasing, acquiring, or otherwise obtaining any right, title, or interest in or to the Seller Marks, and (b) neither Buyer nor any of its Affiliates shall use, register, or seek to use or register in any jurisdiction any of the Seller Marks or contest the use, ownership, validity, or enforceability of any rights of Seller or its Affiliates in or to any of the Seller Marks.

Section 6.13. Further Assurances. After the Closing Date, from time to time each party hereto shall execute and deliver, or cause its Affiliates to execute and deliver, such further instruments, and shall take, or cause its Affiliates to take, such further actions, in each case as may be reasonably necessary to carry out the purposes and intents of this Agreement.

Section 6.14. Disclosed Canadian Personal Information.

(a) The parties confirm the necessity of the Disclosed Canadian Personal Information for Buyer's determination of whether to proceed with the transactions contemplated by this Agreement and, in connection with the determination made to proceed with the transactions, to consummate them.

(b) (i) Buyer has not used, and will not use, any Disclosed Canadian Personal Information except and only to the extent required to (A) determine whether to proceed with the transactions contemplated by this Agreement, (B) perform its obligations under this Agreement, or (C) consummate the transactions contemplated by this Agreement. (ii) Buyer has not disclosed, and will not disclose, any Disclosed Canadian Personal Information for any purpose except and only to the extent required by applicable Law. (iii) Buyer has protected, and will protect, all Disclosed Canadian Personal Information using security safeguards appropriate to the sensitivity of the information. And (iv) within a reasonable period following the earliest to occur of (A) the consummation of the transactions contemplated by this Agreement, (B) a decision by either Seller or Buyer or both such parties not to proceed with the transactions contemplated by this Agreement, or (C) the Disclosed Canadian Personal Information ceasing to be necessary for the purposes set out in the foregoing clause (i), Buyer will destroy or return to Seller all Disclosed Canadian Personal Information.

Section 6.15. Record of Data Room. As promptly as practicable following the date of this Agreement, Seller shall cause the Data Room provider to provide Buyer's counsel and other designees three (3) copies of the true, correct and complete electronic record of the Data Room made available to Buyer as of 11:59 p.m. Eastern time one (1) Business Day prior to the date hereof. As promptly as practicable following the Closing Date, Seller shall cause the Data Room provider to provide Buyer's counsel and other designees three (3) copies of the true, correct and complete electronic record of the Data Room made available to Buyer as of 11:59 p.m. Eastern time one (1) Business Day prior to the Closing Date.

Section 6.16. Treatment of Options. Prior to the Closing Date, the Companies shall adopt any resolutions and take all other actions that are necessary to effectuate the treatment of the Cash-Out Options pursuant to this Agreement and terminate the Company Option Plans. The Companies shall provide Buyer with a reasonable opportunity to review drafts of all resolutions and any other documents effectuating the actions set forth in this Section 6.16 prior to the adoption or approval of such resolutions or other documents and incorporate into such resolutions and documents all reasonable comments provided by Buyer in connection with such review.

Section 6.17. Financial Statements.

(a) Seller shall deliver to Buyer, in accordance with the terms of this Section 6.17, audited financial statements with respect to the business of the Company Group for the fiscal years ended December 31, 2024 and December 31, 2025 (collectively, the "Audited Financial Statements") and unaudited financial statements with respect to the business of the Company Group for each fiscal quarter ending during the Interim Period (the "Interim Financial Statements" and together with the Audited Financial Statements, the "Additional Financial Statements").

(b) (i) Seller, the Companies and their auditor shall commence the preparation of the Audited Financial Statements as soon as reasonably practicable following the date of this Agreement; (ii) Seller shall and, through the Closing, shall cause the Companies to commence the preparation of the Interim Financial Statements as soon as reasonably practicable following each fiscal quarter ending during the Interim Period; and (iii) Seller shall and, through the Closing, shall cause the Companies to, cause their respective applicable accounting, finance and other relevant personnel and advisors to take all actions reasonably necessary, proper or advisable to facilitate and support the completion of such audit, with respect to the Audited Financial Statements, or such preparation, with respect to the Interim Financial Statements, until such time (which may be after the Closing) as the Additional Financial Statements are completed in full and delivered to Buyer. Such cooperation and assistance shall include (A) providing reasonable access during normal business hours to the books, records, work papers, accounting systems, data and other information of the Company Group (and, to the extent in the possession or control of Seller or its Affiliates, of Seller and its Affiliates) that are reasonably necessary for the preparation of the Additional Financial

Statements and audit of the Audited Financial Statements, (B) with respect to the Audited Financial Statements, making such personnel reasonably available during normal business hours to respond to inquiries from the applicable auditors, and (C) with respect to the Audited Financial Statements, the Company Group personnel's executing and delivering customary management representation letters and other similar documentation reasonably requested by the applicable auditors.

(c) Seller shall not, and, through the Closing, shall cause the Companies not to, take any action, or omit to take any action, that would reasonably be expected to materially hinder, delay or prevent the completion of the Additional Financial Statements or the related audit with respect to the Audited Financials. Seller shall provide Buyer with regular written updates as reasonably requested by Buyer regarding the progress in preparing and completing the Additional Financial Statements and shall promptly notify Buyer of any event, circumstance or issue that has caused or would reasonably be expected to cause any material delay in the preparation or completion of the Additional Financial Statements.

(d) After the Closing, the Companies shall continue to make their applicable accounting, finance, and other relevant personnel and auditor available to cooperate with Seller and provide Seller with such information regarding the Company Group members as may be reasonably required by Seller and the relevant auditor to complete the Additional Financial Statements and the related audit with respect to the Audited Financial Statements, and deliver them to Buyer. Seller shall deliver or cause to be delivered such Additional Financial Statements to Buyer as soon as practicable but in no event later than forty-five (45) days after the Closing Date, and within two (2) Business Days after such Additional Financial Statements becoming final.

Section 6.18. Assistance with Financing.

(a) During the period from the date of this Agreement and continuing until the Closing Date, the Company Group will, and will use its reasonable best efforts to cause its Representatives to, use reasonable best efforts to cooperate with Buyer (or any of its Affiliates) as reasonably necessary or customary in connection with Buyer's (or any of its Affiliates') arrangement of the Debt Financing as reasonably requested by Buyer in connection with the Debt Financing. Such cooperation will include, subject to Section 6.18(b): (a) making appropriate executive officers or other employees of appropriate seniority and expertise available for participation in a reasonable number of meetings with prospective lenders and other Financing Sources at mutually agreeable times and upon reasonable notice, (b) (i) assisting in the preparation of offering memoranda, private placement memoranda, syndication memoranda and other customary marketing and syndication materials reasonably requested by the Financing Sources, (ii) executing and delivering the deliverables required to effectuate the Debt Financing, and (iii) facilitating the pledge of collateral on the Closing Date, (c) furnishing to Buyer and the Financing Sources as promptly as reasonably practicable following the request therefor, which may be delivered from time to time in connection with updates or other supplementation thereof, such financial, statistical, and other pertinent information (but not projections or other forward looking information) as may be reasonably requested by the Financing Sources so long as such information is within the Company Group's control and is reasonably available thereto or is prepared by or for the Company Group in the ordinary course of business; (d) executing and delivering customary authorization letters authorizing the distribution of pertinent Company Group financial information to prospective lenders or investors or otherwise relating to the Debt Financing, (e) cooperating with Buyer's efforts to obtain customary corporate and facilities ratings for Buyer (or any of its Affiliates) as reasonably requested by Buyer, (f) to the extent reasonably requested upon reasonable advance notice, providing Buyer and the Financing Sources with access to the Company Group's facilities to conduct customary field examinations and collateral audits and appraisals, and reasonably facilitating the granting and perfection of security interests in the collateral, including delivering original copies of all certificated securities (with transfer powers executed in blank) and assisting with the preparation of, and executing and delivering, any pledge and security documents or other definitive financing documents or certificates as may be reasonably requested by Buyer, (g) assisting with the preparation of, and executing and delivering, customary closing certificates (not to be effective until the Closing Date), (h) providing a customary certificate of the individual who is the chief financial officer or an officer serving the equivalent function of the Companies with respect to (i) solvency matters in the form set forth as an annex to the Debt Commitment Letter and (ii) certain financial information in the offering documents not otherwise covered by the "comfort" letters required by any Financing Sources and (i) causing its independent auditors to assist and cooperate with Buyer in connection with the Debt Financing and all conditions precedent thereto (including Buyer's preparation of a quality of earnings report), including by attending accounting due diligence sessions. Notwithstanding anything to the contrary in this Agreement, the Company Group hereby consents to the use of any Company Group member's logos in connection with the Debt Financing, provided, however, that such logos are used solely in a manner that would not reasonably be expected to harm or disparage the Company Group or the reputation or goodwill of the Company Group and its marks.

(b) Notwithstanding anything herein to the contrary, (i) such requested cooperation pursuant to Section 6.18(a) shall not unreasonably disrupt or interfere with the day-to-day business or the operations of the Company Group members, (ii) nothing in Section 6.18(a) shall require cooperation to the extent that it would reasonably be expected to (A) subject any Company Group member or its Representatives to any actual or potential personal liability, (B) conflict with, or violate, the Organizational Documents of any Company Group member or any applicable Law, or result in the contravention of, or violation or breach of, or default under, any Material Contract, (C) cause any condition to the Closing set forth in Article VII to not be satisfied, or (D) cause any breach of this Agreement (unless such breach is waived by Buyer), (iii) no Company Group member shall be required to (1) pay any commitment or other similar fee (except those fees for which Buyer (or any of its Affiliates) advances the funds to the Company Group members or pays directly) or incur or assume any liability or other obligation prior to the Closing in connection with the Debt Financing, bear any cost or expense, or make any other payment (except those liabilities which are subject to indemnification from Buyer (or any of its Affiliates) and those costs, expenses, and payments for which Buyer (or any of its Affiliates) advances funds to the Company Group members or pays directly), or agree to provide any indemnity which is not contingent upon the Closing or would be effective at any time prior to the Closing, in each case, in connection with the Debt Financing or any information utilized in connection therewith, (2) deliver or obtain opinions of internal or external counsel, (3) provide access to or disclose information where the Company Group members in good faith determine that such access or disclosure would reasonably be expected to result in a loss of the attorney-client privilege or contravene any applicable Law or result in a breach or default under any Material Contract (provided that the Company Group members shall use commercially reasonable efforts to allow the disclosure of such information (or as much of it as reasonably possible) in a manner that does not result in a loss of the attorney-client (or other legal) privilege or result in such contravention), (4) waive or amend any terms of this Agreement or any other Material Contract, (5) prepare any pro forma financial statements or financial projections, or any other financial statements or information, in each case which is not otherwise prepared by the Company Group in the ordinary course of business, or (6) change any fiscal period, and (iv) other than the customary authorization letters described in Section 6.18(a), no Company Group member or any of its Representatives shall be required to execute, deliver, or enter into or perform any agreement, document, or instrument which is not contingent upon the Closing or would be effective at any time prior to the Closing, including any definitive agreements for the Debt Financing, with respect to the Debt Financing or adopt any resolutions or take any other actions approving the agreements, documents, and instruments pursuant to which the Debt Financing is obtained unless such resolutions are contingent upon the occurrence of, or only effective as of, the Closing. For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 6.18 represent the sole obligation of the Company Group members and their respective Representatives with respect to cooperation in connection with the Debt Financing. Notwithstanding anything to the contrary in this Agreement, Seller and the Company Group members shall be deemed to have complied with this Section 6.18 for all purposes of this Agreement unless the Debt Financing has not been obtained as a result of the Companies' Willful Breach of their obligations under this Section 6.18.

(c) Buyer (i) acknowledges and agrees that the Company Group members and their respective Representatives shall not have any responsibility for or incur any liability (including the payment of fees and expenses) to any Person prior to the Closing under any arrangement with respect to the Debt Financing that Buyer may request in connection with the transactions contemplated by this Agreement, and (ii) shall indemnify and hold harmless the Company Group members and their respective Representatives from and against any and all reasonable and documented out-of-pocket liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, and penalties suffered or incurred by them in connection with the Debt Financing and the arrangement thereof and the performance of their respective obligations under this Section 6.18 (including any action taken in accordance with this Section 6.18) and any information utilized in connection therewith, except to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, or penalties (i) arise out of false or materially misleading information related to the Company Group provided by or on behalf of the Company Group members specifically in connection with their obligations pursuant to Section 6.18, or (ii) are finally determined by a court of competent jurisdiction to result from the willful misconduct, gross negligence, Fraud, or bad faith of, or material breach of obligations under this Agreement by, the Company Group members.

(d) Nothing set forth in this Section 6.18 shall relieve Buyer of its obligations under the Confidentiality Agreement.

Section 6.19. Financing Efforts.

(a) Buyer shall, and shall cause Borrower to, use reasonable best efforts to arrange and obtain the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter, or such other terms as Buyer and the Financing Sources otherwise agree (including the payment of fees and expenses) on or prior to the Closing, including using commercially reasonable efforts to (i) maintain in effect the commitment for the Debt Financing set forth in the Debt Commitment Letters on terms and conditions no less favorable to Buyer than those contemplated by the Debt Commitment Letters (including, to the extent the same are exercised, the "market flex" provisions set forth therein), (ii) negotiate and enter into definitive documents with respect thereto on terms substantially similar, or not less favorable in the aggregate to Buyer than the terms and conditions contemplated by the Debt Commitment Letter (including any "market flex" terms and conditions to which the Debt Commitment Letter is subject) or on other terms acceptable to Buyer that would not: (A) reduce the aggregate amount of the Debt Financing; or (B) impose new or additional conditions precedent to the receipt of the Debt Financing, (iii) satisfy (and cause each of their Affiliates to satisfy), or if deemed advisable by Buyer obtain the waiver of, on a timely basis, all conditions applicable to Buyer or any of its Affiliates in the Debt Commitment Letter and the definitive documents related thereto (including payment of all fees and expenses required to be paid at or before the Closing) and comply with its obligations thereunder, and (iv) cause the counterparties to the Debt Commitment Letter to fulfill their obligations under the Debt Commitment Letter in the event of a breach thereof by any Financing Source. In the event that all conditions to Buyer's obligations under Article VII (other than those conditions that, by their terms, shall be, and are capable of being, satisfied on the Closing Date) have been satisfied or waived, all conditions to the commitment of any counterparty to the Debt Commitment Letter providing such Debt Financing (other than conditions that are within the control of Buyer, including conditions relating to (A) the failure by Buyer or any of their Affiliates to deliver documents at the Closing, (B) the failure to pay costs, fees, expenses or other compensation required to be paid at or before the Closing contemplated by the Debt Commitment Letter or related letters which are payable by Buyer or its Affiliates to the lead arrangers, other lenders, underwriters and administrative agents or any other Person or (C) any breach, in any material respect, by Buyer or any of its Affiliates under the Debt Commitment Letter or related letters) have been satisfied or waived or, upon funding shall be satisfied or waived, Buyer shall use commercially reasonable efforts to cause (and enforce the obligations of) the Financing Sources, and each other Person providing such Debt Financing, to fund when required hereunder the Debt Financing. Buyer shall not and shall cause its Affiliates not to take or refrain from taking any action that would reasonably be expected to result in failure to satisfy any of the conditions contained in the Debt Commitment Letter or in any definitive documents related thereto.

(b) Buyer shall not, and shall cause Borrower not to, without the prior written consent of Seller, permit any amendment, restatement, replacement, supplement, termination, reduction, or other modification to, or any waiver of any provision (including any remedy) under, the Debt Commitment Letter if such amendment, restatement, replacement, supplement, termination, reduction, modification, or waiver would, or would reasonably be expected to: (i) add new or additional material (or modify in a materially adverse manner any existing) conditions precedent to the consummation of the Debt Financing as compared to those in the Debt Commitment Letter as in effect on the date of this Agreement, (ii) adversely affect the ability of Buyer to enforce its rights against other parties to the Debt Commitment Letter or the definitive documents related to the Debt Financing, (iii) reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing (except as set forth in any "market flex" provisions existing on the date of this Agreement)) such that Buyer will not have sufficient cash proceeds to consummate transactions contemplated by this Agreement, or (iv) would otherwise reasonably be expected to prevent, materially impede or delay the consummation of the transactions contemplated by this Agreement. Buyer shall furnish to the Company a copy of any amendment, restatement, replacement, supplement, modification, waiver, or consent of or relating to the Debt Commitment Letter or the definitive agreements for the Debt Financing promptly upon execution thereof. For purposes of this Agreement, references to the "Debt Commitment Letter" (including with respect to the definition of "Commitment Parties") shall include such documents as permitted or required by this Section 6.19(b) to be amended, restated, replaced, supplemented, or otherwise modified or waived, in each case from and after such amendment, restatement, replacement, supplement, or other modification or waiver.

(c) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter (including any "market flex" terms and conditions to which the Debt Commitment Letter is subject), or Buyer becomes aware of any event or circumstance that has made any portion of the Debt Financing unavailable on the terms and conditions contemplated by the Debt Commitment Letter (including any "market flex" terms and conditions to which the Debt Commitment Letter is subject), regardless of the reason therefor, then Buyer shall, and shall cause Borrower to, (i) as promptly as practicable after the occurrence of such event, use commercially reasonable efforts to arrange and obtain in replacement thereof, and to negotiate and enter into definitive documents with respect to, alternative financing from alternative sources, in an amount sufficient to consummate the transactions contemplated by this Agreement and to pay related fees and expenses ("Alternative Debt Financing"), with terms and conditions that would not reasonably be expected to (x) expand on, or add to, the conditions to the funding of the Debt Financing at Closing set forth in the Debt Commitment Letter in effect on the date of this Agreement, (y) reduce the aggregate amount of the Debt Financing available to be funded at the Closing to an amount, when taken together with any other committed funds available to Buyer, less than the amount necessary to fund Buyer's obligations under this Agreement, or (z) prevent, impede, or materially delay the consummation of the transactions contemplated hereby and (ii) promptly notify Seller of such unavailability and the reason therefor. For the avoidance of doubt, the failure to arrange for any Alternative Debt Financing does not relieve Buyer of any of its obligations under this Agreement and Buyer hereby acknowledges and agrees that it is not a condition to Closing that Buyer obtain the Debt Financing (or any other financing) for or in connection with the transactions contemplated hereby. For purposes of this Agreement, references to the "Debt Financing" shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, modified or replaced by this Section 6.19, and references to the "Debt Commitment Letter" shall include such documents as permitted to be amended, modified or replaced by this Section 6.19.

(d) To the extent requested by Seller, Buyer shall keep Seller informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange and consummate the Debt Financing and provide to Seller copies of the material definitive documents for the Debt Financing. Without limiting the generality of the foregoing, Buyer shall promptly after obtaining knowledge thereof, give Seller written notice of (i) any breach or default under the Debt Commitment Letter that would (or would reasonably be expected to) (A) result in the failure to satisfy (or delay (other than a de minimis delay), hinder or impair the satisfaction of) any condition precedent to the funding of the Debt Financing at Closing or (B) give rise to a right on the part of the relevant Debt Financing Sources to terminate any of their obligations to provide the full amount of the Debt Financing under the Debt Commitment Letter, (ii) any termination, repudiation, withdrawal, cancellation, rescission, or expiration of the Debt Commitment Letter, (iii) the receipt of any notice or other communication from any Financing Source with respect to any material dispute or disagreement regarding the Debt Commitment Letter, and (iv) the occurrence of any event or development that causes Buyer to reasonably believe that it shall not be able to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions, in the manner or from the sources contemplated by the Debt Commitment Letter; provided that in no event will Buyer be under any obligation to disclose any information that is subject to attorney-client or similar privilege.

Section 6.20. Insurance Cooperation. During the Interim Period, Seller will make its personnel reasonably available during normal business hours to respond to inquiries from Buyer to the extent reasonably necessary to assist Buyer and its Affiliates (including, after the Closing, the Company Group) to have available to it, following the Closing, the benefits (whether direct or indirect) of the insurance policies maintained by or on behalf of any Company Group member that are currently in force. The cost of the separate insurance policies obtained pursuant to the foregoing sentence shall be borne by Buyer. For the avoidance of doubt, the policies referred to in this Section 6.20 shall not include the D&O Tail Coverage, which is governed by Section 6.9(b).

Section 6.21. Transition Services. Commencing promptly after the date of this Agreement, Buyer and Seller shall work together in good faith and use their respective commercially reasonable efforts to identify and mutually agree on any Transition Service (as defined in the form of Transition Services Agreement) to be listed in the Services Schedule in the Transition Services Agreement and mutually agree on the associated Services Expenses (as defined in the form of Transition Services Agreement). The Parties agree that (x) the Transition Services are intended to constitute the material services, functions and support that Seller and its Affiliates (excluding the Company Group) have historically provided to the Company Group in connection with the operation of the business of the Company Group and that Buyer cannot reasonably provide to the Company Group immediately upon the Closing and (y) the Services Expenses shall be determined in a manner consistent with Exhibit B to the form of Transition Services Agreement attached hereto as Exhibit B. Notwithstanding anything to the contrary contained in this Agreement, the failure of Buyer and Seller to mutually agree on the Services Schedule or the associated Services Expenses shall not constitute a breach of this Section 6.21 or give rise to the failure of any condition to Closing set forth in ARTICLE VII (or be taken into account in determining the existence of any such failure) or give rise to any termination right set forth in ARTICLE VIII (or be taken into account in determining the existence of any such right).

ARTICLE VII
CONDITIONS TO OBLIGATIONS

Section 7.1. Conditions to the Obligations of Buyer, the Companies, and Seller. The obligations of Buyer, the Companies, and Seller to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) Any waiting period (and any extension thereof, including any agreement with any Governmental Authority to delay the consummation of the transactions contemplated hereby) applicable to the Closing under the HSR Act shall have been terminated or shall have expired.

(b) Either of the following shall have occurred: (i) an advance ruling certificate under section 102(1) of the Canadian Competition Act shall have been issued; or (ii) a "no action" letter confirming that the Canadian Commissioner does not intend to make an application under section 92 of the Canadian Competition Act shall have been received and the applicable waiting period under subsection 114 of the Canadian Competition Act shall have expired or shall have been terminated or waived.

(c) To the extent required prior to the Closing pursuant to the Retail Payment Activities Act or by the Bank of Canada, the RPAA Approval shall have been obtained.

(d) There shall not be in force any Governmental Order enjoining, suspending or prohibiting the consummation of the transactions contemplated by this Agreement, and no Action shall have been commenced by any Governmental Authority for the purpose of obtaining any such injunction, suspension or prohibition and shall remain unresolved on the Closing Date.

Section 7.2. Conditions to the Obligations of Buyer. The obligations of Buyer to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Buyer:

(a) (i) the representations and warranties of Seller in respect of each Company contained in ARTICLE III and of Seller contained in ARTICLE IV (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Seller Fundamental Representations, shall be true and correct as of the Closing Date, as if made as of that date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be so true and correct as of such earlier date, except for any inaccuracy or omission that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect; and (ii) the Seller Fundamental Representations (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) shall be true and correct as of the Closing Date, as if made as of that date, except with respect to Seller Fundamental Representations that speak as to an earlier date, which Seller Fundamental Representations shall be so true and correct as of such earlier date, except to the extent of any de minimis inaccuracies.

(b) The covenants of each Company and Seller contained in this Agreement to be performed or complied with prior to or at the Closing shall have been performed and complied with in all material respects.

(c) Seller and the Companies shall have delivered to Buyer a certificate of Seller and the Companies signed by duly authorized officers of Seller and each Company and substantially in the form attached hereto as Exhibit D, dated as of the Closing Date, certifying that the conditions specified in Section 7.2(a) and Section 7.2(b) have been fulfilled (the "Seller Closing Certificate").

(d) Seller and the Companies shall have delivered (or caused to be delivered) all of the other documents and deliveries required by Section 2.3(b) to Buyer.

(e) No Material Adverse Effect shall have occurred since the date of this Agreement.

Section 7.3. Conditions to the Obligations of the Companies and Seller. The obligations of the Companies and Seller to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Companies and Seller:

(a) (i) the representations and warranties of Buyer contained in ARTICLE V (disregarding all qualifications contained therein relating to materiality), other than the Buyer Fundamental Representations, shall be true and correct as of the Closing Date, as if made as of that date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be so true and correct as of such earlier date, except for any inaccuracy or omission that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the ability of Buyer to execute and deliver, and to perform its obligations under, this Agreement; and (ii) the Buyer Fundamental Representations (disregarding all qualifications contained therein relating to materiality) shall be true and correct as of the Closing Date, as if made as of that date, except with respect to Buyer Fundamental Representations that speak as to an earlier date, which Buyer Fundamental Representations shall be so true and correct as of such earlier date, except to the extent of any de minimis inaccuracies.

(b) The covenants of Buyer contained in this Agreement to be performed or complied with prior to or at the Closing shall have been performed and complied with in all material respects.

(c) Buyer shall have delivered to Seller a certificate of Buyer signed by a duly authorized officer of Buyer and substantially in the form attached hereto as Exhibit E, dated as of the Closing Date, certifying that the conditions specified in Section 7.3(a) and Section 7.3(b) have been fulfilled (the "Buyer Closing Certificate").

(d) Buyer shall have delivered (or caused to be delivered) all of the other documents and deliveries required by Section 2.3(a) to the applicable parties.

ARTICLE VIII
TERMINATION

Section 8.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Buyer;

(b) by written notice to Seller from Buyer:

(i) in the event (a) Seller or the Companies are in breach of this Agreement and such breach would result in the failure of any condition set forth in Section 7.2(a) or Section 7.2(b), (b) Buyer has notified Seller of the breach in writing, and (c) such breach is incapable of cure or, if reasonably capable of cure, is not cured prior to the earlier of (1) thirty (30) days after the date on which such written notice of such breach is delivered to Seller by Buyer or (2) the Termination Date; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if Buyer at such time would be unable to satisfy the conditions set forth in Section 7.3(a) or Section 7.3(b);

(ii) if the Closing has not occurred on or before September 30, 2026 (the "Termination Date"), unless Seller and Buyer mutually agree on a later date; provided, that the right to terminate this Agreement and abandon the transactions contemplated hereby shall not be available if Buyer's breach of any covenant or obligation contained in this Agreement is the primary reason for the Closing not occurring on or before such date; provided, further that any termination of this Agreement by Buyer pursuant to this Section 8.1(b)(ii) shall be deemed a termination pursuant to Section 8.1(c)(i) if at the time of such termination by Buyer pursuant to this Section 8.1(b)(ii), (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature would be satisfied by actions taken at the Closing, but subject to any such conditions being capable of being satisfied at the Closing), (B) Seller has delivered written notice to Buyer confirming that Seller and the Companies are ready, willing and able to consummate the transactions contemplated by this Agreement, and (C) Buyer has failed to consummate the Closing within two (2) Business Days after the delivery of such written notice to Buyer by Seller; or

(iii) if the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited, or otherwise restrained by the terms of a final, non-appealable Governmental Order such that the condition set forth in Section 7.1(d) would not be satisfied; or

(c) by written notice to Buyer from Seller:

(i) in the event (a) Buyer is in breach of this Agreement and such breach would result in the failure of any condition set forth in Section 7.3(a) or Section 7.3(b), (b) Seller has notified Buyer of the breach in writing, and (c) such breach is incapable of cure or, if reasonably capable of cure, is not cured prior to the earlier of (1) thirty (30) days after the date on which such written notice of such breach is delivered to Buyer by Seller or (2) the Termination Date; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if Seller or the Companies at such time would be unable to satisfy the conditions set forth in Section 7.2(a) or Section 7.2(b);

(ii) if the Closing has not occurred on or before the Termination Date, unless Seller and Buyer mutually agree on a later date; provided, that the right to terminate this Agreement and abandon the transactions contemplated hereby shall not be available if Seller's or the Companies' breach of any covenant or obligation in this Agreement is the primary reason for the Closing not occurring on or before such date; provided, further that any termination of this Agreement by Seller pursuant to this Section 8.1(c)(ii) shall be deemed a termination pursuant to Section 8.1(c)(i) if at the time of such termination by Seller pursuant to this Section 8.1(c)(ii), (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature would be satisfied by actions taken at the Closing, but subject to any such conditions being capable of being satisfied at the Closing), (B) Seller has delivered written notice to Buyer confirming that Seller and the Companies are ready, willing and able to consummate the transactions contemplated by this Agreement, and (C) Buyer has failed to consummate the Closing within two (2) Business Days after the delivery of such written notice to Buyer by Seller; or

(iii) if the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited, or otherwise restrained by the terms of a final, non-appealable Governmental Order such that the condition set forth in Section 7.1(d) would not be satisfied.

Section 8.2. Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 8.1, all rights and obligations of the parties hereto under this Agreement shall terminate without any Liability of any party or other Person, except as set forth in this Section 8.2; provided that (a) the rights and obligations of the parties under ARTICLE I (Certain Definitions), this Section 8.2 (Effect of Termination), and ARTICLE X

(Miscellaneous) will survive termination of this Agreement, and (b) nothing herein will relieve any party hereto from Liability for Fraud or any Willful Breach committed by such Party.

(b) If this Agreement is terminated or deemed terminated by Seller pursuant to Section 8.1(c)(i), then Buyer shall pay an amount equal to $18,600,000 (the "Termination Fee") to Seller no later than five (5) Business Days after such termination or deemed termination, by wire transfer of immediately available funds to an account designated by Seller, except as otherwise provided in Section 8.2(e).

(c) If the Termination Fee is due pursuant to Section 8.2(a), and in order to obtain the payment of the Termination Fee, Seller commences an Action which results in a final, non-appealable judgment by a court of competent jurisdiction against Buyer for payment of the Termination Fee, Buyer shall pay Seller its reasonable out of pocket costs and expenses (including reasonable attorneys' fees) incurred in connection with such Action.

(d) Each of the parties hereto acknowledges and agrees that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated hereby, and that, without these agreements, the parties hereto would not enter into this Agreement; (ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any termination or deemed termination of this Agreement pursuant to Section 8.1(c)(i) and payment in full of the Termination Fee in connection therewith, the right to such payment constitutes a reasonable estimate of the losses that will be suffered by reason of any such termination of this Agreement; and (iii) the payment by Buyer of the Termination Fee is liquidated damages and not a penalty for any and all Liabilities or losses of any kind, character or description suffered or incurred by Seller and its Affiliates in connection with this Agreement by reason of any such termination hereof.

(e) Notwithstanding anything to the contrary in this Agreement if Buyer fails to effect the Closing when required, or in the event that this Agreement is terminable pursuant to Section 8.1(c)(i) or deemed terminable pursuant to Section 8.1(c)(i), then Seller's sole and exclusive remedy (whether in law, in contract, in tort or otherwise), regardless of the Theory of Liability asserted, in respect of this Agreement and the transactions contemplated by this Agreement shall be either (i) specific performance or other equitable relief against Buyer prior to termination of this Agreement pursuant to, and only to the extent expressly permitted by Section 10.12 or (ii) to terminate this Agreement in accordance with Section 8.1(a), Section 8.1(c)(i), Section 8.1(c)(ii) or Section 8.1(c)(iii) and either (I) collect, if such termination was pursuant to Section 8.1(c)(i) or such termination was deemed terminable pursuant to Section 8.1(c)(i), (A) the Termination Fee from Buyer and (B) any other amounts from Buyer payable pursuant to Section 8.2(c) and, upon payment of all such amounts listed in clauses (A) and (B), as applicable, by Buyer, (1) neither Buyer, the Financing Sources nor any of their respective Affiliates shall have any further liability or obligation relating to or arising out of (including as a result of any breach of any representation, warranty, covenant or agreement relating to or arising out of, or the termination of) this Agreement, any other Transaction Agreement or any of the transactions contemplated hereby or thereby, (2) Seller and the Companies shall, and shall cause each Company Group member to, cause any suit, claim or other proceeding pending in connection with this Agreement or any of the transactions contemplated hereby, to the extent maintained by Seller or any Company Group member against Buyer, the Financing Sources or any of their respective Affiliates, to be dismissed with prejudice promptly following the payment of any such amounts, and (3) Seller and each Company Group member, and shall cause their respective Affiliates not to, initiate any suit, claim or other proceeding in connection with this Agreement or any of the transactions contemplated hereby; or (II) irrevocably waive the right to pursue and collect (A) the Termination Fee from Buyer and (B) any other amounts from Buyer payable pursuant to Section 8.2(c) and instead elect to pursue a claim for damages with respect to Fraud or Willful Breach by Buyer. For purposes hereof, "Theory of Liability" shall mean any claims, obligations, Liabilities, causes of action, or proceedings (in each case, whether in contract or in tort, at Law or in equity) that may be based upon, arise out of, or related to, this Agreement, or the negotiation, execution, performance, termination or breach of this Agreement, including any representation or warranty made in, in connection with, or as an inducement to enter into, this Agreement and including theories pertaining to alter ego, piercing the corporate veil, unjust enrichment, or any other similar theories. For the avoidance of doubt, this Section 8.2(e) shall not apply to the post-Closing adjustment contemplated by Section 2.4, the rights of the parties pursuant to Section 10.12, and any claims arising from or under any other Transaction Agreement in accordance with its express terms and otherwise permitted by this Agreement.

(f) The parties hereto acknowledge and agree that in no event will (i) Buyer be required to pay (A) the Termination Fee on more than one occasion, (B) both damages under this Agreement and the Termination Fee, or (C) prior to the Closing, damages in the event this Agreement is terminable or deemed terminable under Section 8.1(c)(i), or (ii) both an award of specific performance pursuant to Section 10.12 be satisfied by, and the Termination Fee or damages be due from, awarded from or paid by, Buyer.

ARTICLE IX
INDEMNIFICATION

Section 9.1. Specific Indemnification Matters. Subject to the limitations set forth in this ARTICLE IX, Seller agrees to defend, indemnify and hold Buyer, and after the Closing, the Companies, and each of their respective Affiliates, officers, directors, managers, partners, employees and agents, and each of their respective successors and assigns (each a "Buyer Indemnitee") harmless from and against, and shall reimburse the Buyer Indemnitees for, any and all Losses that any Buyer Indemnitee incurs to the extent arising out of the matters set forth on Schedule II; provided, that in no event shall Seller be required to provide indemnification under this Section 9.1 to the extent that it is taken into account in the Final Purchase Price as determined pursuant to Section 2.4.

Section 9.2. Indemnification Procedures.

(a) In the event a Buyer Indemnitee seeks or believes it may be entitled to indemnification under Section 9.1 as a result of any Action (an "Indemnification Claim"), the Buyer Indemnitee shall promptly provide written notice of such Indemnification Claim to Seller; provided that no delay by the Buyer Indemnitee will relieve Seller from any obligation hereunder, unless, and then solely to the extent that, Seller is prejudiced thereby. Seller shall have the right to, with counsel and advisors of its choice (as long as such counsel and advisors are reasonably satisfactory to the Buyer Indemnitee) and at its sole cost and expense, defend against, negotiate, settle or otherwise deal with such Action attributable to such Indemnification Claim, subject to the provisions hereof. If Seller elects to defend against, negotiate, settle or otherwise deal with any Action attributable to an Indemnification Claim, Seller shall, within thirty (30) days (or sooner, if the nature of the Indemnification Claim so requires), notify the Buyer Indemnitee of Seller's intent to do so. If Seller elects not to defend against, negotiate, settle or otherwise deal with any Action attributable to an Indemnification Claim, the Buyer Indemnitee may defend against, negotiate, settle or otherwise deal with such Action without prejudice to its rights to be indemnified hereunder. If Seller shall assume the defense of any Action attributable to an Indemnification Claim, (i) Seller shall provide the Buyer Indemnitee with copies of any written correspondence related to such Action, (ii) Seller shall inform the Buyer Indemnitee of any material updates with respect to such Action, and (iii) the Buyer Indemnitee may participate, at its own expense, in the defense of such Indemnification Claim; provided, however, that the reasonable fees and expenses of the Buyer Indemnitee's counsel that are incurred prior to Seller's effective assumption of any Indemnification Claim shall be the responsibility of Seller. The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim.

(b) Notwithstanding anything in Section 9.2(a) to the contrary, Seller shall not, without the written consent of the Buyer Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise any Action attributable to an Indemnification Claim or permit a default or consent to entry of any judgment, where doing so will result in the Buyer Indemnitee (i) incurring any Loss for which Seller will not provide indemnification under Section 9.1, (ii) being subject to any criminal penalty or admission of criminal liability, or (iii) being subject to equitable relief.

(c) In the event any Buyer Indemnitee notifies Seller of any Indemnification Claim that does not involve a third party claim, Seller shall, within thirty (30) days after the date of such notice, pay to the Buyer Indemnitee the amount of all Losses and shall thereafter pay any other Losses arising out of the same matter on demand, unless Seller disputes in writing Seller's liability for, or the amount of, any such Losses within such thirty (30)-day period, in which case such payment shall be made as provided above in respect of any matters not so disputed and any Losses in respect of the matters so disputed shall be paid within five (5) Business Days after any determination (by agreement of the Buyer Indemnitee and Seller or final non-appealable adjudication) that Seller is liable therefor.

Section 9.3. Certain Limitations.

(a) Any Indemnification Claim shall be commenced before the expiration of the applicable Claim Period (if any). Any other Indemnification Claims shall be time barred and Seller shall have no liability for them.

(b) Payments by Seller in respect of any Loss for which Seller shall be liable pursuant to this ARTICLE IX shall be limited to the amount that remains after deducting therefrom any insurance proceeds (if any) and indemnity, contribution, or other similar payment (if any) actually received by the Buyer Indemnitees in respect of such Loss. The Buyer Indemnitees shall use their respective commercially reasonable efforts to recover under insurance policies or indemnity, contribution, or other similar agreements, if any, for any Loss prior to seeking indemnification under this Agreement. Each Buyer Indemnitee shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(c) In no event shall Seller be liable to any Buyer Indemnitee under Section 9.1 for any punitive damages (except to the extent awarded to a third party).

ARTICLE X
MISCELLANEOUS

Section 10.1. Survival. None of the representations and warranties of any party hereto contained in this Agreement (including any certificates to be delivered under ARTICLE VII) shall survive the Closing. None of the covenants of any party hereto required to be performed by such party before the Closing shall survive the Closing. Unless otherwise indicated, the covenants and agreements set forth in this Agreement that by their terms are required to be performed after the Closing shall survive the Closing until they have been performed or satisfied. Buyer acknowledges and agrees that from and after the Closing, neither Buyer nor any of its Affiliates shall be permitted to make, and none of Seller, any Company Group member, or their respective former or current respective stockholders, shareholders, partners, members, or Representatives shall have any Liability or obligation with respect to, any claims for any breach of any representation or warranty, covenant, or agreement contained in this Agreement that is to have been performed by Seller or any Company Group member on or prior to the Closing or for detrimental reliance or any other right or remedy (whether in contract, in tort, at law, or in equity). Notwithstanding the foregoing, nothing in this Agreement shall limit in any way recovery available to the Buyer Indemnitees under the R&W Insurance Policy or in respect of claims of Fraud; provided that Buyer shall obtain (or cause to be obtained) under the R&W Insurance Policy a customary waiver of subrogation against Seller, its Affiliates, and their respective Representatives, and without Seller's prior written consent, Buyer shall not amend or terminate (and shall cause to not be amended or terminated) such waiver of subrogation in a manner adverse to Seller, its Affiliates, or their respective Representatives. Buyer hereby irrevocably and unconditionally acknowledges and agrees that, except as set forth in ARTICLE IX, the sole and exclusive source of recovery and remedy for any loss, Liability, cost, expense or damage sustained, suffered or incurred by any Buyer Indemnitee, resulting from any breach, misstatement, misrepresentation, inaccuracy, or other action or omission by Seller, either Company or any other Company Group member, any of their respective Affiliates or any of their respective officers, directors, managers, partners, control persons, direct or indirect equity holders, employees or agents, or their respective successors and assigns, in connection with this Agreement or the transactions contemplated hereby, or from any failure to perform or comply with any covenant or agreement contained herein, or in connection with any claims or causes of action based on, arising out of, or related to this Agreement or the transactions contemplated hereby, in each case whether any of the foregoing (including any such actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief) are known or unknown, suspected or unsuspected, fixed or contingent, direct, derivative, vicarious or otherwise, whether based in contract, tort, or other legal, statutory, common law or equitable theory of recovery (including any theories pertaining to "piercing the corporate veil", "alter-ego", unjust enrichment, or any other similar theories), shall be (i) prior to the Closing, either termination of this Agreement if and solely to the extent contemplated by Article VIII or specific performance against each Company of its express obligations under this Agreement in accordance with Section 10.12, (ii) from and after the Closing, specific performance against each Company of its express obligations under this Agreement in accordance with Section 10.12 or (iii) in respect of the representations and warranties set forth in ARTICLE III (in the case of Seller with respect to the Companies), ARTICLE IV (in the case of Seller), and the Seller Closing Certificate, recovery against any R&W Insurance Policy in accordance with the terms thereof, except for any Fraud. For the avoidance of doubt, the foregoing sentence shall not apply to the post-Closing adjustment contemplated by Section 2.4, the rights of the parties pursuant to ARTICLE IX or Section 10.12 and any claims arising from or under any other Transaction Agreement in accordance with its express terms and otherwise permitted by this Agreement.

Section 10.2. Notices. All notices and other communications between or among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered via United States mail (by registered or certified mail, return receipt requested, postage prepaid) or any nationally recognized overnight delivery service, or (c) when emailed (receipt confirmed), to the following addresses:

(a) If to Buyer or (after the Closing) to the Companies, to:

Repay Holdings Corporation
3060 Peachtree Road N.W.
Suite 1100
Atlanta, Georgia 30305
Attention: [***]
Email: [***]

with a copy (which shall not constitute notice) to:

Troutman Pepper Locke LLP

600 Peachtree Street, N.E.

Suite 3000

Atlanta, GA 30308

Attention: [***]

Email: [***]

(b) If to Seller or (before the Closing) to the Companies, to:

Hearst Kubra Holdings, Inc.
300 West 57th Street
New York, New York 10019
Attention: [***]
Email: [***]

with copies (which shall not constitute notice) to:

The Hearst Corporation
300 West 57th Street
New York, New York 10019
Attention: [***]
Email: [***]

and

Clifford Chance US LLP
Two Manhattan West
375 9th Avenue

New York, NY 10001
Attention: [***]
Email: [***]

or to such other address or addresses as the parties may from time to time designate in writing.

Section 10.3. Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its advisors (legal, accounting, financial, or other).

Section 10.4. Governing Law.

(a) This Agreement, and all claims or causes of action based on, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b) Notwithstanding anything to the contrary in Section 10.4(a) or Section 10.5, except as otherwise set forth in the Debt Commitment Letter, as in effect as of the date of this Agreement, (i) all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the Debt Financing, shall be exclusively governed by, and construed in accordance with, the applicable Law of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of applicable Law of any jurisdiction other than the State of New York and (ii) each party hereto agrees that it will not bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, including any dispute arising out of the Debt Commitment Letter or the performance thereof or the Debt Financing, in any forum other than any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and any appellate court from any such court.

Section 10.5. Jurisdiction; Waiver of Jury Trial.

(a) Subject to Section 10.4(b), any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby shall be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court is unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), in each case including appellate courts therefrom, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court with respect to any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue, or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case to enforce judgments obtained in any Action brought pursuant to this Section 10.5(a).

(b) Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated hereby. Each party hereto (i) certifies that no Representative of any other party hereto has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 10.5(b).

Section 10.6. Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Restrictive Covenants Agreement, and each other agreement contemplated hereby (collectively the "Transaction Agreements"), constitute the entire agreement among the parties hereto and thereto relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Affiliates relating to the transactions contemplated hereby and thereby. No representations, warranties, covenants, or agreements, whether written or oral, relating to the transactions contemplated hereby and thereby, exist among the parties hereto, except as expressly set forth in this Agreement and the other Transaction Agreements.

Section 10.7. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto; provided, however that Buyer may, without the prior written consent of or notice to the other parties hereto, (a) collaterally assign its rights and benefits hereunder, in whole or in part, to any Financing Source and (b) assign any or all of its rights, interests, benefits and obligations hereunder, in whole or in part, to any of its Affiliates (including, for the avoidance of doubt, any of Buyer's direct or indirect wholly-owned subsidiaries) or any purchaser of all or substantially all of the assets of Buyer (or other purchaser of all or any portion of Buyer or its respective businesses, by operation of law or otherwise), which assignment will not relieve Buyer of any of its obligations under this

Agreement or any other Transaction Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 10.8. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement by Buyer and Seller which makes reference to this Agreement. Any attempted assignment in violation of this Section 10.8 shall be void ab initio, provided, however, that no amendments to or waivers of any DFS Provision or any defined terms used in the DFS Provisions shall be effective without the written consent of the Commitment Parties.

Section 10.9. Waiver. Any party hereto may, at any time prior to the Closing, waive any of the terms or conditions of this Agreement or (without limiting Section 10.8) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any party hereto of any default or breach of any representation, warranty, covenant, or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default or breach or to affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any party hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver.

Section 10.10. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the parties hereto shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

Section 10.11. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) the D&O Indemnitees are intended third-party beneficiaries of, and may enforce, Section 6.9 (Directors' and Officers' Indemnification), (b) the Nonparty Affiliates are intended third-party beneficiaries of, and may enforce, Section 10.13 (Non-Recourse), (c) the Financing Sources shall be express third-party beneficiaries with respect to Section 8.2(e) (Effect of Termination), Section 10.4(b) (Governing Law), Section 10.5(b) (Jurisdiction; Waiver of Jury Trial), Section 10.7 (Assignment), Section 10.8 (Amendments), this Section 10.11 (Rights of Third Parties), Section 10.13 (Non-Recourse), and Section 10.17 (Limitation on Liability of Financing Sources) (collectively, the "DFS Provisions"), and (d) Prior Company Counsel and the Designated Persons are intended third-party beneficiaries of, and may enforce, Section 10.16 (Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege).

Section 10.12. Enforcement.

(a) The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity.

Each party hereto agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law, or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy.

(b) Notwithstanding anything to the contrary in Section 10.12(a), it is explicitly agreed that prior to the valid termination of this Agreement in accordance with Section 8.1, but without limiting the right of Seller to seek payment of the Termination Fee pursuant to Section 8.2 (subject to the limitations set forth therein), Seller shall be entitled to specific performance against Buyer to require Buyer (or any of its Affiliates to which this Agreement is assigned by Buyer pursuant to Section 10.7) to consummate the transactions contemplated by this Agreement if and only if each of the following conditions has been satisfied: (i) Buyer has failed to complete the Closing at the time required pursuant to Section 2.2, (ii) the Debt Financing has been funded or would be funded at the Closing in accordance with its terms, (iii) Buyer has not terminated this Agreement pursuant to Section 8.1(b)(ii), and (iv) subsequent to the time the Closing was required to occur pursuant to Section 2.2, Seller irrevocably confirmed in writing that (A) all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to such conditions being capable of being satisfied at the Closing) or waived and (B) if specific performance is granted and the Debt Financing is funded, then each of them will take such actions required of them by this Agreement to cause the Closing to occur, and the Closing will occur, in accordance with its terms.

Section 10.13. Non-Recourse. This Agreement may be enforced against only, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may be brought against only, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such parties. No former, current, or future incorporator, stockholder, shareholder, member, partner, Affiliate, or Representative of any of the parties hereto, or any former, current, and future Affiliate, incorporator, stockholder, shareholder, option holder, member, partner, or Representative of any of the foregoing (the "Nonparty Affiliates"), shall have any Liability (whether in contract, tort, equity, or otherwise) for any one or more of the representations, warranties, covenants, agreements, or other obligations or Liabilities of any one or more of Buyer, Seller, or the Companies under this Agreement or of or for any claim based upon, arising out of, or related to this Agreement or the transactions contemplated hereby. Nonparty Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement.

Section 10.14. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction of any provision of this Agreement. This Agreement may be executed and delivered via electronic transmission in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Section 10.15. Exhibits; Schedules. The Exhibits and Schedules referenced herein are hereby incorporated into this Agreement and made a part of this Agreement as if fully set forth herein. All references herein to Schedules shall be deemed references to the corresponding Schedules of this Agreement, unless the context shall otherwise require. Any disclosure made by a party hereto in the Schedules with reference to any Section or Schedule of this Agreement shall be deemed to be a disclosure with respect to all other Sections or Schedules to which the relevance of such disclosure is reasonably apparent on the face of such disclosure. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties contained in this Agreement, and such information shall not be deemed to establish a standard of materiality.

Section 10.16. Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a) Buyer acknowledges that each of Clifford Chance US LLP and Osler, Hoskin & Harcourt LLP (each a "Prior Company Counsel") has, on or prior to the Closing Date, represented Seller, the Company Group members, and other Persons who were Affiliates thereof on or prior to the Closing Date, and their respective officers, employees, and directors (each such Person, other than the Companies, a "Designated Person") in one or more matters relating solely to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each an "Existing Representation"), and that in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim, or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (y) in which Buyer or any of its Affiliates (including the Company Group), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each a "Post-Closing Matter"), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, each of Buyer and the Companies hereby (i) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the "Post-Closing Representation"), and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Buyer or any of its Affiliates (including the Company Group), and even though Prior Company Counsel may (i) have represented the Company Group members in a matter substantially related to such dispute or (ii) be currently representing Buyer, the Company Group members, or any of their respective Affiliates on an unrelated matter.

(b) Each of Buyer and the Companies (on behalf of itself and its Affiliates, including the other Company Group members) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between Prior Company Counsel, on the one hand, and any Designated Person, any Company Group member, or Seller (collectively, the "Pre-Closing Designated Persons"), on the other hand, or any advice given to any Pre-Closing Designated Person by Prior Company Counsel, to the extent occurring solely with respect to one or more Existing Representations (collectively, "Pre-Closing Privilege") in connection with any Post-Closing Representation that involves a dispute between any Designated Person and one or more of Buyer, any Company Group member, and their respective Affiliates, it being the intention of the parties hereto that all rights to such Pre-Closing Privileges, and all rights to waive or otherwise control such Pre-Closing Privileges, shall be retained by the applicable Designated Person, and shall not pass to or be claimed or used by Buyer, any Company Group member, or any of their respective Affiliates, except as provided in the last sentence of this Section 10.16(b). Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any Company Group member, on the one hand, and a third party other than the applicable Designated Person that retained the Pre-Closing Privilege, on the other hand, the Companies shall (and shall cause its Affiliates, including the other Company Group members, to) assert the Pre-Closing Privileges on behalf of the applicable Designated Persons to prevent disclosure of privileged materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of the applicable Designated Person.

(c) Buyer hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates and the Company Group) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 10.16 shall be irrevocable, and no term of this Section 10.16 may be amended, waived, or modified, without the prior written consent of the applicable Designated Person and Prior Company Counsel affected thereby.

Section 10.17. Limitation on Liability of Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, (a) none of the parties hereto nor any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall have any rights or claims against any Financing Source, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (b) no Financing Source shall have any liability (whether in contract, in tort or otherwise) to any party hereto or any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or Liabilities of any party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise; provided, that notwithstanding the foregoing, nothing in this Section 10.17 shall in any way limit or modify the rights and obligations of Buyer under this Agreement or any Financing Source's obligations to Buyer and its Affiliates under the Debt Commitment Letter.

Section 10.18. Non-Reliance. Each of the Seller and the Companies acknowledges that, except for the representations and warranties made by Buyer in Article V or in any of the Transaction Agreements, none of Buyer, its Affiliates, or their respective stockholders, shareholders, partners, members, or Representatives, has made or is making any representation or warranty to Seller, any Company Group member, their respective Affiliates, or their respective stockholders, shareholders, partners, members, or Representatives, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Seller, any Company Group member, their respective Affiliates, or their respective stockholders, shareholders, partners, members, or Representatives and each of the Companies hereby disclaims reliance on any such representations or warranties.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

REPAY HOLDINGS CORPORATION

By: /s/ John A. Morris
Name: John A. Morris
Title: Chief Executive Officer

[Signature Page to the Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

HEARST KUBRA HOLDINGS, INC.

By: /s/ Mitchell Scherzer
Name: Mitchell Scherzer
Title: President

[Signature Page to the Stock Purchase Agreement]

KUBRA HOLDINGS, INC.

By: /s/ Richard Watkin
Name: Richard Watkin
Title: President and Chief Executive Officer

KUBRA DATA TRANSFER LTD.

By: /s/ Richard Watkin
Name: Richard Watkin
Title: President and Chief Executive Officer

[Signature Page to the Stock Purchase Agreement]